   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 25, 1996
                                               REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                              THE GILLETTE COMPANY
             (Exact name of registrant as specified in its charter)

           DELAWARE                         3420                        04-1366970
 (State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
      of incorporation or        Classification Code Number)      Identification Number)
         organization)

                           PRUDENTIAL TOWER BUILDING
                          BOSTON, MASSACHUSETTS 02199
                                 (617) 421-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                             MS. JILL C. RICHARDSON
                              THE GILLETTE COMPANY
                           Prudential Tower Building
                                   Suite 4800
                             Boston, Massachusetts
                                 (617) 421-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:
                            JOSEPH E. MULLANEY, ESQ.
                              THE GILLETTE COMPANY
                           Prudential Tower Building
                          Boston, Massachusetts 02199
                                 (617) 421-7000
                            ------------------------
        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.
                            ------------------------
     If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                              Amount      Proposed maximum  Proposed maximum    Amount of
Title of each class of                        to be        offering price       aggregate     registration
securities to be registered               registered(1)     per share(2)    offering price(2)     fee(3)
------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value (including
  Preferred Stock Purchase Rights).......   114,160,951        $74.00        $8,447,910,374   $2,559,972.84
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of Common Stock of the Registrant, $1.00 par value per share ("Gillette Common Stock"), issuable in connection with the merger described herein.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(1). The proposed maximum aggregate offering price has been calculated by multiplying (a) the proposed maximum offering price per share of $74.00 (based upon the average of the high and low prices of Gillette Common Stock as reported on the NYSE Composite Transactions Tape on November 22, 1996) times (b) the number of shares of Gillette Common Stock registered hereby.

(3) The registration fee for the Gillette Common Stock registered hereby of $2,559,972.84 has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 457(c) thereunder, by multiplying 1/33 of 1% times the proposed maximum aggregate offering price. A fee of $1,545,846.29 was previously paid by the Registrant pursuant to Rule 14a-6(i) promulgated under the Securities Exchange Act of 1934, as amended, in connection with the filing of the preliminary Joint Proxy Statement/Prospectus on October 4, 1996. Pursuant to Rule 457(b) under the Securities Act, such fee is being credited against the registration fee and, accordingly, an additional $1,014,126.55 is being paid in connection with this Registration Statement.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[GILLETTE LOGO]                                                                      Prudential Tower Building
                                                                                     Boston, MA 02199
            World-Class Brands, Products, People

                                                          November 29, 1996

Dear Stockholder:

     A Special Meeting of the stockholders of The Gillette Company will be held at 10:00 a.m. on Monday, December 30, 1996, at the Sheraton Boston Hotel, 39 Dalton Street, Boston, Massachusetts.

     At the Special Meeting, holders of shares of Gillette stock will be asked to consider and vote upon a proposal to approve the issuance of shares of Gillette common stock pursuant to an Agreement and Plan of Merger ("Merger Agreement"), dated as of September 12, 1996, among Gillette, a wholly-owned subsidiary of Gillette, and Duracell International Inc. Pursuant to the Merger Agreement, Gillette's subsidiary will be merged into Duracell (the "Merger"), and Duracell will become a wholly-owned subsidiary of Gillette. In the Merger, each outstanding share of Duracell common stock will be converted into the right to receive 0.904 shares of Gillette common stock and each outstanding option to purchase Duracell common stock will become an option to purchase Gillette common stock.

     Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger and has received the opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J. P. Morgan Securities Inc., its financial advisors, that, as of September 12, 1996 and based on and subject to certain matters stated therein, the consideration to be paid by Gillette in the Merger was fair to Gillette from a financial point of view. Copies of these opinions are attached as Annexes B and C to the accompanying Joint Proxy Statement/Prospectus. THE BOARD OF DIRECTORS OF GILLETTE HAS DETERMINED THAT THE MERGER IS FAIR TO GILLETTE AND IN THE BEST INTERESTS OF ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ISSUANCE OF SHARES OF GILLETTE COMMON STOCK IN CONNECTION WITH THE MERGER.

     Your vote is important regardless of how many shares you own. Please take a few minutes now to review the proxy statement and to sign and date your proxy and return it in the envelope provided. You may attend the meeting and vote in person even if you have previously returned your proxy.

                                          Sincerely,

                                          /s/ Alfred M. Zeien

                                          ALFRED M. ZEIEN
                                          Chairman of the Board
                                          and Chief Executive Officer

[GILLETTE LOGO]                                                                      Prudential Tower Building
                                                                                     Boston, MA 02199
            World-Class Brands, Products, People

                 NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that a Special Meeting of the stockholders (the "Special Meeting") of The Gillette Company ("Gillette") will be held at 10:00 a.m. on Monday, December 30, 1996, at the Sheraton Boston Hotel, 39 Dalton Street, Boston, Massachusetts.

     The meeting is called for the purpose of considering and voting upon:

     1. A proposal to approve the issuance of shares of Gillette common stock, $1.00 par value, pursuant to an Agreement and Plan of Merger, dated as of September 12, 1996 (the "Merger Agreement"), among Gillette, Alaska Acquisition Corp., and Duracell International Inc. A copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus accompanying this Notice.

     2. Matters incident to the conduct of the Special Meeting or any adjournments or postponements thereof.

     The proposed merger and other related matters are more fully described in the attached Joint Proxy Statement/Prospectus and the Annexes thereto.

     The Board of Directors has fixed the close of business on November 1, 1996 as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of record of Gillette's stock on the record date are entitled to vote at the Special Meeting. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of Gillette at the above address.

     If you would like to attend the meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the meeting, you must obtain from the nominee a proxy issued in your name.

     You can ensure that your shares are voted at the meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying The First National Bank of Boston, c/o Boston EquiServe, P.O. Box 1878, Boston, Massachusetts 02105-9805 in writing, or by executing a subsequent proxy, which revokes your previously executed proxy.

     The enclosed proxy will also serve as a confidential voting instruction with respect to Gillette's employees' savings plans, Employee Stock Ownership Plan ("ESOP") and Global Employee Stock Ownership Plan ("GESOP"). If voting instructions have not been received from a participant by December 20, 1996, the shares allocated to such participant's account(s) and ESOP and GESOP shares that have not been allocated to participant accounts will be voted on each issue in proportion to the shares as to which voting instructions have been returned by other participants of each respective plan.

     Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors

JILL C. RICHARDSON, Secretary

Boston, Massachusetts
November 29, 1996

[Duracell Battery LOGO]

                                                          November 29, 1996

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of the Stockholders of Duracell International Inc., to be held on Monday, December 30, 1996, at 10:00 a.m., at the Ethan Allen Inn, 21 Lake Avenue Extension, Danbury, Connecticut.

     At the Special Meeting, Duracell stockholders will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 12, 1996 (the "Merger Agreement"), among Gillette, a wholly-owned subsidiary of Gillette, and Duracell. Pursuant to the Merger Agreement, Duracell will be acquired by Gillette in a merger (the "Merger"), and Duracell will become a wholly-owned subsidiary of Gillette. Each outstanding share of Duracell common stock will be converted into the right to receive 0.904 shares of Gillette common stock. Duracell stockholders will receive cash in lieu of any fractional shares which would otherwise be issued in the Merger.

     Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger and has received the opinion of Morgan Stanley & Co. Incorporated, Duracell's financial advisor, that, as of September 12, 1996 and based on and subject to certain matters stated therein, the exchange ratio was fair from a financial point of view to holders of Duracell Common Stock. A copy of that opinion is attached as Annex D to the accompanying Joint Proxy Statement/Prospectus. THE BOARD OF DIRECTORS OF DURACELL HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF DURACELL STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     You should read carefully the accompanying Notice of Special Meeting of Stockholders and the Joint Proxy Statement/Prospectus for details of the Merger and additional related information.

     Whether or not you expect to attend the Special Meeting, it is very important that your shares be represented. Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card.

     Thank you and I look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          /s/ Charles R. Perrin

                                          CHARLES R. PERRIN
                                          Chairman of the Board
                                          and Chief Executive Officer
                       [Duracell Internation Letterhead]
                          Duracell International Inc.
                            Berkshire Corporate Park
                           Bethel, Connecticut 06801

[Duracell Battery LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Duracell International Inc., a Delaware corporation ("Duracell"), will be held at 10:00 a.m. on Monday, December 30, 1996, at the Ethan Allen Inn, 21 Lake Avenue Extension, Danbury, Connecticut.

     The meeting is called for the purpose of considering and voting upon:

     1. A proposal to approve and adopt the Agreement and Plan of Merger dated as of September 12, 1996 (the "Merger Agreement") among The Gillette Company, Alaska Acquisition Corp., a wholly-owned subsidiary of Gillette, and Duracell. A copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus accompanying this Notice.

     2. Matters incident to the conduct of the Special Meeting or any adjournments or postponements thereof.

     The proposed merger and other related matters are more fully described in the attached Joint Proxy Statement/Prospectus and the Annexes thereto.

     The Board of Directors has fixed the close of business on November 1, 1996 as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of record of Duracell's Common Stock on the record date are entitled to vote at the Special Meeting. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of Duracell at the above address.

     If you would like to attend the meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the meeting, you must obtain from the nominee a proxy issued in your name.

     You can ensure that your shares are voted at the meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying The First National Bank of Boston, c/o Boston EquiServe, P.O. Box 1878, Boston, Massachusetts 02105-9805 in writing, or by executing a subsequent proxy, which revokes your previously executed proxy.

     Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.
By Order of the Board of Directors,

/s/ Gregg A. Dwyer

Gregg A. Dwyer, Secretary

Bethel, CT
November 29, 1996      [Duracell Internation Letterhead]
                          Duracell International Inc.
                            Berkshire Corporate Park
                           Bethel, Connecticut 06801

                              THE GILLETTE COMPANY
                                      AND
                          DURACELL INTERNATIONAL INC.

                             JOINT PROXY STATEMENT
                            ------------------------

                              THE GILLETTE COMPANY
                                   PROSPECTUS

     This Joint Proxy Statement and Prospectus ("Joint Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $1.00 per share (together with the preferred stock purchase rights attached thereto, the "Gillette Common Stock"), and Series C ESOP Convertible Preferred Stock, no par value (together with the preferred stock purchase rights attached thereto, the "ESOP Preferred Stock" and, together with the Gillette Common Stock, the "Gillette Stock"), of The Gillette Company, a Delaware corporation ("Gillette"), in connection with the solicitation of proxies by the Board of Directors of Gillette for use at a Special Meeting of Stockholders of Gillette to be held at the Sheraton Boston Hotel, 39 Dalton Street, Boston, Massachusetts on December 30, 1996 at 10:00 a.m., and at any and all adjournments or postponements thereof (the "Gillette Special Meeting"). This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Gillette with respect to shares of Gillette Common Stock issuable to stockholders of Duracell International Inc., a Delaware corporation ("Duracell"), in connection with the proposed merger (the "Merger") of Alaska Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Gillette ("Merger Sub"), with and into Duracell pursuant to the Agreement and Plan of Merger dated as of September 12, 1996, by and among Gillette, Merger Sub and Duracell (the "Merger Agreement"). Gillette Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "G." On November 22, 1996, the closing sale price for Gillette Common Stock as reported on the NYSE Composite Transactions Tape was $73 7/8 per share.

     This Joint Proxy Statement/Prospectus is also being furnished to the holders of common stock, par value $0.01 per share ("Duracell Common Stock"), of Duracell in connection with the solicitation of proxies by the Board of Directors of Duracell for use at a Special Meeting of Stockholders of Duracell to be held at the Ethan Allen Inn, 21 Lake Avenue Extension, Danbury, Connecticut on December 30, 1996, at 10:00 a.m., and at any and all adjournments or postponements thereof (the "Duracell Special Meeting").

     Based upon the exchange ratio of 0.904 shares of Gillette Common Stock for each share of Duracell Common Stock and the number of shares of Duracell Common Stock and of options to purchase Duracell Common Stock under the Duracell Stock Option Plans (as defined) outstanding at November 1, 1996, Gillette would issue approximately 109,026,398 shares of Gillette Common Stock to Duracell stockholders in the Merger and would assume options to purchase Duracell Common Stock which would be converted into options to purchase approximately 5,125,513 shares of Gillette Common Stock.

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Gillette and Duracell on or about November 29, 1996.
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY GILLETTE AND DURACELL STOCKHOLDERS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT
        PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
          IS A CRIMINAL OFFENSE.

    THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOVEMBER 25, 1996.

     Upon consummation of the Merger, Duracell will be a wholly-owned subsidiary of Gillette. Consummation of the Merger is subject to various conditions, including the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Duracell Common Stock at the Duracell Special Meeting, and the approval of the issuance of shares of Gillette Common Stock in connection with the Merger at the Gillette Special Meeting by the affirmative vote of the holders of a majority of the votes cast on this matter, provided that the total vote cast on this matter represents more than 50% in interest of the shares of Gillette stock outstanding and entitled to vote. Holders of approximately 34% of the Duracell Common Stock outstanding as of the date of the Merger Agreement have agreed to vote in favor of the approval and adoption of the Merger Agreement and have granted Merger Sub an irrevocable proxy to vote their shares of Duracell Common Stock in accordance therewith. See "Other Agreements -- Stockholders Agreement."

     All information contained in this Joint Proxy Statement/Prospectus with respect to Gillette and Merger Sub has been provided by Gillette. All information contained in this Joint Proxy Statement/Prospectus with respect to Duracell has been provided by Duracell.

     A stockholder who has given a proxy in response to this proxy solicitation may revoke it at any time prior to its exercise. See "Gillette Special
Meeting -- Record Date," "-- Voting Rights; Proxies," "Duracell Special
Meeting -- Record Date" and "-- Voting Rights; Proxies."

                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN OR INCORPORATED HEREIN BY REFERENCE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR THE DISTRIBUTION OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED HEREIN BY REFERENCE SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    1
INCORPORATION OF DOCUMENTS BY REFERENCE...............................................    1
SUMMARY...............................................................................    3
  The Companies.......................................................................    3
  The Meetings........................................................................    3
  Change of Vote......................................................................    5
  The Merger..........................................................................    5
  Comparative Rights of Stockholders..................................................    8
  Comparative Per Share Prices........................................................    9
  Selected Historical and Pro Forma Financial Data and Comparative Per Share Data.....   10
  Selected Historical Financial Data..................................................   11
  Unaudited Selected Pro Forma Combined Financial Data................................   12
  Comparative Per Share Data..........................................................   13
RISK FACTORS..........................................................................   14
INTRODUCTION..........................................................................   15
GILLETTE SPECIAL MEETING..............................................................   15
  Purpose of the Gillette Special Meeting.............................................   15
  Record Date.........................................................................   15
  Quorum..............................................................................   15
  Required Vote.......................................................................   16
  Voting Rights; Proxies..............................................................   16
  Solicitation of Proxies.............................................................   16
DURACELL SPECIAL MEETING..............................................................   18
  Purpose of the Duracell Special Meeting.............................................   18
  Record Date.........................................................................   18
  Quorum..............................................................................   18
  Required Vote.......................................................................   18
  Voting Rights; Proxies..............................................................   18
  Solicitation of Proxies.............................................................   19
THE MERGER............................................................................   20
  General.............................................................................   20
  Effective Time......................................................................   20
  Conversion of Shares; Procedures for Exchange of Certificates.......................   20
  Background of the Merger............................................................   22
  Recommendation of the Board of Directors of Gillette; Reasons for the Merger........   24
  Recommendation of the Board of Directors of Duracell; Reasons for the Merger........   25
  Opinions of Gillette's Financial Advisors...........................................   27
  Opinion of Duracell's Financial Advisor.............................................   34
  Interests of Certain Persons in the Merger..........................................   38
  Certain United States Federal Income Tax Consequences...............................   40
  Anticipated Accounting Treatment....................................................   41
  Effect on Stock Option and Employee Benefits Plans..................................   42
  Certain Legal Matters...............................................................   42
  Resale of Gillette and Duracell Common Stock........................................   42
  Stock Exchange Listing..............................................................   43
  Dividends...........................................................................   43

                                                                                        PAGE
                                                                                        ----
  Appraisal Rights....................................................................   44
  Fees and Expenses...................................................................   44
THE MERGER AGREEMENT..................................................................   45
  Terms of the Merger.................................................................   45
  Exchange of Certificates............................................................   46
  Representations and Warranties......................................................   48
  Conduct of Business Pending the Merger..............................................   49
  Additional Agreements...............................................................   51
  Conditions to the Merger............................................................   54
  Termination.........................................................................   56
  Amendment and Waiver................................................................   58
OTHER AGREEMENTS......................................................................   59
  Stockholders Agreement..............................................................   59
  Registration Rights Agreement.......................................................   59
COMPARATIVE PER SHARE PRICES AND DIVIDENDS............................................   61
  Gillette............................................................................   61
  Duracell............................................................................   62
  Post-Merger Dividend Policy.........................................................   62
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...........................   63
THE COMPANIES.........................................................................   69
COMPARATIVE RIGHTS OF STOCKHOLDERS....................................................   69
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF DURACELL...............   72
GILLETTE CONFIDENTIAL VOTING..........................................................   73
OTHER MATTERS.........................................................................   73
LEGAL MATTERS.........................................................................   73
EXPERTS...............................................................................   73
STOCKHOLDER PROPOSALS.................................................................   74
Annexes:
  A. Agreement and Plan of Merger.....................................................  A-1
  B. Opinion of Gillette's Financial Advisor, Merrill Lynch, Pierce, Fenner & Smith
     Incorporated.....................................................................  B-1
  C. Opinion of Gillette's Financial Advisor, J.P. Morgan Securities Inc..............  C-1
  D. Opinion of Duracell's Financial Advisor, Morgan Stanley & Co. Incorporated.......  D-1

                             AVAILABLE INFORMATION

     Gillette and Duracell are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Each of Gillette and Duracell makes filings of reports, proxy statements and other information pursuant to the Exchange Act with the Commission electronically, and such materials may be inspected and copied at the Commission's Web site (http://www.sec.gov). In addition, material filed by Gillette and Duracell can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the shares of Gillette Common Stock and Duracell Common Stock are listed.

     This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 and exhibits relating thereto, including any amendments (the "Registration Statement"), of which this Joint Proxy Statement/Prospectus is a part, and which Gillette has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Such additional information may be obtained from the Commission upon payment of prescribed rates. Reference is made to such Registration Statement for further information with respect to Gillette and the securities of Gillette offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and, while such summaries contain all material provisions of such documents, each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an annex hereto.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     Gillette and Duracell hereby incorporate by reference into this Joint Proxy Statement/Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act:

          1. Gillette's Current Report on Form 8-K filed on September 16, 1996;

          2. Gillette's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

          3. Gillette's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (which incorporates by reference certain information from Gillette's Proxy Statement relating to the 1996 Annual Meeting of Stockholders and Gillette's 1995 Annual Report to Stockholders);

          4. The description of Gillette's capital stock contained in Gillette's Registration Statement on Form 8-A/A filed on November 12, 1996;

          5. Duracell's Quarterly Report on Form 10-Q for the quarter ended September 28, 1996;

          6. Duracell's Current Report on Form 8-K filed on September 16, 1996; and

          7. Duracell's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (which incorporates by reference certain information from Duracell's 1996 Annual Report to Stockholders).

     In addition, all reports and other documents filed by Gillette and Duracell pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Gillette Special Meeting and the Duracell Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein (in the case of any statement in an incorporated document filed with the Commission prior to the date of this Joint Proxy Statement/Prospectus) or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, IN THE CASE OF DOCUMENTS RELATING TO GILLETTE, TO THE GILLETTE COMPANY, PRUDENTIAL TOWER BUILDING, BOSTON, MASSACHUSETTS 02199, ATTENTION: JILL C. RICHARDSON, SECRETARY (TELEPHONE NO.
(800) 291-7615) OR, IN THE CASE OF DOCUMENTS RELATING TO DURACELL, TO DURACELL INTERNATIONAL INC., BERKSHIRE CORPORATE PARK, BETHEL, CONNECTICUT 06801,
ATTENTION: GREGG A. DWYER, SECRETARY (TELEPHONE NO. (203) 796-4000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE DECEMBER 20, 1996.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and the Annexes hereto. This summary does not contain a complete statement of all material information relating to the Merger Agreement and the Merger and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained or incorporated by reference in this Joint Proxy Statement/Prospectus. Stockholders of Gillette and Duracell should read carefully this Joint Proxy Statement/Prospectus in its entirety. Certain capitalized terms used in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus.

                                 THE COMPANIES

THE GILLETTE COMPANY

     Founded in 1901, The Gillette Company is the world leader in male grooming products, a category that includes blades and razors, shaving preparations and electric shavers. Gillette also holds the number one position worldwide in selected female grooming products, such as wet shaving products and hair epilation devices. In addition, Gillette is the world's top seller of writing instruments and correction products and the world leader in toothbrushes and oral care appliances. Gillette products are distributed through wholesalers, retailers and agents in over 200 countries and territories, with sales in fiscal 1995 of approximately $6.8 billion.

     The executive offices of Gillette are located at Prudential Tower Building, Boston, Massachusetts 02199, and Gillette's telephone number is (617) 421-7000.

DURACELL INTERNATIONAL INC.

     Duracell International Inc. manufactures and markets, primarily under the DURACELL(@) brand, high performance alkaline batteries, primary lithium batteries and other battery types. Duracell also markets rechargeable nickel metal hydride batteries and a lighting products line. Duracell maintains a leading position in North American and European consumer battery markets with its "copper and black" DURACELL brand alkaline batteries. Alkaline batteries accounted for approximately 83% of Duracell's sales during fiscal 1996. Duracell's batteries are sold worldwide through consumer channels, to industrial users and to manufacturers of battery-powered consumer, industrial, medical and military equipment.

     The executive offices of Duracell are located at Berkshire Corporate Park, Bethel, Connecticut 06801, and Duracell's telephone number is (203) 796-4000.

                                  THE MEETINGS

TIME, PLACE AND DATE

     The Special Meeting of Gillette's stockholders will be held at the Sheraton Boston Hotel, 39 Dalton Street, Boston, Massachusetts on December 30, 1996, at 10:00 a.m. (including any and all adjournments or postponements thereof, the "Gillette Special Meeting").

     The Special Meeting of Duracell's stockholders will be held at the Ethan Allen Inn, 21 Lake Avenue Extension, Danbury, Connecticut on December 30, 1996, at 10:00 a.m. (including any and all adjournments or postponements thereof, the "Duracell Special Meeting" and, together with the Gillette Special Meeting, the "Special Meetings").

PURPOSE OF THE MEETINGS

  The Gillette Special Meeting

     At the Gillette Special Meeting, holders of Gillette Stock will consider and vote upon the issuance of Gillette Common Stock in connection with the Merger Agreement (the "Gillette Share Proposal"). Based upon the shares of Gillette Common Stock, shares of Duracell Common Stock and options to purchase Duracell Common Stock under the Duracell Stock Option Plans outstanding as of November 1, 1996 and an exchange ratio of 0.904 shares of Gillette Common Stock for each share of Duracell Common Stock (the "Exchange Ratio"), Gillette would issue approximately 109,026,398 shares of Gillette Common Stock to Duracell stockholders in the Merger, representing approximately 20% of outstanding Gillette Common Stock following consummation of the Merger, and Gillette would assume options to purchase Duracell Common Stock which would be converted into options to purchase approximately 5,125,513 shares of Gillette Common Stock. Following consummation of the Merger, Henry R. Kravis, who is currently a director of Duracell, will be appointed to the Gillette Board of Directors by the directors of Gillette. Holders of Gillette Stock may also consider and vote upon matters incident to the conduct of the Gillette Special Meeting.

     THE BOARD OF DIRECTORS OF GILLETTE HAS APPROVED THE MERGER AND THE GILLETTE SHARE PROPOSAL AND RECOMMENDS THAT GILLETTE STOCKHOLDERS VOTE FOR APPROVAL OF THE GILLETTE SHARE PROPOSAL. SEE "THE MERGER -- BACKGROUND OF THE MERGER" AND "RECOMMENDATION OF THE BOARD OF DIRECTORS OF GILLETTE; REASONS FOR THE MERGER."

  The Duracell Special Meeting

     At the Duracell Special Meeting, holders of Duracell Common Stock will consider and vote upon a proposal (the "Duracell Merger Proposal") to approve and adopt the Merger Agreement providing for the merger of Merger Sub with and into Duracell. Holders of Duracell Common Stock may also consider and vote upon matters incident to the conduct of the Duracell Special Meeting.

     THE BOARD OF DIRECTORS OF DURACELL HAS APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT DURACELL STOCKHOLDERS VOTE FOR THE DURACELL MERGER PROPOSAL. SEE "THE MERGER -- BACKGROUND OF THE MERGER," "RECOMMENDATION OF THE BOARD OF DIRECTORS OF DURACELL; REASONS FOR THE MERGER" AND "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

VOTES REQUIRED; RECORD DATE

     Gillette. Under the rules of the NYSE, the Gillette Share Proposal will require approval by the affirmative vote of the holders of a majority of the votes cast on this matter, provided that the total vote cast on this matter represents more than 50% in interest of the shares of Gillette Stock outstanding and entitled to vote. Holders of Gillette Common Stock are entitled to one vote per share. Holders of ESOP Preferred Stock are entitled to 40 votes per share. Holders of Gillette Common Stock and ESOP Preferred Stock vote together as one class. Only holders of Gillette Stock at the close of business on November 1, 1996 (the "Gillette Record Date") will be entitled to notice of and to vote at the Gillette Special Meeting. See "Gillette Special Meeting." As of the Gillette Record Date, the directors and executive officers of Gillette and their affiliates beneficially owned as a group approximately 11.3% of the outstanding shares of Gillette Common Stock and approximately 0.1% of the outstanding shares of ESOP Preferred Stock, representing in the aggregate approximately 11.2% of the voting power of the outstanding Gillette Stock on such date. Such directors and executive officers of Gillette have indicated to Gillette that they and their affiliates presently intend to vote all such shares in favor of the Gillette Share Proposal.

     Duracell. The Duracell Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Duracell Common Stock. Holders of Duracell Common Stock are entitled to one vote per share. Only holders of Duracell Common Stock at the close of business on November 1, 1996 (the "Duracell Record Date") will be entitled to notice of and to vote at the Duracell Special Meeting. See "Duracell Special Meeting."

     DI Associates, L.P. and KKR Partners II, L.P. (together, the "KKR Stockholders") beneficially own 41.1 million shares of Duracell Common Stock, representing approximately 34% of the Duracell Common Stock entitled to vote at the Duracell Special Meeting. Pursuant to a Stockholders Agreement dated as of September 12, 1996 between Gillette and the KKR Stockholders ("the Stockholders Agreement"), the KKR Stockholders have agreed, among other things, to vote in favor of the Duracell Merger Proposal and have granted Merger Sub an irrevocable proxy to vote their shares of Duracell Common Stock in accordance therewith. See "Other Agreements -- Stockholders Agreement." As of the Duracell Record Date, the directors and executive officers of Duracell and their affiliates (excluding the KKR Stockholders) beneficially owned as a group approximately 1.4% of the outstanding shares of Duracell Common Stock. Such directors and executive officers of Duracell have indicated to Duracell that they and their affiliates presently intend to vote all such shares in favor of the Duracell Merger Proposal. See "Stock Ownership of Management and Certain Beneficial Owners of Duracell."

                                 CHANGE OF VOTE

     Gillette stockholders who have executed a proxy may revoke the proxy at any time prior to its exercise at the Gillette Special Meeting by giving written notice to The First National Bank of Boston, c/o Boston EquiServe, P.O. Box 1878, Boston, Massachusetts 02105-9805, by signing and returning a later dated proxy or by voting in person at the Gillette Special Meeting. Duracell stockholders who have executed a proxy may revoke the proxy at any time prior to its exercise at the Duracell Special Meeting by giving written notice to The First National Bank of Boston, c/o Boston EquiServe, P.O. Box 1878, Boston, Massachusetts 02105-9805, by signing and returning a later dated proxy or by voting in person at the Duracell Special Meeting. ACCORDINGLY, STOCKHOLDERS OF GILLETTE OR DURACELL WHO HAVE EXECUTED AND RETURNED PROXY CARDS IN ADVANCE OF THE GILLETTE SPECIAL MEETING OR DURACELL SPECIAL MEETING, RESPECTIVELY, MAY CHANGE THEIR VOTE AT ANY TIME PRIOR TO THE VOTE AT THE RESPECTIVE MEETINGS.

                                   THE MERGER

THE MERGER

     Pursuant to the Merger Agreement, Merger Sub will be merged with and into Duracell and Duracell will become a wholly-owned subsidiary of Gillette.

MERGER CONSIDERATION

     Pursuant to the Merger, each outstanding share of Duracell Common Stock (other than shares owned by Duracell as treasury stock or by its subsidiaries or by Gillette or its subsidiaries, all of which shall be canceled) will be converted into the right to receive 0.904 shares of Gillette Common Stock. See "The Merger Agreement -- Terms of the Merger."

EXCHANGE OF CERTIFICATES

     As soon as practicable after the filing of a certificate of merger with the Secretary of State of the State of Delaware (the time of such filing being the "Effective Time"), The First National Bank of Boston, as exchange agent for the Merger (the "Exchange Agent"), will send a transmittal letter to each Duracell stockholder. The transmittal letter will contain instructions with respect to the surrender of certificates representing Duracell Common Stock to be exchanged for Gillette Common Stock. See "The Merger Agreement -- Exchange of Certificates."

     DURACELL STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES FOR DURACELL COMMON STOCK TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. DURACELL STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

CONDITIONS TO THE MERGER, TERMINATION; FEES

     The obligations of Gillette, Merger Sub and Duracell to consummate the Merger are subject to various conditions, including but not limited to: (i) the effectiveness of the Registration Statement; (ii) obtaining requisite stockholder approvals; (iii) approval for listing on the NYSE, subject to official notice of issuance, of the Gillette Common Stock to be issued in connection with the Merger; (iv) the expiration of waiting periods under the Hart-Scott-Rodino Act and any legal requirement of the European Community and other foreign jurisdictions, unless the failure to satisfy requirements in such other foreign jurisdictions does not constitute a Material Adverse Effect (as defined in the Merger Agreement); (v) the absence of any preliminary or permanent injunction or other order by any court or governmental authority of competent jurisdiction preventing or restricting the consummation of the Merger; (vi) receipt of opinions of counsel as to the tax-free treatment of the Merger; and (vii) receipt of opinions of KPMG Peat Marwick LLP and Deloitte & Touche LLP to the effect that the Merger qualifies for "pooling of interests" accounting treatment. See "The Merger Agreement -- Conditions to the Merger."

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Gillette or Duracell: (i) by mutual written consent duly authorized by the Boards of Directors of Gillette and Duracell; (ii) by Gillette or Duracell, if the Merger shall not have been consummated by March 31, 1997 (provided that such right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (iii) by Gillette or Duracell, if a court or other governmental authority shall have issued a nonappealable final order permanently enjoining or otherwise prohibiting the Merger (provided that such right to terminate the Merger Agreement shall not be available to any party who has not complied with its obligations described under "The Merger Agreement -- Additional Agreements -- Further Action; Tax Treatment" and such noncompliance materially contributed to the issuance of any such order); (iv) by Gillette or Duracell, if the requisite vote of the stockholders of Duracell or Gillette, respectively, shall not have been obtained at a duly held meeting of such stockholders or any adjournments thereof by March 31, 1997;
(v) by Gillette or Duracell, if the Board of Directors of Duracell withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Gillette or shall have resolved to do so (provided that the Board of Directors of Duracell may take any action specified in this clause (v) only if required to do so under applicable fiduciary duties as determined by such Board in good faith after consultation with and based upon the written advice of its outside legal counsel); (vi) by Gillette or Duracell, if the Board of Directors of Duracell, recommends to the stockholders of Duracell an Alternative Transaction (as defined in "The Merger
Agreement -- Termination") or recommends that the stockholders of Duracell tender their shares in a tender or exchange offer by a person other than Gillette or an affiliate of Gillette for 15% or more of the outstanding Duracell Common Stock (provided that Duracell shall not be entitled to exercise any termination rights under this clause (vi) unless (x) any action of the Board of Directors of Duracell referred to in this clause (vi) is required to be taken by such Board of Directors in order to properly discharge its fiduciary duties and
(y) Duracell has complied with its obligations described under "The Merger Agreement -- Conduct of Business Pending the Merger -- No Solicitation by Duracell"); or (vii) by Duracell, if the Board of Directors of Gillette withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Duracell or shall have resolved to do so (provided that the Board of Directors of Gillette may take any action specified in this clause (vii) only if required to do so under applicable fiduciary duties as determined by such Board in good faith after consultation with and based upon the written advice of its outside legal counsel). See "The Merger Agreement -- Termination -- Conditions to Termination."

     The Merger Agreement requires Duracell to pay Gillette a fee of $150 million plus actual, documented and reasonable out-of-pocket expenses of Gillette relating to the transactions contemplated by the Merger Agreement of up to $15 million upon termination of the Merger Agreement (i) by Gillette or Duracell, because the Duracell Board of Directors recommends to the stockholders of Duracell an Alternative Transaction or recommends that the stockholders of Duracell tender their shares in a tender or exchange offer, as set forth above,
(ii) by Gillette or Duracell, because the Duracell Board of Directors withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Gillette, and an Alternative Transaction is consummated on or prior to the second anniversary of the date of termination, or
(iii) by Gillette or Duracell, because of the failure to obtain the requisite vote for approval of the Merger Agreement by the stockholders of Duracell by March 31, 1997, and a bona fide Alternative Transaction is publicly commenced, publicly disclosed, publicly proposed or publicly communicated to Duracell at any time on or prior to the date of the Duracell Special Meeting and there is consummated an Alternative Transaction (whether or not the same as the transaction so commenced, disclosed, proposed or communicated on or prior to the date of the Duracell Special Meeting) on or prior to the second anniversary of the date of termination. See "The
Merger -- Fees and Expenses."

LISTING

     It is a condition to the Merger that the shares of Gillette Common Stock to be issued in the Merger be approved for listing on the NYSE, subject to official notice of issuance.

DIVIDENDS

     Duracell will pay its regular quarterly cash dividend of $.29 per share of Duracell Common Stock in the fourth calendar quarter of 1996. Gillette will pay its regular quarterly cash dividends of $.18 per share of Gillette Common Stock and $12.0575 per share of ESOP Preferred Stock in the fourth calendar quarter of 1996. Following the Merger, it is the current intention of the Board of Directors of Gillette to declare dividends on the Gillette Stock initially in these amounts. Future dividends will be determined by Gillette's Board of Directors in light of the earnings and financial condition of Gillette and its subsidiaries and other factors. See "Comparative Per Share Prices and Dividends."

APPRAISAL RIGHTS

     Under the General Corporation Law of the State of Delaware, the holders of Duracell Common Stock and Gillette Stock are not entitled to any appraisal rights with respect to the Merger. See "The Merger -- Appraisal Rights."

GOVERNMENTAL NOTIFICATIONS AND APPROVALS

     Prior to consummating the Merger, Gillette and Duracell must provide notifications to, or obtain approvals from, U.S. federal antitrust authorities, the Commission of the European Communities and competition and other authorities in certain other foreign jurisdictions in which Gillette or Duracell currently operate. See "The Merger -- Certain Legal Matters."

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The receipt of a letter from each of KPMG Peat Marwick LLP and Deloitte & Touche LLP, the certified independent public accountants of Gillette and Duracell, respectively, confirming that the Merger will qualify for "pooling of interests" accounting treatment is a condition to consummation of the Merger.

STOCK OPTIONS

     At the Effective Time, each then outstanding option to purchase Duracell Common Stock granted under the Stock Option Plan for Key Employees of Duracell and the Duracell Shares Plan (collectively the "Duracell Stock Option Plans") will be deemed assumed by Gillette and will be deemed to constitute an option to acquire shares of Gillette Common Stock. As of November 1, 1996, there were outstanding options to acquire 1,001,057 shares of Duracell Common Stock under the Stock Option Plan for Key Employees of Duracell and options to acquire 4,668,758 shares of Duracell Common Stock under the Duracell Shares Plan. See "The Merger -- Effect on Stock Option and Employee Benefits Plans" and "The Merger Agreement -- Terms of the Merger -- Stock Options."

OPINIONS OF FINANCIAL ADVISORS

     Each of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and J.P. Morgan Securities Inc. ("J.P. Morgan") delivered its written opinion dated September 12, 1996 to the Board of Directors of Gillette that, as of such date and based on and subject to the matters stated therein, the consideration proposed to be paid by Gillette pursuant to the Merger was fair to Gillette from a financial point of view.

     Morgan Stanley & Co. Incorporated ("Morgan Stanley") delivered its written opinion dated September 12, 1996 to the Board of Directors of Duracell that, as of such date and based on and subject to certain matters stated therein, the Exchange Ratio was fair from a financial point of view to the holders of Duracell Common Stock.

     For information on the assumptions made, matters considered and limits of the review undertaken by Merrill Lynch, J.P. Morgan and Morgan Stanley, see "The Merger -- Opinions of Gillette's Financial Advisors," and "-- Opinion of Duracell's Financial Advisor." STOCKHOLDERS ARE URGED TO READ IN THEIR ENTIRETY THE OPINIONS OF MERRILL LYNCH, J.P. MORGAN AND MORGAN STANLEY ATTACHED AS ANNEXES B, C AND D, RESPECTIVELY, TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Merger Agreement provides for severance agreements with Duracell officers providing for payments, depending upon the officer, of one or two times annual base salary plus fiscal 1996 bonus in certain circumstances. The Merger Agreement also provides for certain arrangements with respect to indemnification and insurance arrangements for Duracell officers and directors. Duracell has agreed to pay Kohlberg Kravis Roberts & Co., L.P. ("KKR") an advisory fee of $20 million upon consummation of the Merger. Henry R. Kravis, George R. Roberts, Paul E. Raether and Scott M. Stuart, each of whom is a director of Duracell, are affiliates of the entity that is the general partner of KKR, and the receipt of the entire $20 million advisory fee payable to KKR upon consummation of the Merger may therefore be attributable to each of such persons. At the Effective Time any unvested options to acquire Duracell Common Stock will vest and become exercisable. Following consummation of the Merger, Henry R. Kravis, who is currently a director of Duracell, will be appointed to the Gillette Board of Directors by the directors of Gillette. Gillette and the KKR Stockholders have entered into a Registration Rights Agreement dated as of September 12, 1996 (the "Registration Rights Agreement") pursuant to which the KKR Stockholders may require Gillette, subject to the terms and conditions set forth therein, to register the shares of Gillette Common Stock to be received by them in the Merger for sale in accordance with the Securities Act. See "The
Merger -- Interests of Certain Persons in The Merger" and "Other
Agreements -- Registration Rights Agreement."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     It is expected that the Merger will constitute a reorganization for United States federal income tax purposes and, accordingly, that no gain or loss will be recognized for United States federal income tax purposes by holders of Duracell Common Stock upon the conversion of Duracell Common Stock into Gillette Common Stock in the Merger (except with respect to any cash received in lieu of a fractional share interest in Gillette Common Stock). The obligations of Gillette and Duracell to consummate the Merger are conditioned on the receipt by Gillette of an opinion from Ropes & Gray, its counsel, and the receipt by Duracell of an opinion from Simpson Thacher and Bartlett, its counsel, that the Merger constitutes a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. See "The Merger -- Certain United States Federal Income Tax Consequences." Duracell stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     The rights of stockholders of Duracell currently are governed by Delaware law, Duracell's Certificate of Incorporation and Duracell's By-Laws. Upon consummation of the Merger, stockholders of Duracell will become stockholders of Gillette, which is also a Delaware corporation, and their rights as stockholders of Gillette will be governed by Delaware law, Gillette's Certificate of Incorporation and Gillette's By-Laws. For a discussion of various differences between the rights of stockholders of Duracell and the rights of stockholders of Gillette, see "Comparative Rights of Stockholders."

                          COMPARATIVE PER SHARE PRICES

     The following table sets forth the closing prices per share as reported on the NYSE Composite Transactions Tape on September 11, 1996, the last full trading day before the execution of the Merger Agreement and the announcement of the Merger, and on November 22, 1996, and the equivalent pro forma per share value of Duracell Common Stock based on Gillette Common Stock prices on those dates.

                                                       GILLETTE         DURACELL         DURACELL
                                                     COMMON STOCK     COMMON STOCK       PRO FORMA
                                                        PRICE            PRICE         EQUIVALENT(1)
                                                     ------------     ------------     -------------
September 11, 1996.................................    $ 65.125         $ 49.125          $58.873
November 22, 1996..................................      73.875           66.375           66.783

---------------
(1) Represents the equivalent pro forma value of one share of Duracell Common Stock calculated by multiplying the closing price of one share of Gillette Common Stock on the dates listed above by the Exchange Ratio.

See "Comparative Per Share Prices and Dividends."

              SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA AND
                           COMPARATIVE PER SHARE DATA

     The following selected historical financial data of Gillette and Duracell have been derived from their respective historical audited and unaudited consolidated financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto that are incorporated herein by reference. The selected pro forma combined financial data of Gillette and Duracell have been derived from the unaudited pro forma condensed combined financial statements and should be read in conjunction with such pro forma condensed combined financial statements and the notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

     The pro forma financial information does not purport to represent what Gillette's financial position or results of operations would have actually been had the Merger occurred at the beginning of the earliest period presented or to project Gillette's financial position or results of operations for any future date or period. It does not include any one-time, nonrecurring Merger-related costs, nor does it incorporate any benefits from any potential cost savings or synergies following the Merger.

     The unaudited pro forma condensed combined statements of operations combine Gillette's historical results for the nine months ended September 30, 1996 and September 30, 1995 and the years ended December 31, 1995, 1994 and 1993 with Duracell's historical results for the nine months ended September 30, 1996 and September 30, 1995, and the twelve months ended December 31, 1995, June 30, 1994 and June 30, 1993, respectively, giving the effect to the Merger as if it had occurred on January 1, 1993. The unaudited pro forma condensed combined balance sheet combines Gillette's and Duracell's consolidated condensed balance sheets as of September 30, 1996, giving effect to the Merger as if it had occurred on September 30, 1996.

     Gillette has a fiscal year ending December 31, and Duracell has a fiscal year ending June 30. Accordingly, the unaudited pro forma condensed combined financial statements for the year ended December 31, 1995 include Duracell's financial statements conformed to Gillette's fiscal year end.

     The selected historical financial information as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995 has been derived from audited and unaudited consolidated financial statements. Such unaudited information reflects all adjustments (consisting only of normal, recurring adjustments) necessary for the fair presentation of the financial condition as of that date and the results of operations for those unaudited interim periods for each of Gillette and Duracell. The results of operations for those interim periods are not necessarily indicative of the results to be expected for the entire year.

     As permitted by Commission regulations, Duracell's six-month period ended December 31, 1994 has been omitted from the unaudited pro forma condensed combined statements of operations. Duracell's Sales, Profit From Operations and Net Income were $1,222.3 million, $287.0 million and $164.1 million, respectively, for such six-month period. Duracell's Dividends Paid Per Common Share during such six-month period amounted to $.44.

                       SELECTED HISTORICAL FINANCIAL DATA
               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                            NINE MONTHS
                                                                                               ENDED
 GILLETTE                                              FISCAL YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
 Historical Consolidated Statement of Operations   --------------------------------------  --------------
 Data:                                              1995    1994    1993    1992    1991    1996    1995
                                                   ------  ------  ------  ------  ------  ------  ------
                                                                                            (UNAUDITED)
Net Sales.........................................  6,795   6,070   5,411   5,163   4,684   5,226   4,807
Profit From Operations(1).........................  1,371   1,227     825     967     862   1,139     989
Income Before Accounting Changes(1)...............    824     698     427     513     427     697     591
Income Per Common Share Before Accounting
  Changes(1)......................................   1.85    1.57     .96    1.16     .97    1.56    1.33
Dividends Paid Per Common Share...................   .575     .48    .405     .35     .30     .51    .425
Weighted Average Number of Common Shares
  Outstanding (millions)(2).......................    444     442     441     439     423     445     443

                                                                DECEMBER 31,               SEPTEMBER 30,
                                                   --------------------------------------  --------------
                                                    1995    1994    1993    1992    1991    1996    1995
                                                   ------  ------  ------  ------  ------  ------  ------
                                                                                             (UNAUDITED)
Historical Consolidated Balance Sheet Data:
  Total Assets....................................  6,340   5,313   4,959   4,190   3,887   6,641   5,896
  Long-Term Debt..................................    691     715     840     554     742     682     550
  Total Stockholders' Equity......................  2,513   2,017   1,479   1,496   1,157   3,042   2,415

                                                                                            NINE MONTHS
                                                                                               ENDED
 DURACELL                                                FISCAL YEAR ENDED JUNE 30,        SEPTEMBER 30,
 Historical Consolidated Statement of Operations   --------------------------------------  --------------
 Data:                                              1995    1994    1993    1992    1991    1996    1995
                                                   ------  ------  ------  ------  ------  ------  ------
                                                                                            (UNAUDITED)
  Net Sales.......................................  2,079   1,871   1,742   1,617   1,524   1,564   1,396
  Profit From Operations(1).......................    410     356     242     285     256     253     226
  Income Before Accounting Changes(1).............    236     200     124     128     (34)    137     125
  Income per Common Share Before Accounting
     Changes(1)...................................   1.95    1.68    1.04    1.09    (.42)   1.13    1.04
  Dividends Paid Per Common Share.................    .96     .76     .48      --      --     .87     .78
  Weighted Average Number of Common Shares
     Outstanding (millions)(2)....................    121     119     119     117      82     121     120

                                                                  JUNE 30,                 SEPTEMBER 30,
                                                   --------------------------------------  --------------
                                                    1995    1994    1993    1992    1991    1996    1995
                                                   ------  ------  ------  ------  ------  ------  ------
Historical Consolidated Balance Sheet Data:
  Total Assets....................................  2,420   2,286   1,998   2,157   2,054   2,813   2,459
  Long-Term Debt..................................    365     355     474     697     897     564     380
  Total Stockholders' Equity......................  1,263   1,154     982   1,008     716   1,445   1,289

---------------

(1) In 1993, realignment expenses for Gillette and restructuring charges for Duracell reduced Profit From Operations by $263 million and $65 million, respectively, Income Before Accounting Changes by $164 million and $47 million, respectively, and Income Per Common Share Before Accounting Changes by $.37 and $.40, respectively.

(2) The calculation of Income Per Common Share Before Accounting Changes for Gillette and Duracell uses the weighted average number of common shares outstanding. Duracell's calculation also includes common share equivalents.

              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA
               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                     NINE MONTHS
                                                                                        ENDED
                                                         YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                                         -----------------------    --------------
                                                         1995     1994     1993     1996     1995
                                                         -----    -----    -----    -----    -----
Pro Forma Combined Statement of Operations(1)
  Net Sales............................................  8,974    7,941    7,153    6,789    6,202
  Profit From Operations(2)............................  1,799    1,583    1,066    1,392    1,215
  Income Before Accounting Changes(2)..................  1,069      898      551      833      717
Income Per Common Share Before Accounting Changes(2)...   1.94     1.63     1.00     1.50     1.30
  Dividends Paid Per Common Share(3)...................    .69      .55      .43      .60      .51
  Weighted Average Number of Common Shares Outstanding
     (millions)(4).....................................    550      548      544      553      549

                                                                              SEPTEMBER 30, 1996
                                                                             --------------------
Pro Forma Combined Balance Sheet(1)
  Total Assets.............................................................          9,455
  Long-term Debt...........................................................          1,246
  Stockholders' Equity.....................................................          4,422
  Book Value Per Common Share..............................................           7.98

---------------

(1) It is estimated that Merger-related costs of approximately $340.0 million will be incurred for restructuring programs, other unusual and nonrecurring items, and direct costs of the Merger, consisting primarily of transaction costs for investment bankers fees, attorneys, accountants, financial printing and other related charges.

    Direct costs of the Merger are estimated at approximately $65.0 million. The pro forma condensed combined balance sheet gives effect to direct costs of the Merger as if they had been incurred as of September 30, 1996, but the pro forma condensed combined statements of operations do not give effect to such expenses.

(2) In 1993, realignment expenses for Gillette and restructuring charges for Duracell reduced Profit From Operations by $328 million, Income Before Accounting Changes by $211 million, and Income Per Common Share Before Accounting Changes by $.39.

(3) The pro forma combined dividends paid per Common Share are not necessarily indicative of dividends to be paid in future periods. It is the current intention of the Gillette Board of Directors to declare quarterly cash dividends following the Merger initially in the amount of $.18 per share of Gillette Common Stock. Future dividends will be determined by Gillette's Board of Directors in light of the earnings and financial condition of Gillette and its subsidiaries and other factors. See "Comparative Per Share Prices and Dividends -- Post-Merger Dividend Policy."

(4) The calculation of Income Per Common Share uses the weighted average number of common shares outstanding and excludes common share equivalents.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Gillette and Duracell and combined per share data on an unaudited pro forma basis after giving effect to the Merger as if it had occurred on January 1, 1993 on a pooling-of-interests basis assuming that .904 shares of Gillette Common Stock were issued in exchange for each share of Duracell Common Stock outstanding. This data should be read in conjunction with the selected historical audited and unaudited financial data and the historical audited and unaudited financial statements of Gillette and Duracell and the notes thereto that are incorporated herein by reference. The selected pro forma combined financial information of Gillette and Duracell is derived from the unaudited pro forma condensed combined financial statements and should be read in conjunction with such unaudited pro forma statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had Gillette and Duracell been a single entity during the periods presented.

                                                                                     NINE MONTHS
                                                                                        ENDED
                                                       YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                                       -----------------------     ---------------
                                                       1995      1994(1)  1993(1)  1996      1995
                                                       -----     ----     ----     -----     -----
                                                                      (IN DOLLARS)
GILLETTE
Historical Per Common Share:
  Income Before Accounting Changes(2)................   1.85     1.57      .96      1.56      1.33
  Dividends Paid.....................................   .575      .48     .405       .51      .425
  Book Value(3)......................................   5.65     4.55     3.34      6.82      5.44
Pro Forma Combined-Per Gillette Common Share(4)(5):
  Income Before Accounting Changes(2)................   1.94     1.63     1.00      1.50      1.30
  Dividends Paid.....................................    .69      .55      .43       .60       .51
  Book Value(3)......................................   7.09     5.78     4.51      7.98      6.73
DURACELL
Historical Per Common Share:
  Income Before Accounting Changes(2)................   2.02     1.68     1.04      1.13      1.04
  Dividends Paid.....................................   1.04      .76      .48       .87       .78
  Book Value(3)......................................  11.79     9.83     8.54     12.08     10.92
Pro Forma Combined-Per Equivalent Duracell Common
  Share(4)(5):
  Income Before Accounting Changes(2)................   1.75     1.47      .90      1.37      1.18
  Dividends Paid.....................................    .62      .50      .39       .79       .71
  Book Value(3)......................................   6.41     5.23     4.08      7.21      6.08

---------------
(1) Information is for the years ended June 30, 1994 and June 30, 1993 in the case of Duracell Historical Per Common Share data.
(2) In 1993, realignment expenses for Gillette and restructuring charges for Duracell reduced Income Per Common Share Before Accounting Changes by $.37 and $.40, respectively, and by $.39 on a Pro Forma Combined -- Per Gillette Common Share basis.
(3) Historical Book Value Per Common Share is computed by dividing stockholders' equity for Gillette and Duracell by the number of shares of common stock outstanding at the end of each period for Gillette and Duracell, respectively. Pro Forma Book Value Per Common Share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.
(4) The pro forma combined per share data combines financial information of Gillette for the fiscal years ended December 31, 1995, 1994 and 1993 and the nine months ended September 30, 1996 and 1995 with the financial information of Duracell for the twelve months ended December 31, 1995, June 30, 1994 and June 30, 1993 and the nine months ended September 30, 1996 and 1995, respectively. Gillette has a fiscal year ending December 31, and Duracell has a fiscal year ending June 30. Accordingly, the pro forma combined per share data for the year ended December 31, 1995 include Duracell's financial information conformed to Gillette's fiscal year end.
(5) It is estimated that Merger-related costs of approximately $340.0 million will be incurred for restructuring programs, other unusual and nonrecurring items, and direct costs of the Merger, consisting primarily of transaction costs for investment bankers fees, attorneys, accountants, financial printing, and other related charges. Direct costs of the Merger are estimated at approximately $65.0 million. The pro forma condensed combined balance sheet gives effect to direct costs of the Merger as if they had been incurred as of September 30, 1996, but the pro forma condensed combined statements of operations do not give effect to such expenses. These expenses are not reflected in the pro forma combined per share data.

                                  RISK FACTORS

     STOCKHOLDERS OF GILLETTE, IN CONSIDERING WHETHER TO APPROVE THE GILLETTE SHARE PROPOSAL, AND STOCKHOLDERS OF DURACELL, IN CONSIDERING WHETHER TO APPROVE AND ADOPT THE DURACELL MERGER PROPOSAL, SHOULD CONSIDER THE FOLLOWING MATTERS. THESE MATTERS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

     FIXED EXCHANGE RATIO DESPITE POTENTIAL CHANGES IN STOCK PRICES. The Exchange Ratio is a fixed ratio and will not be adjusted in the event of any increases or decreases in the price of either Gillette Common Stock or Duracell Common Stock. The price of Gillette Common Stock at the Effective Time may vary from its price at the date of this Joint Proxy Statement/Prospectus and at the date of the Special Meetings. Such variations may be the result of changes in the business, operations or prospects of Gillette or Duracell, market assessments of the likelihood that the Merger will be consummated, the timing thereof and the prospects of the Merger and post-Merger operations, regulatory considerations, general market and economic conditions and other factors. Because the Effective Time may occur at a date later than the Special Meetings, there can be no assurance that the price of Gillette Common Stock on the date of the Special Meetings will be indicative of its price at the Effective Time. The Merger Agreement provides that the Effective Time will occur as soon as practicable following the Special Meetings and the satisfaction or waiver of the other conditions set forth in the Merger Agreement. Stockholders of Gillette and Duracell are urged to obtain current market quotations for Gillette Common Stock and Duracell Common Stock. See "The Merger Agreement -- Terms of the Merger."

     NONREALIZATION OF SYNERGIES. The Merger involves the integration of two companies that have previously operated independently. No assurance can be given that Gillette will integrate the respective operations of Gillette and Duracell without encountering difficulties or experiencing the loss of key Duracell personnel or that the benefits expected from such integration will be realized. In addition, there can be no assurance that Gillette will realize anticipated synergies from the Merger. See "The Merger -- Recommendation of the Board of Directors of Gillette; Reasons for the Merger."

     CERTAIN RISKS INHERENT IN INTERNATIONAL BUSINESSES. The financial condition and results of operations of each of Gillette and Duracell may be adversely affected when one or more of the global markets in which Gillette or Duracell competes is affected by variations in political, economic or other factors, such as exchange rates, inflation rates, recessionary or expansive trends, tax changes, legal and regulatory changes or other external factors over which neither Gillette nor Duracell has control.

     FORWARD-LOOKING STATEMENTS. Certain statements made or incorporated by reference in this Joint Proxy Statement/Prospectus are forward-looking, including without limitation statements with respect to the expected financial impact and other aspects of the proposed Merger and the future financial condition or results of operations of Duracell and Gillette. Forward looking statements made or incorporated by reference herein are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially. In addition to the factors discussed above under "-- Nonrealization of Synergies" and "-- Certain Risks Inherent in International Businesses," the following are some of the factors that could cause actual results to differ materially from those in the forward-looking statements: the pattern of sales, including variations in sales volume within a period, which makes forward-looking statements about sales and earnings difficult and may result in variances of actual results from those contained in statements made at any time prior to the period's close; vigorous competition within Gillette's and Duracell's product markets, including pricing and promotional, advertising or other activities in order to preserve or gain market share, the timing of which cannot be foreseen by Gillette or Duracell; the reliance on the development of new products and the inherent risks associated with new product introductions, including uncertainty of trade and customer acceptance and competitive reaction; the costs and effects of unanticipated legal and administrative proceedings; the impact of unusual items resulting from ongoing evaluations of business strategies, asset valuations and organizational structure; and the fact that, historically, over two-thirds of Gillette's sales and approximately half of Duracell's sales have been made outside the United States, making forward-looking statements more difficult.

                                  INTRODUCTION

     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Gillette in connection with the solicitation of proxies by the Board of Directors of Gillette for use at a Special Meeting of Stockholders of Gillette to be held at the Sheraton Boston Hotel, 39 Dalton Street, Boston, Massachusetts on December 30, 1996, at 10:00 a.m., and at any and all adjournments or postponements thereof. This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Gillette with respect to the issuance of shares of Gillette Common Stock in the Merger, as described below.

     This Joint Proxy Statement/Prospectus is also being furnished to the stockholders of Duracell in connection with the solicitation of proxies by the Board of Directors of Duracell for use at a Special Meeting of Stockholders of Duracell to be held at the Ethan Allen Inn, 21 Lake Avenue Extension, Danbury, Connecticut on December 30, 1996, at 10:00 a.m., and at any and all adjournments or postponements thereof.

                            GILLETTE SPECIAL MEETING

PURPOSE OF THE GILLETTE SPECIAL MEETING

     At the Gillette Special Meeting, holders of Gillette Stock will consider and vote upon the Gillette Share Proposal, which provides for the issuance of Gillette Common Stock in connection with the Merger, pursuant to which (i) Duracell will become a wholly-owned subsidiary of Gillette and (ii) each outstanding share of Duracell Common Stock (other than shares owned by Duracell as treasury stock or by its subsidiaries or by Gillette or its subsidiaries, all of which shall be canceled) will be converted into the right to receive 0.904 shares of Gillette Common Stock. Although Delaware law and the Certificate of Incorporation of Gillette do not require Gillette to obtain stockholder approval of the Merger, the rules of the NYSE require Gillette to obtain stockholder approval of the issuance of such shares due to the number of authorized but unissued shares of Gillette Common Stock expected to be issued in the Merger. Holders of Gillette Stock may also consider and vote upon matters incident to the conduct of the Gillette Special Meeting.

     Based upon the Exchange Ratio and the number of shares of Duracell Common Stock and of options to purchase Duracell Common Stock under the Duracell Stock Option Plans outstanding at November 1, 1996, Gillette would issue approximately 109,026,398 shares of Gillette Common Stock to Duracell stockholders in the Merger and would assume options to purchase Duracell Common Stock which would be converted into options to purchase approximately 5,125,513 shares of Gillette Common Stock.

     THE BOARD OF DIRECTORS OF GILLETTE HAS APPROVED THE MERGER AND THE GILLETTE SHARE PROPOSAL AND RECOMMENDS THAT GILLETTE STOCKHOLDERS VOTE FOR APPROVAL OF THE GILLETTE SHARE PROPOSAL. SEE "THE MERGER -- BACKGROUND OF THE MERGER" AND "RECOMMENDATION OF THE BOARD OF DIRECTORS OF GILLETTE; REASONS FOR THE MERGER."

RECORD DATE

     The Gillette Board of Directors has fixed the close of business on November 1, 1996 as the Gillette Record Date for determining holders entitled to notice of and to vote at the Gillette Special Meeting.

     As of the Gillette Record Date, there were 446,148,579 shares of Gillette Common Stock issued and outstanding, each of which entitles the holder thereof to one vote, and 158,699 shares of ESOP Preferred Stock, each of which entitles the holder thereof to 40 votes. The holders of Gillette Common Stock and ESOP Preferred Stock vote together as one class.

QUORUM

     The presence in person or by properly executed proxy of holders of one-third in interest of the issued and outstanding shares of Gillette Stock entitled to vote is necessary to constitute a quorum at the Gillette Special Meeting.

REQUIRED VOTE

     Under the rules of the NYSE the Gillette Share Proposal will require approval by the affirmative vote of the holders of a majority of the votes cast on this matter, provided that the total votes cast on this matter represent more than 50% in interest of the votes entitled to be cast. As of the Gillette Record Date, the directors and executive officers of Gillette and their affiliates beneficially owned as a group approximately 11.3% of the outstanding shares of Gillette Common Stock and approximately 0.1% of the outstanding shares of ESOP Preferred Stock, representing in the aggregate approximately 11.2% of the voting power of the outstanding Gillette Stock on such date.

VOTING RIGHTS; PROXIES

     All shares of Gillette Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF GILLETTE STOCK WILL BE VOTED IN FAVOR OF THE GILLETTE SHARE PROPOSAL. Gillette does not know of any matters other than as described in the accompanying Notice of Special Meeting that are to come before the Gillette Special Meeting. If any other matter or matters are properly presented for action at the Gillette Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to Gillette's Transfer Agent, The First National Bank of Boston, c/o Boston EquiServe, P.O. Box 1878, Boston, Massachusetts 02105-9805, by signing and returning a later dated proxy, or by voting in person at the Gillette Special Meeting. Accordingly, Gillette stockholders who have executed and returned proxy cards in advance of the Gillette Special Meeting may change their votes at any time prior to the vote on the Gillette Share Proposal at the Gillette Special Meeting; however, mere attendance at the Gillette Special Meeting will not in and of itself have the effect of revoking the proxy.

     The enclosed proxy will also serve as a confidential voting instruction with respect to Gillette's employees' savings plans, Employee Stock Ownership Plan ("ESOP") and Global Employee Stock Ownership Plan ("GESOP"). If voting instructions have not been received from a participant by December 20, 1996, the shares allocated to such participant's account(s) and ESOP and GESOP shares that have not been allocated to participant accounts will be voted on the issue in proportion to the shares as to which voting instructions have been returned by other participants of each respective plan.

     Votes cast by proxy or in person at the Gillette Special Meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether or not a quorum is present. The election inspectors will count shares represented by proxies that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.

SOLICITATION OF PROXIES

     Gillette will bear its own cost of solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names. Gillette has retained Georgeson & Company, Inc. ("Georgeson") to assist in the solicitation of proxies for the Gillette Special Meeting at a fee estimated to be $20,000 plus reimbursement of out of pocket expenses. Georgeson will be indemnified against certain liabilities and expenses, including liabilities under federal securities laws.

     THE MATTER TO BE CONSIDERED AT THE GILLETTE SPECIAL MEETING IS OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF GILLETTE. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                            DURACELL SPECIAL MEETING

PURPOSE OF THE DURACELL SPECIAL MEETING

     At the Duracell Special Meeting, holders of Duracell Common Stock will consider and vote upon the Duracell Merger Proposal. In the Merger, (i) Duracell will become a wholly-owned subsidiary of Gillette and (ii) each outstanding share of Duracell Common Stock (other than shares owned by Duracell as treasury stock or by its subsidiaries or by Gillette or its subsidiaries, all of which shall be canceled) will be converted into the right to receive 0.904 shares of Gillette Common Stock. Holders of Duracell Common Stock may also consider and vote upon matters incident to the conduct of the Duracell Special Meeting.

     THE BOARD OF DIRECTORS OF DURACELL HAS APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT DURACELL STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER -- BACKGROUND OF THE MERGER," "-- RECOMMENDATION OF THE BOARD OF DIRECTORS OF DURACELL; REASONS FOR THE MERGER"; AND " -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

RECORD DATE

     The Duracell Board of Directors has fixed the close of business on November 1, 1996 as the Duracell Record Date for determining holders entitled to notice of and to vote at the Duracell Special Meeting.

QUORUM

     The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of Duracell Common Stock is necessary to constitute a quorum at the Duracell Special Meeting.

REQUIRED VOTE

     Approval of the Duracell Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Duracell Common Stock. Abstentions and broker nonvotes will have the effect of votes against approval of the Duracell Merger Proposal. Holders of approximately 34% of the Duracell Common Stock outstanding as of the date of the Merger Agreement have agreed to vote in favor of the Duracell Merger Proposal and have granted Merger Sub an irrevocable proxy to vote their shares of Duracell Common Stock in accordance therewith. See "Other Agreements -- Stockholders Agreement." As of the Duracell Record Date, the directors and executive officers of Duracell and their affiliates (excluding the KKR Stockholders) beneficially owned as a group approximately 1.4% of the outstanding shares of Duracell Common Stock.

VOTING RIGHTS; PROXIES

     As of the Duracell Record Date, there were 120,604,423 shares of Duracell Common Stock issued and outstanding, each of which entitles the holder thereof to one vote. All shares of Duracell Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF DURACELL COMMON STOCK WILL BE VOTED IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Duracell does not know of any matters other than as described in the accompanying Notice of Special Meeting that are to come before the Duracell Special Meeting. If any other matter or matters are properly presented for action at the Duracell Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A stockholder giving a proxy pursuant to this proxy solicitation may revoke it at any time before it is exercised by giving a subsequent proxy, by delivering to The First National Bank of Boston, c/o Boston EquiServe, P.O. Box 1878, Boston, Massachusetts 02105-9805 a written notice of revocation prior to the voting of the proxy at the Special Meeting, or by attending the Special Meeting and informing the Secretary of Duracell in writing that such stockholder wishes to vote his or her shares in person. However, mere attendance at the Duracell Special Meeting will not in and of itself have the effect of revoking the proxy.

     Votes cast by proxy or in person at the Duracell Special Meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and not voted in favor of the Duracell Merger Proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as shares of Duracell Common Stock voted in favor of the Duracell Merger Proposal.

SOLICITATION OF PROXIES

     Duracell will bear its own cost of solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names. Duracell has retained MacKenzie Partners, Inc. ("MacKenzie") to assist in the solicitation of proxies for the Duracell Special Meeting at a fee estimated to be $6,000 plus reimbursement of out of pocket expenses. MacKenzie will be indemnified against certain liabilities and expenses, including liabilities under federal securities laws.

     THE MATTER TO BE CONSIDERED AT THE DURACELL SPECIAL MEETING IS OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF DURACELL. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   THE MERGER

GENERAL

     The Merger Agreement provides that the Merger will be consummated if the approvals of the Gillette and Duracell stockholders required therefor are obtained and all other conditions to the Merger are satisfied or waived. Upon consummation of the Merger, Merger Sub will be merged with and into Duracell, the separate corporate existence of Merger Sub shall cease, and Duracell shall continue as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Gillette. Pursuant to the Merger, each outstanding share of Duracell Common Stock (other than shares owned by Duracell as treasury stock or by its subsidiaries or by Gillette or its subsidiaries, all of which shall be canceled and retired) will be converted into the right to receive 0.904 shares of Gillette Common Stock.

     Based upon the outstanding shares of Gillette and Duracell as of November 1, 1996 and the Exchange Ratio, the stockholders of Duracell immediately prior to the consummation of the Merger would own approximately 20% of the outstanding Gillette Common Stock following consummation of the Merger. Such percentage could change depending upon whether shares of Gillette Common Stock and Duracell Common Stock issuable upon exercise of outstanding Gillette and Duracell stock options or other rights or upon conversion of ESOP Preferred Stock are issued.

EFFECTIVE TIME

     Consummation of the Merger will occur upon the filing of a certificate of merger, together with any required related certificates, with the Secretary of State of the State of Delaware (the "Certificate of Merger"). The Merger Agreement provides that filing of the Certificate of Merger will occur as promptly as practicable (and in any event within two business days) after the satisfaction or waiver of all conditions to the closing of the Merger. The Merger Agreement may be terminated by either party if the Merger shall not have been consummated on or before March 31, 1997 (provided that such right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date). The Merger Agreement may also be terminated under certain other circumstances. See "The Merger Agreement -- Conditions to the Merger" and "-- Termination."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     The conversion of Duracell Common Stock into the right to receive Gillette Common Stock at the Exchange Ratio will occur automatically at the Effective Time.

     The Merger Agreement requires Gillette to supply at or prior to the Effective Time, to The First National Bank of Boston or such other bank or trust company as shall be designated by Gillette (the "Exchange Agent"), in trust for the benefit of the holders of Duracell Common Stock, certificates evidencing the Gillette Common Stock issuable in exchange for such Duracell Common Stock.

     As soon as reasonably practicable after the Effective Time, a transmittal letter and instructions will be mailed by the Exchange Agent to each stockholder of Duracell informing such stockholder of the procedures to follow in forwarding stock certificates representing Duracell Common Stock to the Exchange Agent. Upon receipt of such Duracell stock certificates together with such transmittal letter, duly executed, and such other customary documents as may be required pursuant to such instructions, the Exchange Agent will deliver full shares of Gillette Common Stock to such stockholder and cash in lieu of fractional shares pursuant to the terms of the Merger Agreement and in accordance with the transmittal letter, together with any dividends or other distributions to which such stockholder is entitled.

     If any issuance of shares of Gillette Common Stock in exchange for shares of Duracell Common Stock is to be made to a person other than the Duracell stockholder in whose name the certificate is registered at the Effective Time, it will be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the Duracell stockholder requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of Gillette that such tax has been paid or is not payable.

     After the Effective Time, there will be no further transfers of Duracell Common Stock on the stock transfer books of Duracell. If a certificate representing Duracell Common Stock is presented for transfer, it will be canceled and a certificate representing the appropriate number of full shares of Gillette Common Stock and cash in lieu of fractional shares and any dividends and distributions will be issued in exchange therefor.

     After the Effective Time and until surrendered, shares of Duracell Common Stock will be deemed for all corporate purposes, other than the payment of dividends and distributions and subject to the right to receive cash in lieu of fractional shares, to evidence ownership of the number of full shares of Gillette Common Stock which such shares of Duracell Common Stock represented the right to receive at the Effective Time. No dividends or other distributions declared or made after the Effective Time with respect to Gillette Common Stock with a record date after the Effective Time will be paid to the holders of any certificates for shares of Duracell Common Stock until such certificates are surrendered. Upon surrender of such certificates, all such declared dividends and distributions which shall have become payable with respect to such Gillette Common Stock in respect of a record date after the Effective Time will be paid to the holder of record of the full shares of Gillette Common Stock represented by the certificate issued in exchange therefor, without interest. See "The Merger Agreement -- Exchange of Certificates."

     DURACELL STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. DURACELL STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

BACKGROUND OF THE MERGER

     In August 1995, Gillette formed a project team, comprised of its employees and representatives of J.P. Morgan and Merrill Lynch, to screen target companies for a potential acquisition by Gillette. In August and September 1995, the project team conducted the first phase of the screening process. Starting from a pool of approximately 7,500 consumer product companies, the project team narrowed its focus to 44 companies. After further screening and analysis, this number was further reduced to 20 companies.

     On September 22, 1995, the project team made a presentation to Gillette Chairman and Chief Executive Officer Alfred M. Zeien and other senior management of Gillette to report on the first phase of their screening, and recommended eight companies as potential acquisition candidates. Senior management authorized the project team to proceed with further analysis of seven of the eight proposed companies.

     On November 15, 1995, the project team made a presentation to Mr. Zeien and other senior management of Gillette based on this further analysis. It was concluded at this meeting that Duracell was the leading candidate. After this meeting and another meeting on December 6, 1995 among members of the project team and Gillette senior management, the project team undertook to develop a strategy for Mr. Zeien to approach Henry R. Kravis to initiate negotiations for an acquisition. Mr. Kravis is a director of Duracell, a general partner of KKR Associates and an affiliate of Kohlberg Kravis Roberts & Co., L.P. ("KKR"). KKR provides certain advisory services to Duracell, and KKR Associates is the general partner of the two partnerships that own collectively approximately 34% of the outstanding Duracell Common Stock.

     On December 14, 1995, at a meeting of the Gillette Board of Directors, Duracell was identified as a possible acquisition candidate and it was the sense of the meeting that Mr. Zeien contact Mr. Kravis to discuss a possible acquisition of Duracell in a stock-for-stock merger.

     On January 19, 1996 and February 6, 1996, Mr. Zeien met with Mr. Kravis and Scott M. Stuart, another director of Duracell, general partner of KKR Associates and affiliate of KKR, to discuss Gillette's interest in acquiring Duracell. At those meetings, the parties discussed the potential benefits of such an acquisition, but determined that there was a substantial difference in views as to the appropriate values to be placed on the stock of both companies.

     On February 15, 1996, at a meeting of the Board of Directors of Gillette, Mr. Zeien discussed the meetings with Mr. Kravis. Due to the substantial difference between the views of Gillette and KKR on the relative values of Gillette and Duracell, it was the sense of the Board of Directors that no further action should be taken at that time.

     Following this meeting, the Gillette project team was instructed to reconsider other potential targets for acquisition.

     On April 10, 1996, the Gillette project team presented updated information and analyses to Mr. Zeien and other senior management of Gillette and advised them that Duracell remained the preferred acquisition candidate.

     On June 20, 1996 Mr. Zeien briefly evaluated the possible acquisition of Duracell for the Gillette Board of Directors and the change in the stock prices of Gillette and Duracell since January. Gillette's stock closed at $54 1/4 on January 19, 1996 and $58 7/8 on June 19, 1996, while Duracell's stock closed at $45 1/8 on January 19, 1996 and $43 3/8 on June 19, 1996. It was the sense of the meeting that Mr. Zeien resume discussions with Mr. Kravis.

     On July 10, 1996, Mr. Zeien and, on behalf of Duracell, Messrs. Kravis and Stuart, directors of Duracell, met again in Boston to discuss a potential acquisition of Duracell, at which point there continued to be a substantial difference in views as to the appropriate values to be placed on the stock of both companies.

     On July 12, 1996, representatives of KKR advised members of senior management of Duracell for the first time of the discussions between Messrs. Kravis and Zeien. Morgan Stanley was then retained as a financial advisor to Duracell.

     On July 18, 1996, the project team made a presentation to the Gillette Board of Directors concerning a potential acquisition of Duracell. It was the sense of the meeting that Mr. Zeien continue his discussions if KKR made a proposal which Mr. Zeien thought would serve as a basis for negotiations.

     Commencing July 29, 1996, Messrs. Zeien and Kravis had numerous telephone conversations discussing exchange ratios for a stock for stock exchange. In those discussions, Mr. Kravis stated that KKR believed that one share of Gillette Common Stock should be exchanged for each share of Duracell Common Stock, and Mr. Zeien raised the possibility of an exchange ratio of .875 shares of Gillette stock for each Duracell share.

     On August 22, 1996, the Duracell Board of Directors met. They were briefed on the discussions to date with Gillette and received a presentation by Morgan Stanley on the possible combination with Gillette and by outside legal counsel on their duties in considering such a combination. The Duracell Board concluded that an exchange ratio of .875 was inadequate.

     Telephone negotiations between Mr. Zeien and Mr. Kravis continued. On August 29, 1996, in a telephone conversation, Messrs. Zeien and Kravis agreed to recommend to the Boards of Directors of Gillette and Duracell, respectively, subject to the negotiation of mutually satisfactory definitive agreements, the acquisition of Duracell by Gillette in a stock transaction at an exchange ratio of 0.904 shares of Gillette Common Stock for each share of Duracell Common Stock.

     On August 30, 1996, Duracell and Gillette executed a confidentiality letter with respect to the exchange of nonpublic information between the companies and certain other matters, and KKR agreed to be bound by the obligations in the letter with respect to confidentiality and certain other matters.

     On September 3, 1996, Gillette representatives met in New York with Duracell senior management to gather information concerning Duracell's business. Financial advisors for Gillette and Duracell were present.

     On September 4, 1996, Duracell and KKR representatives met in Boston with Gillette senior management to gather information concerning Gillette's business. Financial advisors for Gillette and Duracell were present.

     During the period from September 5, 1996 through the announcement of the Merger on September 12, 1996, representatives of Gillette, Duracell and KKR and their respective financial advisors and legal counsel were in frequent contact to negotiate the terms of the Merger Agreement, the Stockholders Agreement and the Registration Rights Agreement. The principal areas of negotiations included the representations and warranties to be made by Duracell and Gillette in the Merger Agreement; the business covenants to be made by Duracell in the Merger Agreement; the conditions required for a termination of the Merger Agreement; the triggering events for the payment of a fee, and the amount thereof, in the event of certain terminations of the Merger Agreement; severance arrangements for Duracell employees; and the amount of the investment banking and advisory fees to be paid by Duracell.

     On the morning of September 12, 1996, the Board of Directors of Duracell met to consider the proposed Merger. Members of Duracell's senior management, Duracell's legal advisors and its financial advisors made presentations and reviewed the matters set forth under "-- Recommendation of the Board of Directors of Duracell; Reasons for the Merger." The terms of the Merger Agreement, Stockholders Agreement and Registration Rights Agreement were reviewed with the directors. Morgan Stanley rendered its oral opinion, confirmed by a subsequent written opinion dated September 12, 1996 that, as of such date, the Exchange Ratio was fair from a financial point of view to stockholders of Duracell. After discussion and consideration, the Duracell Board of Directors voted unanimously to approve the Merger, the Merger Agreement and related documents for the transaction. Thereafter, the Duracell Board of Directors approved the aggregate $30 million investment banking and advisory fees to be paid by Duracell in connection with the Merger. Prior to taking such action, the Duracell Board was advised that (i) the investment banking and advisory fees were disclosed to and discussed with Gillette only after the principal terms of the Merger, including the Exchange Ratio, were agreed upon by the parties and
(ii) the Gillette Board of Directors had taken the first two votes discussed in the next paragraph. In addition, prior to taking such action the directors were advised by special counsel to the directors who are not affiliated with KKR or members of management that the aggregate investment banking and advisory fees were, on a percentage basis, approximately 0.39% of the value of the transaction, which was within a range of fees of approximately 0.15% to approximately 0.80% paid to advisors to acquired companies in recent large transactions.

     Also on the morning of September 12, 1996, the Board of Directors of Gillette met to consider the proposed Merger. Representatives of Gillette's senior management, Gillette's legal advisors and its financial advisors made presentations and reviewed the matters set forth under "-- Recommendation of the Board of Directors of Gillette; Reasons for the Merger." The terms of the Merger Agreement, Stockholders Agreement and Registration Rights Agreement were reviewed with the directors. Merrill Lynch and J.P. Morgan rendered their oral opinions, confirmed by subsequent written opinions dated September 12, 1996 that, as of such date, the consideration to be paid by Gillette pursuant to the Merger was fair to Gillette from a financial point of view. After discussion and consideration, the Board of Directors of Gillette adopted two votes with respect to the Merger. In the first vote which was unanimous, the Board voted to approve the Merger, the Merger Agreement and related documents for the transaction, provided that the investment banking and advisory fees to be paid by Duracell were reduced to $18 million. In the second vote as to which two directors abstained, the Board voted to approve the Merger, the Merger Agreement and related documents for the transaction, without reduction in the amount of those investment banking and advisory fees. These two votes were communicated to the Duracell Board of Directors. After being informed by Duracell that the Duracell Board of Directors had voted to approve the Merger Agreement without a reduction in fees, a third vote was taken. Eleven of the twelve Gillette directors voted to approve the Merger, the Merger Agreement and related documents, and one director, Warren E. Buffett, abstained.

     Mr. Buffett advised the Board of Directors of Gillette that his abstention did not relate to the Merger, which he favored, but he objected, as a matter of principle, to the size of the investment banking and advisory fees payable by Duracell which he believed to be excessive. He noted that some 80% of the Duracell fees would effectively be borne by pre-Merger Gillette stockholders. Mr. Buffett subsequently advised Gillette that he and his affiliates who hold approximately 10.8% of the outstanding shares of Gillette Common Stock presently intend to vote in favor of the Gillette Share Proposal.

     The Merger Agreement and other transaction documents were executed and at approximately 10:30 a.m. Eastern time on September 12, 1996, the Merger was publicly announced.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF GILLETTE; REASONS FOR THE MERGER

     At its September 12, 1996 meeting, the Gillette Board of Directors determined that the Merger is fair to Gillette and in the best interests of its stockholders. Accordingly at such meeting, the Board of Directors of Gillette approved the Merger Agreement.

     The determination of the Gillette Board was based upon consideration of a number of factors. The following list includes all material factors considered by the Gillette Board in its evaluation of the Merger:

 1. The desire of the Board to add a new core consumer product category to its business.

 2. The Board's conclusion that the Merger would further Gillette's mission of achieving and enhancing clear worldwide leadership in existing or new core consumer product categories.

 3. The appropriateness of Duracell's business to Gillette's business including the nature and size of its business, its global leadership, its well-recognized brand name, its excellent financial history, its potential for further geographic expansion, the compatibility of the respective business philosophies of Gillette and Duracell, and its technological leadership.

 4. The conclusion of the Gillette Board of Directors that Gillette could achieve synergistic benefits, including operating efficiencies and more rapid expansion utilizing Gillette's worldwide distribution capabilities. Gillette estimates the pre-tax amounts of synergies to be realized following the Merger to range from approximately $24 million in 1997 to approximately $116 million in 2001.

 5. The expected improvement in financial results as a result of the Merger beyond what Gillette could achieve on a stand-alone basis.

 6. The Board's receipt of the opinions of J. P. Morgan and Merrill Lynch that, as of September 12, 1996 and based on and subject to the matters stated therein, the consideration proposed to be paid by Gillette pursuant to the Merger was fair to Gillette from a financial point of view. The Gillette Board recognized that the value of such consideration, while within the range of values determined using a number of the analyses upon which such opinions were based, exceeded the range of values determined using certain of the other analyses upon which such opinions were based, including the "Comparable Acquisition Analysis" performed by Merrill Lynch with respect to certain selected battery product transactions and the "Public Trading Multiples Analysis" and "Relative Value Analysis Based on Selected Trading Multiples" performed by J.P. Morgan assuming no synergies. See "-- Opinions of Gillette's Financial Advisors."

 7. The Board's knowledge of the business, operations, properties, assets, financial condition, operating results and prospects of Gillette and Duracell.

 8. The current industry, economic and market conditions.

 9. The presentations by Gillette's management with respect to the acquisition of Duracell.

10. The terms of the Merger Agreement, the Stockholders Agreement and the Registration Rights Agreement.

11. The historical trading prices, dividend rates and trading activity for Duracell Common Stock and Gillette Common Stock.

12. The expected accounting treatment of the transaction as a pooling of interests.

13. The expected tax-free nature of the exchange.

     In view of the variety of factors considered in connection with its evaluation of the Merger, the Gillette Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In making its determination, the Gillette Board of Directors also considered the risks and likelihood of achieving the results discussed above.

     As discussed under "-- Background of the Merger," the Board of Directors of Gillette also discussed the investment banking and advisory fees payable by Duracell in connection with the Merger. The Gillette Board did not believe that these fees were material in the context of the Merger and, although the Board regarded the aggregate size of these fees to be a disadvantage, the Board believed the anticipated advantages of the Merger outweighed this disadvantage. The Gillette Board did not believe the fees constituted a risk of the Merger.

     THE GILLETTE BOARD OF DIRECTORS HAS APPROVED THE TERMS OF THE MERGER AND RECOMMENDS THAT GILLETTE'S STOCKHOLDERS VOTE FOR THE GILLETTE SHARE PROPOSAL.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF DURACELL; REASONS FOR THE MERGER

     At its September 12, 1996 meeting, the Duracell Board of Directors determined that the Merger was fair to and in the best interests of Duracell and its stockholders. Accordingly, at such meeting, the Board of Directors of Duracell approved the Merger Agreement and directed that the Merger Agreement be submitted to the holders of shares of Duracell Common Stock for approval and adoption.

     The determination of the Duracell Board to approve the Merger Agreement was based upon consideration of a number of factors. The following list includes all material factors considered by the Duracell Board in its evaluation of the Merger and the Merger Agreement:

          1. The opportunity for Duracell stockholders to participate as holders of Gillette Common Stock, in a larger, more diversified company, of which Duracell would be a significant part, and to participate in the value that may be generated through the combination of the two companies through their status as stockholders of Gillette;

          2. The Exchange Ratio negotiated with Gillette and the implied premium over the recent market price of Duracell Common Stock;

          3. The strategic and financial alternatives available to Duracell, including remaining an independent company;

          4. The Board's receipt of the written opinion of Morgan Stanley that, as of September 12, 1996 and based on and subject to certain matters stated therein, the Exchange Ratio was fair from a financial point of view to holders of Duracell Common Stock;

          5. The fact that the Merger is designed to be tax-free to Duracell's stockholders and is expected to be treated as a pooling of interests for accounting purposes;

          6. The Board's review of (i) the historical market prices of shares of Duracell Common Stock and Gillette Common Stock, (ii) the historical market prices of shares of Duracell Common Stock compared to the number of shares of Gillette Common Stock to be received in light of the proposed Exchange Ratio and (iii) the future rates of growth and price earning ratios which would be necessary for the market price of Duracell Common Stock to equal or exceed the market value of Gillette Common Stock being offered in the Merger;

          7. The Board's review of presentations by, and discussion of the terms and conditions of the Merger Agreement, the Stockholders Agreement and the Registration Rights Agreement with, senior executive officers of Duracell, representatives of its legal counsel and representatives of Morgan Stanley;

          8. Certain publicly available information with respect to the financial condition and results of operations of Gillette as well as presentations made by Morgan Stanley regarding the business, financial condition and prospects of Gillette; and

          9. The fact that, to the extent required by the fiduciary obligations of the Duracell Board, as determined by the Duracell Board after consultation with and based upon the written advice of its outside legal counsel, the Board may withdraw its recommendation and Duracell may terminate the Merger Agreement, subject, in certain circumstances, to the payment of a termination fee.

     In view of the wide variety of material factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In making its determination, the Duracell Board of Directors also considered the risks and likelihood of achieving the results discussed above. For a discussion of the interests of certain members of Duracell's management and Board of Directors in the Merger, see "-- Interests of Certain Persons in the Merger."

     Since January 1995, Duracell did not consider strategic combinations or mergers with third parties other than Gillette. During the period that discussions and negotiations were occurring with Gillette, Duracell did not consider strategic combinations or mergers with third parties other than Gillette, because Duracell believed that a combination with Gillette offered Duracell stockholders the long-term strategic benefits of participating as stockholders of Gillette in a combination of Duracell and Gillette (see
"-- Recommendation of the Board of Directors of Duracell; Reasons for the Merger") and was advised by Morgan Stanley that, at any of the values proposed by Gillette, there were no other likely parties. In addition, the Confidentiality Agreement entered into by Duracell and Gillette on August 30, 1996 prohibited Duracell from soliciting other proposals between August 30, 1996 and September 12, 1996. In light of the foregoing, Duracell and its advisors insisted upon provisions being included in the Merger Agreement which allow Duracell to, among other things, consider unsolicited third-party acquisition proposals, negotiate and discuss any such proposals, and terminate the Merger Agreement, subject, in certain circumstances, to the payment of a termination fee, if the Board of Directors of Duracell were to determine, in the exercise of its fiduciary duties, to recommend an alternative acquisition proposal or to withdraw its recommendation of the Merger. See "The Merger Agreement -- Termination." Since Duracell began discussions with Gillette, Duracell has not received any unsolicited third-party acquisition proposals.

     Following the approval by the Duracell Board of Directors of the Merger, the Merger Agreement and the related documents for the transaction, the Board approved the aggregate $30 million investment banking and advisory fees to be paid by Duracell in connection with the Merger. Prior to taking such action, the Duracell

Board was advised that (i) the investment banking and advisory fees were disclosed to and discussed with Gillette only after the principal terms of the Merger, including the Exchange Ratio, were agreed upon by the parties and (ii) the aggregate investment banking and advisory fees were, on a percentage basis, within the range of fees paid to advisors to acquired companies in recent large transactions. The fees were not determined by the Board of Directors to be disadvantages or risks of the Merger. See "-- Background of the Merger."

     THE DURACELL BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF DURACELL COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINIONS OF GILLETTE'S FINANCIAL ADVISORS

     Each of Merrill Lynch and J.P. Morgan delivered its oral opinion on September 12, 1996, subsequently confirmed in a written opinion dated the date of the oral opinion, to the Board of Directors of Gillette that, as of such date, the consideration to be paid by Gillette in the Merger was fair to Gillette from a financial point of view. Copies of the opinions of Merrill Lynch and J.P. Morgan which set forth the assumptions made, matters considered and limitations on the review undertaken, are attached as Annexes B and C, respectively, to this Joint Proxy Statement/Prospectus and are incorporated herein by reference. While the summaries of the opinions of Merrill Lynch and J.P. Morgan set forth in this Joint Proxy Statement/Prospectus contain all material provisions of such opinions, such summaries are qualified in their entirety by reference to the full text of the opinions. The opinions of Merrill Lynch and J.P. Morgan are addressed to the Gillette Board of Directors, are directed only to the fairness from a financial point of view of the consideration to be paid by Gillette pursuant to the Merger and do not constitute a recommendation to any Gillette stockholder as to how such stockholder should vote at the Gillette Special Meeting. Gillette's stockholders are urged to read such opinions in their entirety.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

     On September 12, 1996, Merrill Lynch delivered its oral opinion to the Gillette Board of Directors, which was subsequently confirmed in a written opinion dated the date of the oral opinion, to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review in connection with such opinion, the consideration to be paid by Gillette pursuant to the Merger is fair to Gillette from a financial point of view. References herein to the "Merrill Lynch Opinion" refer to such written opinion.

     In arriving at the Merrill Lynch Opinion, Merrill Lynch: (1) reviewed Duracell's and Gillette's Annual Reports, Forms 10-K and related information for the three fiscal years ended June 30, 1995 and December 31, 1995, respectively, the unaudited financial information for the nine months ended March 31, 1996, and the six months ended June 30, 1996, respectively, and a draft of Duracell's financial statements and related Management's Discussion and Analysis for the fiscal year ended June 30, 1996; (2) reviewed certain information, including information relating to the future prospects of Duracell and Gillette and furnished to Merrill Lynch by Duracell's and Gillette's management; (3) conducted discussions with members of senior management of Duracell and Gillette concerning the business and prospects of Duracell and Gillette; (4) reviewed the historical market prices and trading activity for Duracell Common Stock and Gillette Common Stock and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be comparable to Duracell and Gillette, respectively; (5) compared the results of operations of Duracell with that of certain companies which Merrill Lynch deemed to be comparable to Duracell; (6) compared the proposed financial terms of the transaction contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be comparable; (7) considered the pro forma effects of the Merger on Gillette's capitalization ratios, earnings and cash flow, including pre-tax amounts of synergies expected by Gillette to be realized following the Merger ranging from approximately $24 million in 1997 to approximately $116 million in 2001; and (8) reviewed a draft of the Merger Agreement dated September 12, 1996. While Merrill Lynch considered the amounts of synergies expected by Gillette to be realized following the Merger, the conclusion as to fairness included in the Merrill Lynch Opinion does not apply only in the event such synergies are actually realized.

     In preparing the Merrill Lynch Opinion, Merrill Lynch relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was supplied or otherwise made available to it by Duracell and Gillette. Merrill Lynch did not conduct any valuation or appraisal of any assets or liabilities of Duracell or Gillette nor were any such valuations or appraisals provided to it. In addition, Merrill Lynch did not make any physical inspections of the properties or assets of Duracell or Gillette. With respect to information relating to the future prospects of Duracell and Gillette furnished by Duracell and Gillette, Merrill Lynch assumed that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Duracell's and Gillette's management, respectively, as to the expected future prospects of Duracell and Gillette to which such information relates. Merrill Lynch also assumed that the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and will qualify for accounting treatment as a pooling of interests.

     The Merrill Lynch Opinion was necessarily based on economic, market and other conditions as in effect on, and information made available to it as of, the date of the Merrill Lynch Opinion. Merrill Lynch expressed no opinion as to the price at which Gillette Common Stock will trade at any future time.

     Merrill Lynch reviewed the historical trading prices and volumes for Duracell Common Stock. In addition, Merrill Lynch reviewed the consideration to be paid by Gillette pursuant to the Merger in relation to the September 6, 1996 market price of Duracell Common Stock and Gillette Common Stock. Merrill Lynch determined that the price of Duracell Common Stock to be paid pursuant to the Merger Agreement represented a premium of 24.2% based on (i) the September 6, 1996 closing price of $46.75 per share of Duracell Common Stock and (ii) the September 6, 1996 closing price of $64.25 per share of Gillette Common Stock.

     The following is a summary of certain financial and comparative analyses performed by Merrill Lynch in arriving at its oral opinion delivered to the Gillette Board of Directors on September 12, 1996.

     Comparable Public Companies Analysis. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (described below) for Duracell with corresponding financial and operating information and ratios for a group of publicly traded companies that Merrill Lynch deemed to be comparable. The companies included in the Duracell comparable public companies analysis were: The Coca-Cola Company, The Walt Disney Company, Gillette, Mattel, Inc., Ralston Purina Company, Rubbermaid Incorporated and Tupperware Corporation (collectively, the "Duracell Comparables"). These companies were selected, among other reasons, because they are international market leading, premium-branded, consumer products companies. Merrill Lynch compared (i) calendarized price/earnings ("P/E") ratios for 1996 and 1997 (based on information from First Call Earnings Estimates ("First Call")), which ranged from 16.2x to 36.9x for estimated calendar year 1996 (with a median of 19.1x and a mean of 23.2x), compared to the current trading value of 20.8x for Duracell, and which ranged from 14.2x to 31.3x for estimated calendar year 1997 (with a median of 16.2x and a mean of 19.8x), compared to the current trading value of 17.5x for Duracell; (ii) the ratio of market capitalization to earnings before interest, taxes, depreciation and amortization ("EBITDA") for the last twelve months ("LTM") which ranged from 8.7x to 25.0x (with a median of 9.9x and a mean of 13.0x), compared to the current trading value of 11.1x for Duracell; and (iii) 1997 earnings per share ("EPS") multiples (based on information provided by First Call) expressed as a ratio to the five year forecast of EPS growth rate (based on information provided by the Institutional Brokers Estimate System ("IBES")) plus the current dividend yield, which ranged from .90x to 1.65x (with a median of 1.14x and a mean of 1.19x) compared to the current trading value of 1.00x for Duracell. In each case, the ratios for Duracell fell within the range of the equivalent ratios for the Duracell Comparables. Merrill Lynch performed the analysis described in this paragraph for the purpose of determining whether the current trading value of Duracell Common Stock prior to the announcement of the Merger reflected any premium in anticipation of the Merger or any other extraordinary transaction and therefore to assess the validity of the comparison of premiums in comparable acquisitions discussed below.

     Discounted Cash Flow Analysis. Merrill Lynch calculated ranges of equity values for Duracell based upon the value, discounted to the present, of an estimated five calendar-year stream of EBITDA through 2001 (both with and without pre-tax synergies anticipated to be realized as a result of the Merger) and a projected calendar year 2001 terminal value based on multiples of estimated net EBITDA ranging from 9.5x to 11.5x. Merrill Lynch prepared the estimates of Duracell's five calendar-year stream of EBITDA through 2001 based upon certain publicly available information (including information from First
Call) and discussions with
management of Duracell and Gillette. Merrill Lynch utilized discount rates of capital ranging from 10.5% to 12.5%. The various ranges for discount rates and terminal value multiples were chosen to reflect theoretical analyses of cost of capital and a range of trading values for comparable companies. Based on such analyses, the implied per share values of Duracell Common Stock ranged from $50.76 to $66.89 without synergies and from $56.61 to $74.42 with synergies. The implied value of each share of Duracell Common Stock in the Merger was $58.87 on September 11, 1996 (the last day before the public announcement of the Merger) based on the $65.125 closing price per share of Gillette Common Stock on such date and an exchange ratio of .904 shares of Gillette Common Stock for each share of Duracell Common Stock.

     Comparable Acquisition Analysis. Merrill Lynch reviewed certain publicly available information regarding 5 selected battery product transactions between April 1986 and April 1996 and 6 selected branded consumer product transactions between November 1991 and January 1995.

     The battery product comparables and the dates the transactions were announced are as follows: Duracell's pending acquisition in South Korea of the SUNPOWER brand and STC Corporation's sales and distribution operations; Duracell's acquisition of Eveready South Africa (April 1996); Ralston Purina Holdings (UK)'s acquisition of Ever Ready Ltd. (April 1992); the acquisition by KKR affiliates of Duracell (June 1988) and Ralston Purina's acquisition of Union Carbide's Battery Division (April 1986).

     Merrill Lynch compared the "offer value" (defined to be the offer price per share multiplied by the sum of the number of shares outstanding and the number of options outstanding) of the acquisition by KKR affiliates of Duracell and Ralston Purina's acquisition of Union Carbide's Battery Division as a multiple of then publicly available LTM EPS. The ranges of the offer value as a multiple of LTM EPS ranged from 28.2x to 27.6x (with a median of 27.9x and a mean of 27.9x) compared to an implied 28.8x to be paid in the Merger. Merrill Lynch also compared the "transaction value" (defined as the "offer value" plus the liquidation values of any preferred stock, short term debt, long term debt and the value of minority interests less cash and equivalents and proceeds from exercisable options as a multiple of LTM sales (for all five battery products transactions), of LTM EBITDA (for the acquisition by KKR affiliates of Duracell and Ralston Purina's acquisition of Union Carbide's Battery Division) and of LTM earnings before interest and taxes ("EBIT") (for the acquisition by KKR affiliates of Duracell, Ralston Purina's acquisition of Union Carbide's Battery Division and Ralston Purina Holdings (UK)'s acquisition of Ever Ready Ltd.). The ranges of the transaction values as a multiple of LTM sales, LTM EBITDA and LTM EBIT for such acquisitions were as follows: (i) transaction value to LTM sales ranged from 1.24x to 2.04x (with a median of 1.59x and a mean of 1.56x) compared to an implied 3.34x to be paid in the Merger; (ii) transaction value to LTM EBITDA ranged from 9.5x to 11.1x (with a median of 10.3x and a mean of 10.3x) compared to an implied 14.7x to be paid in the Merger; and (iii) transaction value to LTM EBIT ranged from 7.4x to 15.0x (with a median of 12.5x and a mean of 11.7x) compared to an implied 18.0x to be paid in the Merger.

     The branded consumer product comparables and the dates the transactions were announced are as follows: Colgate-Palmolive Co.'s acquisition of the Kolynos business of American Home Products (January 1995); Johnson & Johnson's acquisition of Neutrogena Corp. (August 1994); Reckitt & Coleman PLC's acquisition of Lehn & Fink (September 1994); Mattel Inc.'s acquisition of Fisher-Price (August 1993); S.C. Johnson & Sons, Inc.'s acquisition of Drackett Co. (October 1992) and Newell's acquisition of Sanford Corp. (November 1991).

     Merrill Lynch compared the offer value of the acquisitions of Neutrogena, Fisher-Price and Sanford Corp. as a multiple of then publicly available LTM EPS. The ranges of the offer value as a multiple of LTM EPS ranged from 25.2x to 37.5x (with a median of 30.7x and a mean of 31.1x) compared to an implied 28.8x paid in the Merger. Merrill Lynch also compared the transaction value as a multiple of LTM sales (for all six consumer product transactions), of LTM EBITDA (for the acquisitions of Neutrogena, Fisher-Price and Sanford Corp.) and of LTM EBIT (for the acquisitions of Neutrogena, Lehn & Fink, Fisher-Price and Sanford Corp.). The ranges of the transaction value as a multiple of LTM sales, LTM EBITDA and LTM EBIT for such acquisitions were as follows: (i) transaction value to LTM sales ranged from 1.72x to 4.21x (with a median of 2.56x and a mean of 2.76x) compared to an implied 3.34x to be paid in the Merger; (ii) transaction value to LTM EBITDA ranged from 12.6x to 20.2x (with a median of 14.4x and a mean of

15.7x) compared to an implied 14.7x to be paid in the Merger; and (iii) transaction value to LTM EBIT ranged from 13.0x to 23.3x (with a median of 16.8x and a mean of 17.5x) compared to an implied 18.0x to be paid in the Merger.

     Merrill Lynch also compared the premium to be paid in the Merger to the premium to the closing market price one month prior to announcement of the acquisitions of Neutrogena, Fisher-Price and Sanford Corp. which ranged from 22.6% to 53.0% (with a median of 43.6% and a mean of 39.7%) as compared to 24.2% for the Merger based on the closing sales prices of $64.25 and $46.75 per share for the Gillette Common Stock and Duracell Common Stock, respectively, on September 6, 1996.

     Merrill Lynch based its LTM information on the financial data contained in Duracell's draft annual report for the fiscal year ended June 30, 1996 which was made available to Merrill Lynch. The offer value and transaction were calculated using the September 6, 1996 closing sales price of Gillette Common Stock and the Exchange Ratio.

     Relative Contribution Analysis. Merrill Lynch compared the relative ownership of the holders of Gillette Common Stock and the holders of Duracell Common Stock with respect to the combined company of approximately 80.1% and 19.9%, respectively, to the relative contributions of each of Gillette and Duracell to the combined company's revenues, EBITDA, EBIT and net income based on publicly available information and discussions with management of Duracell and Gillette, before synergies and transaction adjustments. This analysis indicated that for 1996, Duracell would contribute 25.2% of the revenues of the combined entity, 24% of the EBITDA of the combined entity, 23.6% of the EBIT of the combined entity, and 21.8% of the net income of the combined entity.

     Implied Exchange Ratio. Merrill Lynch reviewed the implied exchange ratio derived from discounted cash flow ("DCF") analysis of Duracell described above and a DCF analysis of Gillette prepared by Merrill Lynch on the basis of publicly available information and discussions with management of Gillette. By comparing the highest implied values of Duracell to the lowest implied values of Gillette, and vice-versa, the indicated results were as follows: (i) Duracell stand-alone DCF to Gillette stand-alone DCF yielded an implied exchange ratio of
0.83 to 0.92; and (ii) Duracell stand-alone DCF to Gillette stand-alone DCF with synergies yielded an implied exchange ratio of 0.92 to 1.02.

     Pro Forma EPS Analyses. Merrill Lynch analyzed certain pro forma effects resulting from the Merger, including the potential impact of the Merger on projected EPS for the combined company assuming lower and higher compound annual growth rates and, in each such case, with and without synergies. In all scenarios, the Merger would be accretive to the holders of Gillette Common Stock in the years 1997, 1998 and 1999.

     The summary set forth above, while containing all material elements of the analyses performed by Merrill Lynch, does not purport to be a complete description of such analyses. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analysis must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in the Merrill Lynch Opinion. The matters considered by Merrill Lynch in its analyses are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Duracell's or Gillette's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison is identical to Duracell or Gillette, and none of the acquisition comparables or other business combinations utilized as a comparison is identical to the proposed Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     The Gillette Board of Directors selected Merrill Lynch to act as one of its financial advisors on the basis of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial expertise in transactions similar to the Merger and because it is familiar with Gillette and its business. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

     Merrill Lynch Fees. With respect to Merrill Lynch's services as a financial advisor in connection with the Merger, pursuant to a letter agreement dated January 12, 1996, Gillette has agreed to pay Merrill Lynch $8,000,000 upon consummation of the Merger. In addition, Gillette also has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) and to indemnify Merrill Lynch and certain related persons against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Merrill Lynch has, in the past, provided financial advisory and financing services to Gillette and Duracell and has received fees for rendering such services. In addition, in the ordinary course of their businesses, Merrill Lynch and its affiliates may actively trade the debt and equity securities of Gillette and Duracell for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Opinion of J.P. Morgan Securities Inc.

     Pursuant to an engagement letter dated January 12, 1996, Gillette retained J.P. Morgan as a financial advisor in connection with the proposed Merger.

     At the meeting of the Board of Directors of Gillette on September 12, 1996, J.P. Morgan rendered its oral opinion to the Board of Directors of Gillette which was subsequently confirmed in a written opinion dated the date of the oral opinion that, as of such date, the consideration to be paid by Gillette in the proposed Merger was fair from a financial point of view to Gillette.

     In arriving at its opinion, J.P. Morgan reviewed a draft of the Merger Agreement, Gillette's and Duracell's Annual Reports, Forms 10-K and related information for the three fiscal years ended December 31, 1995, and June 30, 1995, respectively, the unaudited financial information for the six months ended June 30, 1996, and the nine months ended March 31, 1996, respectively, and a draft of Duracell's financial statements and related Management's Discussion and Analysis for the fiscal year ended June 30, 1996; current and historical market prices of Gillette Common Stock and Duracell Common Stock; certain publicly available information concerning the business of Gillette and Duracell and of certain other companies engaged in businesses comparable to those of Duracell, and the reported market prices for certain other companies securities deemed comparable; publicly available terms of certain transactions involving companies comparable to Duracell and the consideration paid for such companies; and the terms of other business combinations deemed relevant by J.P. Morgan. J.P. Morgan also held discussions with certain members of the management of Gillette and Duracell with respect to certain aspects of the Merger, and the past and current business operations of Gillette and Duracell, the financial condition and future prospects and operations of Gillette and Duracell (including the pre-tax amounts of synergies expected by Gillette to be realized following the Merger ranging from approximately $24 million in 1997 to approximately $116 million in 2001), and certain other matters believed necessary or appropriate to J.P. Morgan's inquiry. With respect to information regarding the future prospects of Gillette and Duracell furnished by Gillette and Duracell, J.P. Morgan assumed that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Gillette's and Duracell's management, respectively, as to the expected future prospects of Gillette and Duracell to which such information relates. While J.P. Morgan considered the amounts of synergies expected by Gillette to be realized following the Merger, the conclusion as to fairness included in the J.P. Morgan opinion does not apply only in the event such synergies are actually realized.

     J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Gillette and Duracell or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to J.P. Morgan. J.P. Morgan did not make any physical inspection of the properties or assets of Gillette or Duracell. J.P. Morgan also assumed that the Merger will constitute a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended, and will qualify for accounting treatment as a pooling of interests.

     J.P. Morgan's opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect the written opinion dated September 12, 1996, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan expressed no opinion as to the price at which the Gillette Common Stock will trade at any future time.

     In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

     Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of Duracell with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be comparable to Duracell. The companies selected by J.P. Morgan were Clorox Company, The Coca-Cola Company, Gillette, Mattel Incorporated, McDonald's Corporation, Ralston-Purina Group, Rubbermaid Incorporated and Tupperware Corporation. These companies were selected, among other reasons, because they are international market leading, premium-branded, consumer products companies. For each selected company, market valuation multiples based on publicly available financial statements through the twelve months ended June 30, 1996 and financial projections based on First Call (a brokers' earnings estimate and news survey which is updated daily) median earnings per share forecasts were calculated. J.P. Morgan examined the median value for each multiple, specifically: firm value to sales (2.33x); firm value to EBIT (13.5x); firm value to EBITDA (10.7x); equity value to net income (21.3x); firm value to projected 1996 EBIT (12.6x); firm value to projected 1996 EBITDA (10.0x); equity value to projected 1996 net income (20.4x) and equity value to projected 1997 net income (18.2x). These multiples were then applied to Duracell's trailing twelve months sales, EBIT, EBITDA, net income and projected 1996 EBIT, 1996 EBITDA, 1996 net income and 1997 net income, yielding implied trading values for Duracell Common Stock of approximately $44.00 to $54.00 per share, not including synergies. Including synergies, the multiples yielded implied trading values for Duracell Common Stock of approximately $54.00 to $64.50 per share. The implied value of each share of Duracell Common Stock in the Merger was $58.87 on September 11, 1996 (the last day before the public announcement of the Merger) based on the $65.125 closing price per share of Gillette Common Stock on such date and an exchange ratio of .904 shares of Gillette Common Stock for each share of Duracell Common Stock.

     Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions in the battery and premium branded consumer products industries with respect to firm value, firm value as a multiple of trailing twelve months EBIT and equity value as a multiple of trailing twelve months net income. Specifically, J.P. Morgan reviewed the following transactions in the battery industry: Thomas H. Lee Company's acquisition of Rayovac; Duracell's pending acquisition in South Korea of the SUNPOWER brand and STC Corporation's sales and distribution operations; Duracell's acquisition of Eveready South Africa; Ralston Purina Holdings (UK)'s acquisition of Ever Ready Ltd.; SADT's acquisition of Investment AV Cardo; Eveready Batteries acquisition of Cofinea; the acquisition by KKR affiliates of Duracell; Chloride Group acquisition of Powerline International; and Ralston Purina's acquisition of Union Carbide's Battery Division. J.P. Morgan reviewed the following transactions in the premium branded consumer products industry:
Cadbury Schweppes' acquisition of Dr. Pepper/Seven Up; Sandoz's acquisition of Gerber Products; the acquisition by KKR affiliates of Borden; Quaker Oats' acquisition of Snapple Beverage; Pillsbury's acquisition of Pet; Luxottica's acquisition of U.S. Shoe; Interbrew's acquisition of John Labatt; Johnson & Johnson's acquisition of Neutrogena; and Mattel's acquisition of Fisher Price. J.P. Morgan applied the median of the multiples derived from such analysis to Duracell's trailing twelve months EBIT (17.2x) and trailing twelve months net income (27.9x), and arrived at an estimated range of equity values for Duracell Common Stock of between $57.50 and $69.50 per share. The implied value of each share of Duracell Common Stock in the Merger was $58.87 on September 11, 1996 (the last day before the public announcement of the Merger) based on the $65.125 closing price per share of Gillette Common Stock on such date and an exchange ratio of .904 shares of Gillette Common Stock for each share of Duracell Common Stock.

     Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Duracell Common Stock. J.P. Morgan estimated the unlevered free cash flows of Duracell for the calendar years 1997 through 2001 based upon publicly available information and discussions with management of Duracell and Gillette. J.P. Morgan also analyzed a scenario designed to reflect more moderate growth in revenues and lower operating margins for Duracell during the 5-year period. J.P. Morgan also calculated a range of terminal asset values of Duracell at the end of the 5-year period ending 2001 by applying a range of EBITDA multiples between
9.0 and 10.0 times Duracell's estimated 2001 EBITDA. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.50% to 10.50%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Duracell. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Duracell's estimated 1996 calendar year-end excess cash, option exercise proceeds and total debt. Based on the methodology described above, the discounted cash flow analysis indicated a range of equity values of between $52.00 and $79.00 per share of Duracell Common Stock on a stand-alone basis without synergies. Including synergies, the discounted cash flow analysis indicated a range of equity values of between $62.50 and $89.50. The implied value of each share of Duracell Common Stock in the Merger was $58.87 on September 11, 1996 (the last day before the public announcement of the Merger) based on the closing price of $65.125 per share of Gillette Common Stock on such date and an exchange ratio of .904 shares of Gillette Common Stock for each share of Duracell Common Stock.

     Pro forma Merger Analysis. J.P. Morgan analyzed certain pro forma effects resulting from the Merger based on (i) projected 1997 through 2000 earnings for Gillette and Duracell based on publicly available information (including projected earnings estimates of equity analysts as compiled by First Call) and discussions with management of Gillette and Duracell and (ii) projected synergies estimated by Gillette management. This analysis indicated that the transaction would be accretive to EPS in 1997.

     Relative Value Analysis Based on Discounted Cash Flows. Based on the projections described above, J.P. Morgan calculated the exchange ratio implied by the relative values of the discounted cash flows generated by Gillette and Duracell on a stand-alone basis. Assuming no synergies, the analysis implied a range of exchange ratios of 0.83 to 0.95. Assuming synergies, the analysis implied a range of exchange ratios of 0.99 to 1.12.

     Relative Value Analysis Based on Selected Trading Multiples. Based on the selected trading multiples analysis described above, J.P. Morgan calculated the implied exchange ratio. Assuming no synergies, the analysis implied a range of exchange ratios of 0.68 to 0.84. Assuming synergies, the analysis implied a range of exchange ratios of 0.84 to 1.00.

     Contribution Analysis. J.P. Morgan compared the relative ownership of the holders of Gillette Common Stock and the holders of Duracell Common Stock with respect to the combined company of approximately 80.1% and 19.9%, respectively, to the relative contribution to the combined company of the sales and operating income of each of Gillette and Duracell for the twelve months ended December 31, 1995. This analysis showed that Gillette and Duracell would contribute approximately 75.7% and 24.3% of sales, respectively, and 76.2% and 23.8% of operating income, respectively.

     The description of J.P. Morgan's analyses set forth above summarizes the material aspects of the analyses performed but does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Gillette with respect to the Merger on the basis of such experience and its familiarity with Gillette.

     For services rendered in connection with the Merger, Gillette has agreed to pay J.P. Morgan a fee of $8,000,000 upon consummation of the Merger. In addition, Gillette has agreed to reimburse J.P. Morgan for its reasonable out-of-pocket expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and to indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

     J.P. Morgan and its affiliates maintain banking and other business relationships with Gillette, for which they receive customary fees. Its affiliate, Morgan Guaranty Trust Company of New York, has been the agent bank on Gillette's revolving credit facilities since 1986 and has received fees for such services. In addition, in the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Gillette or Duracell for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

OPINION OF DURACELL'S FINANCIAL ADVISOR

     Morgan Stanley was retained by Duracell to provide an opinion in connection with the Merger and related matters based upon Morgan Stanley's experience and expertise. At the September 12, 1996 meeting of the Board of Directors of Duracell, Morgan Stanley rendered to the Board of Directors of Duracell an oral opinion, confirmed in writing as of such date, to the effect that, as of such date and based on and subject to certain matters stated therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of Duracell Common Stock.

     The full text of the Morgan Stanley opinion dated September 12, 1996, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex D to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Holders of Duracell Common Stock should read the Morgan Stanley opinion carefully in its entirety. The Morgan Stanley opinion is directed to the Board of Directors of Duracell and the fairness of the Exchange Ratio from a financial point of view to the holders of shares of Duracell Common Stock, and it does not address any other aspect of the Merger nor does it constitute a recommendation to any holder of Duracell Common Stock as to how to vote at the Duracell Special Meeting. The summary of the Morgan Stanley opinion set forth in this Joint Proxy Statement/Prospectus, while containing all material provisions of such opinion, is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, Morgan Stanley (i) analyzed certain publicly available financial statements and other information of Duracell; (ii) analyzed certain publicly available financial statements and other information of Gillette; (iii) analyzed certain internal financial statements and other financial and operating data concerning Duracell prepared by the management of Duracell; (iv) analyzed certain financial projections prepared by management of Duracell; (v) discussed the past and current operations and financial condition and the prospects of Duracell with senior executives of Duracell; (vi) discussed the past and current operations and financial condition and the prospects of Gillette with senior executives of Gillette (which discussions Morgan Stanley viewed as consistent with publicly available analysts' reports regarding Gillette) and analyzed the proforma impact of the Merger on Gillette's earnings per share; (vii) reviewed the reported prices and trading activity for Gillette Common Stock; (viii) reviewed the reported prices and trading activity for the Duracell Common Stock; (ix) compared the financial performance of Duracell and the prices and trading activity of Duracell Common Stock with that of certain other comparable publicly-traded companies and their securities; (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (xi) discussed with senior executives of Duracell and Gillette their views of the strategic rationale for the Merger and the economic benefits of the Merger to Gillette;
(xii) participated in discussions and negotiations among representatives of Duracell and Gillette and their financial and legal advisors; and (xiii) reviewed the Merger Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Duracell, nor was Morgan Stanley furnished with any such appraisals. While Morgan Stanley considered the synergies expected to be realized by Gillette following the Merger, Morgan Stanley did not separately consider the effects of synergies on the fairness of the Exchange Ratio.

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. With respect to financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Duracell. Morgan Stanley relied upon, with the consent of Duracell, the assumptions of the management of Duracell and Gillette regarding cost savings and other synergies that will result from the Merger. Morgan Stanley assumed that the Merger will qualify as a "pooling of interests" business combination for accounting and financial reporting purposes and will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Morgan Stanley also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. The Morgan Stanley opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date thereof.

     In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Duracell.

     The following is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the Board of Directors of Duracell in connection with the preparation of the Morgan Stanley opinion dated September 12, 1996 and with its oral presentation to the Board of Directors of Duracell on September 12, 1996.

     Public Market Overview. Morgan Stanley reviewed certain trading information for each of Duracell and Gillette, including market value, market capitalization and institutional ownership. Morgan Stanley also reviewed historical and forward trading multiples for each company.

     Historical Stock Performance. Morgan Stanley compared the trading price of the shares of Duracell Common Stock and Gillette Common Stock. This stock performance review indicated that for Duracell's and Gillette's LTM ended September 6, 1996, the high and low closing prices for shares of Duracell Common Stock and Gillette Common Stock were $54.88 and $40.38 and $66.38 and $41.25, respectively. Morgan Stanley observed that implied price per share of Duracell Common Stock of $58.76 (assuming the Exchange Ratio of 0.904 shares of Gillette Common Stock for each share of Duracell Common Stock and a Gillette Common Stock price of $65.00) represented a premium to the LTM low and high price of Duracell Common Stock of 45.5% and 7.1%, respectively.

     Comparable Company Trading Analysis. Morgan Stanley performed a comparable public company trading analysis pursuant to which it compared certain publicly available financial and operating data, projections of future financial performance and market statistics (based upon closing stock prices on September 6, 1996) of Avon Products Incorporated, Colgate-Palmolive Company, Clorox Company, Newell Company, The Procter & Gamble Company, Ralston-Purina Company and Rubbermaid Incorporated (collectively, the "Selected Comparable Companies"). These companies were selected because of their comparability to Duracell, each being a leading publicly-traded manufacturer of consumer non-durable products. Morgan Stanley compared (i) the closing stock price of the Selected Comparable Companies as a multiple of estimated 1996 and 1997 EPS based upon information from Institutional Brokers Estimate System ("IBES") and (ii) the aggregate value (consisting of market capitalization and total debt) as a multiple of each LTM EBITDA and EBIT.

     For the Selected Comparable Companies, such analysis indicated: (i) median price to estimated 1996 EPS multiple of 19.7x, (ii) median price to estimated 1997 EPS multiple of 17.5x, (iii) median aggregate value to LTM EBITDA multiple of 10.6x and (iv) median aggregate value to LTM EBIT multiple of 13.5x.

     Morgan Stanley calculated the fully-diluted aggregate value of each of Duracell and Gillette (assuming an Exchange Ratio of 0.904 shares of Gillette Common Stock for each share of Duracell Common Stock and a Gillette stock price of $65.00) of $7,733 million and $28,956 million, respectively, as a multiple of each of their respective LTM EBITDA and EBIT. The multiples yielded by such calculation were (i) with respect to EBITDA, 14.3x and 17.4x, respectively, and
(ii) with respect to EBIT, 17.4x and 20.6x, respectively.

     Morgan Stanley also calculated the ratio of price per share to IBES median estimated 1996 and 1997 earnings per share for each of Duracell and Gillette. Assuming an exchange ratio of 0.904 shares of Gillette Common Stock for each share of Duracell Common Stock and a Gillette stock price of $65.00 per share, Duracell's ratio of price to IBES median estimated earnings for 1996 and 1997 was 26.1 and 22.6, respectively. Assuming a Gillette stock price of $65.00 per share, Gillette's price to IBES median estimated earnings for 1996 and 1997 was calculated to be 30.2 and 26.0, respectively.

     No company utilized as a comparison in the comparable companies analysis is identical to Duracell. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Duracell, such as the impact of competition on Duracell and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Duracell or the industry or in the financial markets in general.

     Comparable Precedent Transaction Analysis. Morgan Stanley reviewed certain publicly available information regarding 16 transactions from 1986 to 1996 involving the acquisition of manufacturers of non-durable consumer products companies with sales, distribution and marketing characteristics determined to be comparable to Duracell and for each transaction calculated where available
(i) the equity value as a multiple of each of LTM earnings (9 transactions available) and (ii) the asset value as a multiple of sales (15 transactions available), EBITDA (9 transactions available) and EBIT (14 transactions available). Such analysis indicated that equity value as a multiple of earnings ranged from 19.8x to 36.6x, with a mean of 27.7x and a median of 25.7x. Such analysis also indicated that asset value as a multiple of sales, EBITDA and EBIT, respectively, (i) ranged from 3.6x to 0.7x, with a mean of 2.1x and a median of 2.0x, (ii) ranged from 10.0x to 19.9x, with a mean of 13.8x and a median of 13.4x and (iii) ranged from 12.0x to 36.6x, with a mean of 20.0x and a median of 18.4x. With respect to Duracell, the equity value as a multiple of LTM earnings and the asset value as a multiple of sales, EBITDA and EBIT were 28.0x, 3.4x, 17.4x and 14.3x, respectively.

     For such transactions, Morgan Stanley also calculated where available the equity value as a multiple of LTM after-tax cash flow ("OCF") (4 transactions available) and book value (10 transactions available). Such analysis indicated that equity value, as a multiple of OCF and book value, respectively, ranged from 13.0x to 21.6x with a mean of 18.5x and a median of 19.7x and ranged from 2.9x to 35.7x, with a mean of 10.6x and a median of 5.2x. Multiples of OCF and book value were not calculated for the Duracell transaction as they were not material to the analysis.

     Morgan Stanley also analyzed ten share-for-share transactions each with an aggregate value in excess of $4 billion announced in 1995 to 1996. Such analysis indicated that the premium to unaffected price ranged from 8.7% to 42.0%, with a mean of 27.9% and a median of 29.7%. Such analysis also indicated that, assuming an exchange ratio of 0.904 shares of Gillette Common Stock for each share of Duracell Common Stock and a Gillette stock price of $65.00 per share the premium to unaffected price was 30.9%.

     No transaction utilized in the comparable transaction analysis is identical to the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Duracell, such as the impact of competition on the business of Duracell and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Duracell or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

     Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis to calculate a present value of the stand-alone unlevered free cash flows that Gillette and Duracell are expected to generate if Gillette and Duracell perform in accordance with certain assumed scenarios. With respect to Duracell, Morgan Stanley analyzed three scenarios: (i) the "Duracell High Case" which was based on publicly available information, discussions with Duracell management and certain financial forecasts prepared by Duracell management; (ii) the "Adjusted Duracell Case" which adjusted downward the aforementioned Duracell High Case based on several contingencies specified by Duracell management and
(iii) the "15% Growth Case" which was based on a set of financial forecasts which utilized IBES earnings estimates and the 15% median long-term earnings growth rate projected by IBES. With respect to Gillette, Morgan Stanley analyzed two scenarios: (i) the "Gillette High Case" and (ii) the "Gillette Low Case," both of which were based on publicly available information and discussions with Gillette management. For each scenario, Morgan Stanley discounted the estimated unleveraged free cash flows using a discount rate of 12.5%. Morgan Stanley added to the present values of the cash flows the terminal values of Gillette and Duracell, respectively, in the year 2006, and discounted the terminal value using the 12.5% discount rate. The terminal value was calculated using the perpetuity method, assuming a range of perpetual growth rates between 5% and 7% for Duracell and 6% and 8% for Gillette. Based on this analysis, Morgan Stanley calculated a per share equity value of Duracell ranging from $57.46 to $71.91 based on the Duracell High Case, $51.00 to $64.08 using the Adjusted Duracell Case and $42.78 to $53.59 using the 15% Growth Case. The per share equity values calculated for Gillette ranged from $63.87 to $84.00 using the Gillette High Case and $56.85 to $74.55 using the Gillette Low Case. The per share equity value ranges for Duracell and Gillette implied by the discounted cash flow methodology were discussed with the Duracell board as one means for considering the value of the companies' unleveraged free operating cash flows.

     Historical Exchange Ratio Analysis. Morgan Stanley analyzed the historical exchange ratio between Duracell Common Stock and Gillette Common Stock over several time periods. For each time period selected, the high, average and low exchange ratios were calculated. The time periods as of September 6, 1996 selected for the analysis were as follows: last two years, last twelve months, last six months, last 90 days, last 60 days, last 30 days, last 10 days and closing price on September 6, 1996 (for which only the average exchange ratio was calculated). The average exchange ratio for each aforementioned time period was 0.994, 0.884, 0.790, 0.716, 0.708, 0.711, 0.707 and 0.728, respectively.

     Analysis of Exchange Ratio Implied by Discounted Cash Flow
Analysis. Morgan Stanley calculated the range of exchange ratios implied by dividing the low end of the value range per Duracell share suggested by the various Duracell discounted cash flow scenarios by the low end of the value range per Gillette share suggested by various Gillette discounted cash flow scenarios. For the purposes of this analysis, the Duracell scenarios and Gillette scenarios were as follows: (i) 15% Growth Case and Gillette Low Case;
(ii) Adjusted Duracell Case and Gillette Low Case; (iii) Adjusted Duracell Case and Gillette High Case; and (iv) Duracell High Case and Gillette High Case. The ranges of implied exchange ratios derived from comparing these scenarios were
(i) 0.719 to 0.752; (ii) 0.859 to 0.897; (iii) 0.763 to 0.799; and (iv) 0.856 to
0.900, respectively.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Duracell or Gillette.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Duracell or Gillette. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the Exchange Ratio from a financial point of view to the holders of shares of Duracell Common Stock and were provided to the

Board of Directors of Duracell in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals or to reflect the prices at which Duracell or Gillette might actually be sold. In addition, as described above, the Morgan Stanley opinion, including Morgan Stanley's presentation to the Board of Directors of Duracell, was one of many factors taken into consideration by the Board of Directors of Duracell in making its determination to approve the Merger.

     The Board of Directors of Duracell retained Morgan Stanley based upon Morgan Stanley's experience and expertise. Morgan Stanley is an internationally recognized investment banking and financial advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in securities of Duracell or Gillette. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to Duracell and its affiliates and Gillette and have received customary fees for the rendering of these services.

     Pursuant to a letter agreement dated September 12, 1996, Duracell has agreed to pay Morgan Stanley a transaction fee equal to $10 million, payable upon consummation of the Merger. In addition to the foregoing compensation, Duracell has agreed to reimburse Morgan Stanley for its expenses, including reasonable fees and expenses of its counsel, and to indemnify Morgan Stanley for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Duracell Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, Duracell stockholders should be aware that certain members of Duracell management and the Duracell Board of Directors at the time of the approval of the Merger Agreement and the Merger had, and currently have, certain interests which present them with conflicts of interest in connection with their recommendation of the approval of the Merger Agreement to Duracell's stockholders.

     Each of Charles R. Perrin, Chairman of the Board and Chief Executive Officer; Charles E. Kiernan, President, Chief Operating Officer and Director; G. Wade Lewis, Senior Vice President, Finance, Chief Financial Officer and Director; Gregg A. Dwyer, Senior Vice President, General Counsel and Secretary; and Nancy A. Reardon, Senior Vice President, Human Resources will enter into agreements, effective as of the Effective Time, which will provide that if such officer's employment with Duracell is terminated other than for cause by Duracell within two years following the Effective Time, or for any reason by such officer more than six months after the Effective Time but within two years following the Effective Time, he or she will receive (i) a payment equal to two times the sum of such officer's annual base salary as of the date of the Merger Agreement and bonus for fiscal year 1996, payable in installments for a period of two years following termination, and (ii) until the earlier of two years after termination or the date upon which such officer becomes re-employed with comparable benefits, continuation of coverage and participation in current employee benefit plans. Such agreements will further provide that if such officer's employment with Duracell is terminated, he or she will (i) execute a release of all claims against Duracell, Gillette and their respective affiliates, (ii) not compete in the consumer battery business in any location for a period of one year following the termination of employment and (iii) not solicit customers or employees of Duracell or Gillette, wherever located, during such one-year period.

     Each of J. Norman Allen, President, New Products and Technology; David G. Bluestein, President, Duracell North America; Christophe Ripert, President, Duracell Europe; and Steven G. Staves, President, International Development Markets will enter into agreements, effective as of the Effective Time, which will provide that such officers will receive a retention bonus equal to the sum of such officer's annual base salary as of the date of the Merger Agreement and bonus for fiscal year 1996, payable on each of the first and second anniversaries of the Effective Time, provided that the officer is still employed on the payment date. Such agreements will also provide that if such officer's employment with Duracell is terminated other than for cause by Duracell or for good reason by such officer within two years following the Effective Time, he will receive (i) a payment equal to two times the sum of such officer's annual base salary as of the date of the Merger Agreement and bonus for fiscal year 1996, reduced by the amount of any retention bonus already paid, payable in installments over the balance of the two-year period following the Effective Time and (ii) until the earlier of two years after termination or the date upon which such officer becomes re-employed with comparable benefits, continuation of coverage and participation in current employee benefit plans. In the case of Mr. Staves, Gillette will make an additional payment sufficient, after giving effect to all taxes, including interest and penalties, to make Mr. Staves whole for all taxes imposed with respect to any excess parachute payment and any associated interest and penalties. Such agreements will further provide that if such officer's employment with Duracell is terminated, he will (i) execute a release of all claims against Duracell, Gillette and their respective affiliates, (ii) not compete in the consumer battery business in any location for a period of one year following the termination of employment and (iii) not solicit customers or employees of Duracell or Gillette, wherever located, during such one-year period.

     Each of Robert A. Burgholzer, Jr., Vice President and Controller; Barbara
J. Johnson, Vice President, Taxes; Walter B. Rogers, Vice President, Investor Relations; and Somerset R. Waters, Vice President and Treasurer will enter into agreements, effective as of the Effective Time, which will provide that if such officer's employment with Duracell is terminated other than for cause by Duracell within two years following the Effective Time or for any reason by such officer more than six months after the Effective Time but within two years following the Effective Time, he or she will receive (i) a payment equal to the sum of such officer's annual base salary as of the date of the Merger Agreement and bonus for fiscal year 1996, payable in installments for a period of one year following termination and (ii) until the earlier of one year after termination or the date upon which such officer becomes re-employed with comparable benefits, continuation of coverage and participation in current employee benefit plans.

     At the Effective Time, any unvested options to purchase Duracell Common Stock issued under the Duracell Shares Plan and the Stock Option Plan for Key Employees will vest and become immediately exercisable. See "-- Effect on Stock Option and Employee Benefits Plans" and "Stock Ownership of Management and Certain Beneficial Owners of Duracell."

     In consideration of its advisory services to Duracell in connection with the Merger, KKR will receive a fee of $20 million from Duracell, payable upon consummation of the Merger. Henry R. Kravis, George R. Roberts, Paul E. Raether and Scott M. Stuart, each of whom is a director of Duracell, are affiliates of the entity that is the general partner of KKR, and the receipt of the entire $20 million advisory fee payable to KKR upon consummation of the Merger may therefore be attributable to each of such persons. Because Gillette will ultimately bear the KKR fee (which is payable only upon consummation of the Merger), negotiations with respect to the KKR fee took place on September 11, 1996, after the principal terms of the Merger were agreed upon, between Henry R. Kravis, on behalf of KKR, and Alfred M. Zeien, on behalf of Gillette. The fee was based, among other things, on the role of representatives of KKR in helping analyze various alternatives for Duracell over a period of time, in negotiating with representatives of Gillette and in obtaining a more favorable exchange ratio for all Duracell stockholders than was initially discussed. The directors of Duracell who were not affiliated with KKR or with members of management unanimously approved the KKR fee arrangement at the Board of Directors meeting held on September 12, 1996. Prior to taking action on the KKR fee, the Duracell Board was advised that (i) the fee arrangement between Duracell and KKR was disclosed to and discussed with Gillette only after the principal terms of the Merger, including the Exchange Ratio, were agreed upon by the parties, and (ii) the aggregate investment banking and advisory fees were, on a percentage basis, within the range of fees paid to advisors to acquired companies in recent large transactions. See "-- Background of the Merger," "-- Opinion of Duracell's Financial Advisor" and "Stock Ownership of Management and Certain Beneficial Owners of Duracell."

     Following consummation of the Merger, Henry R. Kravis, who is currently a director of Duracell, will be appointed to the Gillette Board of Directors by the directors of Gillette, which will increase the size of the Board from twelve to thirteen directors.

     Gillette and the KKR Stockholders have entered into the Registration Rights Agreement pursuant to which the KKR Stockholders may require, subject to the terms and conditions thereof, Gillette to register the shares of Gillette Common Stock received by them in the Merger for sale in accordance with the Securities Act. See "Other Agreements -- Registration Rights Agreement."

     The Merger Agreement provides that Duracell shall, to the fullest extent permitted under applicable law or under Duracell's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, and, after the Effective Time, Gillette and the Surviving Corporation (as defined) shall, to the fullest extent permitted under applicable law or the Surviving Corporation's Certificate of Incorporation or By-Laws as in effect at the Effective Time, indemnify and hold harmless each present and former director, officer or employee of Duracell and its subsidiaries, against any losses, claims, damages, costs or expenses (including attorneys' fees), judgments, fines, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the Merger Agreement, or otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in Duracell's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case for a period of six years after the date of the Merger Agreement. The Merger Agreement provides that Gillette and the Surviving Corporation will honor and fulfill the obligations of Duracell under indemnification agreements with Duracell's directors and officers existing at or before the Effective Time. The Merger Agreement further provides that Gillette will cause the Surviving Corporation to maintain directors' and officers' liability insurance policies as currently maintained by Duracell for six years after the Effective Time to the extent that such policies are obtainable at an annual cost of not greater than 150% of Duracell's annual premium as of the date of the Merger Agreement; provided that if such coverage is not available for such amount, Gillette or the Surviving Corporation shall purchase as much coverage as possible for such amount. See "The Merger Agreement -- Additional Agreements -- Indemnification and Insurance."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The obligations of Gillette and Duracell to consummate the Merger are conditioned on the receipt by Gillette of an opinion from Ropes & Gray, its counsel, and the receipt by Duracell of an opinion from Simpson Thacher & Bartlett, its counsel, that the Merger constitutes a reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). No ruling has been sought from the Internal Revenue Service as to the United States Federal income tax consequences of the Merger, and the opinions of counsel will not be binding upon the Internal Revenue Service or any court.

     The opinions of counsel will be based in part upon representations, made as of the Effective Time by Duracell, Gillette and the KKR Stockholders, which counsel will assume to be true, correct and complete. If the representations are inaccurate, the opinions of counsel could be adversely affected.

     The opinions of counsel will state that the material United States Federal income tax consequences of the Merger are as follows:

          1. No gain or loss will be recognized by a Duracell stockholder upon the exchange of his or her Duracell Common Stock for Gillette Common Stock, except that a Duracell stockholder who receives cash proceeds in lieu of a fractional share interest in Gillette Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest. Such gain or loss will constitute capital gain or loss if such stockholder's Duracell Common Stock is held as a capital asset at the Effective Time and will be long-term capital gain or loss if such stockholder's Duracell Common Stock has been held for more than one year at the Effective Time.

          2. The tax basis of the Gillette Common Stock received by a Duracell stockholder will be the same as such stockholder's tax basis in the Duracell Common Stock surrendered in exchange therefor, decreased by the tax basis allocated to any fractional share interest exchanged for cash.

          3. The holding period of the Gillette Common Stock received by a Duracell stockholder will include the period during which the Duracell Common Stock surrendered in exchange therefor was held (provided that such Duracell Common Stock was held by such Duracell stockholder as a capital asset at the Effective Time).

          4. No gain or loss will be recognized by Duracell, Gillette or Merger Sub as a result of the Merger.

     Certain noncorporate Duracell stockholders may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share interest in Gillette Common Stock. Backup withholding will not apply, however, to a stockholder who (i) furnishes a correct taxpayer identification number ("TIN") and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the Transmittal Letter, (ii) provides a certificate of foreign status on Form W-8, or (iii) is otherwise exempt from backup withholding. A stockholder who fails to provide the correct TIN on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

     Each Duracell stockholder will be required to retain records and file with such holder's U.S. federal income tax return a statement setting forth certain facts relating to the Merger.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER DURACELL STOCKHOLDERS SHOULD VOTE IN FAVOR OF THE DURACELL MERGER PROPOSAL OR WHETHER GILLETTE STOCKHOLDERS SHOULD VOTE IN FAVOR OF THE GILLETTE SHARE PROPOSAL. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR DURACELL STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN UNITED STATES FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, FINANCIAL INSTITUTIONS, INSURANCE COMPANIES, CERTAIN RETIREMENT PLANS, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND STOCKHOLDERS WHO ACQUIRED DURACELL COMMON STOCK PURSUANT TO THE EXERCISE OF DURACELL OPTIONS OR OTHERWISE AS COMPENSATION, AND DOES NOT ADDRESS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF DURACELL OPTIONS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. DURACELL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Gillette and Duracell will be carried forward to the combined corporation at their recorded amounts, subject to any adjustments required to conform the accounting policies of the two companies; income of the combined corporation will include income of Gillette and Duracell for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation.

     The Merger Agreement provides that a condition to the consummation of the Merger is the receipt of letters from KPMG Peat Marwick LLP and Deloitte & Touche LLP, independent certified public accountants of Gillette and Duracell, respectively, to the effect that the Merger qualifies for "pooling of interests" accounting treatment.

EFFECT ON STOCK OPTION AND EMPLOYEE BENEFITS PLANS

     At the Effective Time, each then outstanding option to purchase Duracell Common Stock granted under the Duracell Stock Option Plans will be deemed assumed by Gillette and will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option prior to the Effective Time, the number of shares of Gillette Common Stock which such option holder would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (without regard to vesting requirements) at a price per share equal to (x) the aggregate exercise price for Duracell Common Stock otherwise purchasable pursuant to such option divided by (y) the number of shares of Gillette Common Stock deemed purchasable pursuant to such option. See "The Merger
Agreement -- Terms of the Merger -- Stock Options." As of November 1, 1996, there were outstanding options to acquire 1,001,057 shares of Duracell Common Stock under the Stock Option Plan for Key Employees of Duracell and options to acquire 4,668,758 shares of Duracell Common Stock under the Duracell Shares Plan. At the Effective Time, any unvested options to purchase Duracell Common Stock issued under the Duracell Stock Option Plans will vest and become immediately exercisable.

     The Merger Agreement provides for Gillette to maintain certain Duracell contractual benefit programs and for Duracell to enter into certain severance plans and agreements as of the Effective Time. See "-- Interests of Certain Persons in the Merger" and "The Merger Agreement -- Additional Agreements -- Employment and Benefit Matters."

CERTAIN LEGAL MATTERS

     Antitrust. Pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Gillette and Duracell have each filed a Notification and Report Form for review under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice. The waiting period applicable to the consummation of the Merger under the HSR Act has expired.

     Gillette and Duracell do not believe that any additional governmental filings in the United States, other than the Certificate of Merger, are required with respect to the Merger. Consummation of the Merger is conditioned upon, among other things, the absence of any preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction which prohibits or restricts the consummation of the Merger.

     Foreign Approvals. Gillette and Duracell conduct operations in a number of foreign countries where regulatory filings or approvals with applicable competition and other authorities, including a filing with the Commission of the European Communities, will be required in connection with the consummation of the Merger. Gillette and Duracell believe that all such material filings and approvals have been made or obtained, or will be made or obtained, as the case may be.

RESALE OF GILLETTE AND DURACELL COMMON STOCK

     All Gillette Common Stock issued in connection with the Merger will be freely transferable, except that any Gillette Common Stock received by persons who are deemed to be "affiliates" for purposes of Rule 145 under the Securities Act of Duracell or Gillette at the time of the Duracell Special Meeting or the Gillette Special Meeting, respectively, may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Duracell, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Gillette, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Duracell or Gillette generally include individuals or entities that control, are controlled by, or are under common control with, such corporation and may include certain officers and directors of such corporation as well as principal stockholders of such corporation.

     Affiliates of Duracell or Gillette may not sell their shares of Gillette Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 (or Rule 144 under the Securities Act in the case of persons who are or become affiliates of Gillette) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for two years following the Effective Time an affiliate (together with certain related persons) would be entitled to sell shares of Gillette Common Stock acquired in connection with the Merger only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Gillette Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only remain available, however, to affiliates if Gillette remained current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Time, a person who was an affiliate of Duracell at the time of the Duracell Special Meeting would be able to sell shares of Gillette Common Stock acquired in the Merger without such manner of sale or volume limitations provided that Gillette was current with its Exchange Act informational filings and such person was not then an affiliate of Gillette. Three years after the Effective Time, a person who was an affiliate of Duracell at the time of the Duracell Special Meeting would be able to sell such shares of Gillette Common Stock acquired in the Merger without any restrictions so long as such person had not been an affiliate of Gillette for at least three months prior thereto.

     In addition, persons who are affiliates of Gillette or Duracell for purposes of Rule 145 under the Securities Act at the time of the Gillette Special Meeting or the Duracell Special Meeting, respectively, may be deemed to be affiliates of Gillette or Duracell for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

     In order to help assure compliance with Rule 145 under the Securities Act and treatment of the Merger as a pooling of interests, each of Gillette and Duracell has agreed to use its best efforts to cause each of its affiliates to deliver, on or prior to the date which is 30 days prior to the Effective Time, an agreement providing that such affiliate will not transfer (i) any Gillette Common Stock received in the Merger except in compliance with the Securities Act and (ii) any securities of Duracell or Gillette in the period beginning 30 days immediately preceding the Effective Time and ending at such time as results covering at least 30 days of combined operations of Duracell and Gillette have been published by Gillette.

     Under the terms of the Registration Rights Agreement, the KKR Stockholders have certain demand and piggyback registration rights pursuant to which they may require, subject to the terms and conditions thereof, Gillette to register under the Securities Act all or part of the Gillette Common Stock received by such KKR Stockholders in connection with the Merger. See "Other
Agreements -- Registration Rights Agreement."

STOCK EXCHANGE LISTING

     It is a condition to the consummation of the Merger that the shares of Gillette Common Stock to be issued in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance.

DIVIDENDS

     Duracell will pay its regular quarterly cash dividend of $.29 per share of Duracell Common Stock in the fourth calendar quarter of 1996. Gillette will pay its regular quarterly cash dividends of $.18 per share of Gillette Common Stock and $12.0575 per share of ESOP Preferred Stock in the fourth calendar quarter of 1996; following the Merger, it is the current intention of the Board of Directors of Gillette to continue to declare dividends on the Gillette Stock initially in these amounts. Future dividends will be determined by Gillette's Board of Directors in light of the earnings and financial condition of Gillette and its subsidiaries and other factors. See "Comparative Per Share Prices and Dividends."

APPRAISAL RIGHTS

     Holders of Duracell Common Stock are not entitled to dissenters' appraisal rights under Delaware law in connection with the Merger because the Duracell Common Stock was listed on the NYSE on the Record Date for the Duracell Special Meeting and the shares of Gillette Common Stock which such holders will be entitled to receive in the Merger will be listed on the NYSE at the Effective Time. Holders of Gillette Common Stock are not entitled to dissenters' appraisal rights under Delaware law in connection with the Merger because Gillette is not a constituent corporation in the Merger.

FEES AND EXPENSES

     The Merger Agreement requires Duracell to pay Gillette a fee (the "Fee") of $150 million plus reasonable, documented out-of-pocket expenses of up to $15 million if the Merger Agreement is terminated under certain circumstances. See "The Merger Agreement -- Termination."

     Except for the aforesaid Fee and expenses, and except for printing and filing fees in respect of this Joint Proxy Statement/Prospectus and the Registration Statement, which will be shared equally, each of Gillette and Duracell will pay its own expenses in connection with the Merger.

                              THE MERGER AGREEMENT

     The description of the Merger Agreement contained in this Joint Proxy Statement/Prospectus, while containing all material provisions of the Merger Agreement, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

TERMS OF THE MERGER

     The Merger. At the Effective Time and subject to and upon the terms and conditions of the Merger Agreement and the Delaware General Corporation Law ("DGCL"), Merger Sub will be merged with and into Duracell, the separate corporate existence of Merger Sub will cease, and Duracell will continue as the surviving corporation ("Surviving Corporation") and a wholly-owned subsidiary of Gillette.

     Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, the Merger will be consummated by filing a certificate of merger, together with any required related certificates, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The time of such filing is referred to as the "Effective Time."

     Certificate of Incorporation and By-Laws. The Merger Agreement provides that the Certificate of Incorporation of Duracell, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation, and the By-Laws of Duracell, as in effect immediately prior to the Effective Time, will be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, such Certificate of Incorporation and such By-Laws; provided that the Board of Directors of the Surviving Corporation will consist of the same number of directors as the number of directors of Merger Sub at the Effective Time.

     Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Duracell immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     Conversion of Duracell Common Stock in the Merger. At the Effective Time, each share of Duracell Common Stock (a "Duracell Share") issued and outstanding immediately prior to the Effective Time (excluding shares referred to in the following paragraph) will be converted into the right to receive 0.904 shares of validly issued, fully paid and nonassessable shares ("Gillette Shares") of Gillette Common Stock (together with the preferred stock purchase right attached thereto). Cash will be paid to Duracell stockholders in lieu of fractional shares of Gillette Common Stock and for any dividends or other distributions to which such holders are entitled. See "-- Terms of Merger -- Fractional Shares" and "-- Exchange of Certificates."

     Each share of Duracell Common Stock held in the treasury of Duracell and each share of Duracell Common Stock owned by Gillette, Merger Sub or any direct or indirect wholly owned subsidiary of Duracell or Gillette immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired without payment of any consideration therefore and cease to exist.

     Stock Options.

     (i) At the Effective Time, each outstanding option to purchase Duracell Common Stock (a "Stock Option") granted under (A) the Duracell Shares Plan, or
(B) Duracell's Stock Option Plan for Key Employees (collectively, the "Duracell Stock Option Plans"), whether vested or unvested, shall be deemed assumed by Gillette and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the number (rounded to the nearest whole number) of Gillette Shares as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Duracell Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of Gillette Shares deemed purchasable pursuant to such Stock Option.

     (ii) As soon as practicable after the Effective Time, Gillette shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions (including antidilution provisions).

     (iii) Gillette shall take all corporate action necessary to reserve for issuance a sufficient number of Gillette Shares for delivery pursuant to the terms set forth under "-- Terms of Merger -- Stock Options."

     (iv) Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), Gillette shall either (A) file a Registration Statement on Form S-8 (or any successor form), effective as of the Effective Time, with respect to the shares of Gillette Common Stock issuable upon exercise of the Stock Options, or
(B) file any necessary amendments to the Duracell's previously-filed Registration Statement(s) on Form S-8 in order that Gillette will be deemed a "successor registrant" thereunder, and, in either event Gillette shall use all reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such options shall remain outstanding.

     Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Gillette Common Stock or Duracell Common Stock), reorganization, recapitalization or other like change with respect to Gillette Common Stock or Duracell Common Stock occurring after the date of the Merger Agreement and prior to the Effective Time.

     Fractional Shares. No certificates or scrip representing less than one Gillette Share shall be issued in connection with the Merger. In lieu of any such fractional share, each holder of a certificate or certificates representing Duracell Shares ("Certificates") who would otherwise have been entitled to a fraction of a Gillette Share upon surrender of Certificates for exchange shall be paid upon such surrender cash equal to the product of (i) such fraction, multiplied by (ii) the closing price per share on the NYSE of Gillette Common Stock as reported in the Eastern Edition of the Wall Street Journal on the trading date prior to the date on which the Effective Time occurs.

EXCHANGE OF CERTIFICATES

     Exchange Agent. At or prior to the Effective Time, Gillette shall supply, or shall cause to be supplied, to or for the account of The First National Bank of Boston, or such other bank or trust company as shall be designated by Gillette (the "Exchange Agent"), in trust for the benefit of the holders of Duracell Common Stock, for exchange in accordance with the Merger Agreement, through the Exchange Agent, certificates evidencing the Gillette Shares issuable in exchange for outstanding Duracell Shares. Gillette will make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares and any dividends and distributions.

     Exchange Procedures. As soon as reasonably practicable after the Effective Time, Gillette will instruct the Exchange Agent to mail to each holder of record of Duracell Common Stock a letter of transmittal and instructions to effect the surrender of the certificates representing Duracell Common Stock in exchange for certificates evidencing Gillette Common Stock. Upon surrender of a certificate representing Duracell Common Stock for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will be entitled to receive in exchange therefor (i) certificates evidencing that number of whole Gillette Shares which such holder has the right to receive in the Merger, (ii) any dividends or other distributions on the shares of Gillette Common Stock which such holder is entitled to receive, and (iii) cash in respect of fractional shares of Gillette Common Stock (the Gillette Shares, dividends, distributions and cash being, collectively, the "Merger Consideration"), and the certificate representing Duracell Common Stock so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Duracell Shares which is not registered in the transfer records of Duracell as of the Effective Time, Gillette Shares, dividends and distributions may be issued and paid to a transferee if the certificate evidencing such Duracell Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented shares of Duracell Common Stock will be deemed from and after the Effective Time, for all corporate purposes (other than payment of dividends and subject to the provisions described below under "-- Exchange of Certificates -- No Liability, Escheat and Withholding"), to evidence the ownership of the number of full Gillette Shares into which such Duracell Shares shall have been so converted.

     Distributions With Respect to Unexchanged Duracell Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Gillette Common Stock with a record date after the Effective Time will be paid to the holder of an unsurrendered certificate representing shares of Duracell Common Stock with respect to the shares of Gillette Common Stock they are entitled to receive until the holder of such certificate shall surrender such certificate. Subject to applicable law and the provisions described below under "-- Exchange of Certificates -- No Liability, Escheat and Withholding," following surrender of any certificate representing shares of Duracell Common Stock, there will be paid to the record holder of the certificates representing whole shares of Gillette Common Stock issued in exchange therefor, without interest, at the time of surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Gillette Common Stock.

     Transfers of Ownership. If any certificate for shares of Gillette Common Stock is to be issued in a name other than that in which the certificate representing shares of Duracell Common Stock surrendered in exchange therefor is registered, it will be a condition of the issuance that the certificate surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Gillette or any designated agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Gillette Common Stock in any name other than that of the registered holder of the certificate surrendered, or have established to the satisfaction of Gillette or any designated agent that such tax has been paid or is not payable.

     No Liability, Escheat and Withholding. At any time following one year after the Effective Time, Gillette shall be entitled to require the Exchange Agent to deliver to Gillette any Merger Consideration which has been made available to the Exchange Agent by or on behalf of Gillette and which has not been disbursed to holders of certificates representing shares of Duracell Common Stock, and thereafter such holders shall be entitled to look to Gillette only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of such certificates. Notwithstanding the foregoing, neither Gillette, Merger Sub nor Duracell will be liable to any holder of Duracell Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Gillette or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Duracell stockholder such amounts as Gillette or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law.

     Lost, Stolen or Destroyed Certificates. In the event any certificates representing shares of Duracell Common Stock have been lost, stolen or destroyed, the Exchange Agent will issue shares of Gillette Common Stock in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the owner of such certificates and delivery of a bond in a reasonable sum as indemnity against any claim that may be made against Gillette or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO DURACELL STOCKHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE TIME AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF DURACELL COMMON STOCK. DURACELL STOCKHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO THE EXCHANGE AGENT OR DURACELL PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties made by Duracell, in respect of itself and its subsidiaries, in favor of Gillette and Merger Sub, and made by Gillette and Merger Sub, in respect of Gillette and its subsidiaries, in favor of Duracell, relating, among other things, to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) corporate organization, standing, qualification and similar corporate matters, except where failure to be so qualified or in good standing do not constitute a Material Adverse Effect (as defined below); (ii) the absence of violation of provisions of charter documents; (iii) capitalization; (iv) the authorization, execution, delivery and enforceability of the Merger Agreement; (v) no breach or default of certain material agreements; (vi) the absence of conflict of the Merger Agreement with charter documents, laws or agreements and the absence of the need for consents for the execution and delivery of the Merger Agreement except for certain filings specified in the Merger Agreement and except where the failure to obtain such consents does not constitute a Material Adverse Effect; (vii) the absence of conflict with, default under or violation of agreements and laws, except as do not constitute a Material Adverse Effect, and the holding of permits necessary for the conduct of business, and the compliance with such permits, except where failure to comply does not constitute a Material Adverse Effect;
(viii) the filing of all required forms, reports and other documents filed with the Commission, the compliance of such forms, reports and documents with the Securities Act or the Exchange Act, the absence of material misstatements or omissions in the information contained therein, and the fair presentation of the financial statements contained therein in accordance with generally accepted accounting principles; (ix) conduct of business in the ordinary course and the absence of certain changes or events (except as contemplated by the Merger Agreement) since the close of the most recent fiscal year of Duracell or Gillette, respectively, including the absence of the occurrence of a Material Adverse Effect; (x) the absence of undisclosed liabilities, except those which are provided for in Duracell's June 30, 1995 balance sheet or Gillette's December 31, 1995 balance sheet, were incurred in the ordinary course of business and not required to be reflected on such balance sheet of Duracell or Gillette, were incurred since June 30, 1995 (in the case of Duracell) or since December 31, 1995 (in the case of Gillette) in the ordinary course of business consistent with past practice, were incurred in connection with the Merger Agreement, or which do not constitute a Material Adverse Effect; (xi) the absence of pending litigation or known threatened litigation that constitutes a Material Adverse Effect; (xii) compliance with laws applicable to employee benefit plans (made only by Duracell); (xiii) labor matters and claims known or threatened which constitute a Material Adverse Effect; (xiv) the accuracy of information supplied for inclusion in the Registration Statement and this Joint Proxy Statement/Prospectus; (xv) clear title to property and valid leases, except the existence of a defect which does not constitute a Material Adverse Effect ; (xvi) payment of taxes and certain other tax matters, except where non-payment does not constitute a Material Adverse Effect; (xvii) compliance with environmental laws, except where noncompliance does not constitute a Material Adverse Effect; (xviii) ownership and rights to use material intellectual property, and absence of certain restrictions with respect to intellectual property, except such restrictions which do not constitute a Material Adverse Effect; (xix) relationships or transactions with affiliates;
(xx) maintenance of insurance; (xxi) the absence of actions that could affect the ability of Gillette to account for the business combination to be effected by the Merger as a pooling of interests; (xxii) the receipt of fairness opinions of the parties' respective financial advisors; (xxiii) brokers, finders and investment bankers; (xxiv) change in control payments (made only by Duracell);
(xxv) expenses (made only by Duracell); (xxvi) the ownership of Merger Sub (made only by Gillette); and (xxvii) intention as to the location of the battery group headquarters (made only by Gillette).

     "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Duracell and its subsidiaries or Gillette and its subsidiaries, as the case may be, in each case taken as a whole, or (b) does or is reasonably likely to delay or prevent the consummation of the transactions contemplated by the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

     Conduct of Business by Duracell. The Merger Agreement provides that, prior to the Effective Time, unless Gillette otherwise agrees in writing, Duracell will conduct its business and cause the businesses of its subsidiaries to be conducted only in the ordinary course of business and in a manner consistent with past practice; and Duracell will use all reasonable efforts to preserve substantially intact the business organization of Duracell and its subsidiaries, to keep available the services of the present officers, employees and consultants of Duracell and its subsidiaries and to preserve the present relationships of Duracell and its subsidiaries with customers, suppliers and other persons with which Duracell or any of its subsidiaries has significant business relations. Except as contemplated by the Merger Agreement, neither Duracell nor any of its subsidiaries, without the prior written consent of Gillette, will:

          (i) amend or otherwise change Duracell's Certificate of Incorporation or By-Laws or similar organizational documents of any of its subsidiaries;

          (ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in Duracell, any of its subsidiaries (except for (i) the issuance of shares of Duracell Common Stock issuable pursuant to Stock Options which were granted under the Duracell Stock Option Plans and were outstanding on the date of the Merger Agreement and (ii) grants of Stock Options under the Duracell Stock Option Plans for the purchase of a maximum of 25,000 shares of Duracell Common Stock granted to certain individuals);

          (iii) sell, pledge, dispose of or encumber any assets of Duracell or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $10,000,000 in the aggregate);

          (iv) (1) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any of its capital stock, other than regular quarterly cash dividends of $0.29 per share in accordance with past practice (and provided that if the Effective Time shall occur on a date in any quarter which is subsequent to the record date for the regular quarterly cash dividend on Gillette Common Stock and prior to the customary record date for the regular quarterly cash dividend on Duracell Common Stock, Duracell shall be permitted to declare and pay its dividend in the customary amount for such quarter prior to the Effective Time), except that a wholly owned subsidiary of Duracell may declare and pay a dividend to its parent, (2) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities or property in respect of, in lieu of or in substitution for shares of its capital stock, or (3) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Duracell Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Duracell Common Stock, or provide that upon the exercise or conversion of any such option, warrant or right the holder thereof shall receive cash, or propose to do any of the foregoing;

          (v) (1) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division (subject to certain exceptions); (2) incur any indebtedness for borrowed money or issue any debt securities except for short-term, working capital and commercial paper borrowings not in excess of $800,000,000 in the aggregate at any one time outstanding incurred in the ordinary course of business consistent with past practice and except for intercompany indebtedness between Duracell and any of its wholly owned subsidiaries or between such wholly owned subsidiaries, or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (3) enter into or amend any material contract or agreement (subject to certain exceptions); (4) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $10,000,000 for Duracell and its subsidiaries taken as a whole; or (5) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by the foregoing;

          (vi) (1) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of Duracell or its subsidiaries who are not officers of Duracell in the ordinary course of business in accordance with past practices; (2) grant any severance or termination pay to or enter into any employment or severance agreement with any director, officer or other employee of Duracell or any of its subsidiaries; or (3) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

          (vii) except as may be required as a result of a change in law or in generally accepted accounting principles, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

          (viii) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

          (ix) pay, discharge or satisfy any claims, liabilities or obligations, whether absolute, accrued, asserted or unasserted, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in Duracell's financial statements contained in reports filed prior to the date of the Merger Agreement with the Commission or incurred in the ordinary course of business and consistent with past practice; or

          (x) take, or agree to take, any of the foregoing actions or any action which would make any of the representations or warranties of Duracell contained in the Merger Agreement untrue or incorrect or prevent Duracell from performing its covenants under the Merger Agreement.

     No Solicitation by Duracell. The Merger Agreement provides that Duracell will not, directly or indirectly, through any officer, director, employee, representative or agent of Duracell or any of its subsidiaries, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving Duracell or any subsidiaries of Duracell other than the Merger (the foregoing being referred to as "Acquisition Proposals"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal. However, the Board of Directors of Duracell is not (i) prevented from considering, negotiating, discussing, approving and recommending to the stockholders of Duracell a bona fide Acquisition Proposal not solicited in violation of the Merger Agreement, provided the Board of Directors of Duracell determines in good faith and upon advice of outside counsel that it is required to do so in order to discharge properly its fiduciary duties or (ii) prohibited from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

     Under the Merger Agreement, Duracell is required immediately to notify Gillette after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to Duracell or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of Duracell or any subsidiary by any person or entity that informs the Board of Directors of Duracell or such subsidiary that it is considering making, or has made, an Acquisition Proposal.

     If the Board of Directors of Duracell receives a request for material nonpublic information by a person who makes a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of outside counsel that it is required to cause Duracell to provide such information in order to discharge properly the directors' fiduciary duties, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement substantially similar to the one then in effect between Duracell and Gillette (other than for the provisions relating to exclusivity and standstill), Duracell may provide such person with access to information regarding Duracell.

     The Merger Agreement also provides that Duracell will not release any third party from the confidentiality provisions of any confidentiality agreement to which Duracell is a party.

     Duracell is required to ensure that the officers, directors and employees of Duracell and its subsidiaries and any investment banker or other advisor or representative retained by Duracell are aware of the foregoing restrictions.

     Conduct of Business by Gillette. The Merger Agreement provides that, prior to the Effective Time, unless Duracell otherwise agrees in writing, Gillette will conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, other than actions taken by Gillette or its subsidiaries in contemplation of the Merger, and Gillette shall use all reasonable efforts to preserve substantially intact the business organization of Gillette and its subsidiaries, to keep available all services of the present officers, employees and consultants of Gillette and its subsidiaries and to preserve the present relationships of Gillette and its subsidiaries with customers, suppliers and other persons with which Gillette or any of its subsidiaries has significant business relations. Except as contemplated by the Merger Agreement, neither Gillette nor any of its subsidiaries, without the prior written consent of Duracell, will:

          (a) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, other than regular quarterly cash dividends consistent with past practices and except that a wholly-owned subsidiary of Gillette may declare and pay a dividend to its parent;

          (b) take or agree in writing or otherwise to take any action which would make any of the representations or warranties of Gillette contained in the Merger Agreement untrue or incorrect or prevent Gillette from performing or cause Gillette not to perform its covenants under the Merger Agreement; or

          (c) amend or otherwise change the Certificate of Incorporation or By-Laws of Gillette in a manner that would be materially adverse to the holders of Gillette Common Stock (it being understood that any such amendment made to implement a so-called "shareholder rights plan" as described in the footnotes to the financial statements included in or incorporated by reference into the Annual Report of Gillette on Form 10-K for the fiscal year ended December 31, 1995 shall not be deemed to be materially adverse to the holders of Gillette Common Stock).

ADDITIONAL AGREEMENTS

     HSR Act; Etc. The Merger Agreement provides that, as promptly as practicable after the date of the Merger Agreement, Duracell and Gillette shall file notifications under and in accordance with the HSR Act and the legal requirements of the European Community and any other foreign jurisdictions requiring notification in connection with the Merger and the transactions contemplated by the Merger Agreement. Duracell and Gillette shall respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority (foreign or domestic) in connection with antitrust matters.

     Joint Proxy Statement Prospectus; Registration Statement. As promptly as practicable after the execution of the Merger Agreement, Duracell and Gillette shall prepare and file with the SEC preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus and the Registration Statement of Gillette with respect to the Gillette Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by Duracell and Gillette of all information required to be contained therein, Duracell and Gillette shall file with the SEC a combined proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate) relating to the adoption of the Merger Agreement and approval of the transactions contemplated thereby by the stockholders of Duracell and the approval by the stockholders of Gillette of the issuance of Gillette Common Stock in the Merger pursuant to the Merger Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective, and to mail the Joint Proxy Statement/Prospectus to their respective shareholders, as soon thereafter as practicable.

     Stockholders Meetings. Duracell and Gillette shall call and hold their respective stockholders meetings as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger and the adoption of the Merger Agreement, in the case of Duracell's stockholders, and the issuance of Gillette Common Stock, in the case of Gillette's stockholders, and Gillette and Duracell shall use their reasonable best efforts to hold the stockholders meetings on the same day (and at the same time of such day) and as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the respective directors of Duracell and Gillette, as determined by such directors in good faith after consultation with and based upon the written advice of their respective outside legal counsel, Duracell and Gillette shall (i) recommend approval of the transactions contemplated by the Merger Agreement by the stockholders of Duracell and Gillette, respectively, and include in the Joint Proxy Statement/Prospectus such recommendation and (ii) use all reasonable efforts to solicit from their respective stockholders proxies in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby or approval of the issuance of Gillette Common Stock in the Merger, as the case may be, and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

     Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), Duracell and Gillette shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Duracell and Gillette each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Duracell or Gillette may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality letter, dated August 30, 1996 (the "Confidentiality Letter"), between Gillette and Duracell.

     Consents; Approvals. Duracell and Gillette will each use all reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders including, without limitation, all United States and foreign governmental and regulatory rulings and approvals, and Duracell and Gillette shall make all filings (including without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of the Merger Agreement and the consummation by them of the transactions contemplated thereby, in each case, as promptly as practicable.

     Affiliate Agreements. Each of Gillette and Duracell will use its best efforts to cause each of its affiliates to deliver, on or prior to the date which is 30 days prior to the Effective Time, an agreement (an "Affiliate Agreement") providing that (i) such affiliate will not transfer any Gillette Common Stock received in the Merger except in compliance with the Securities Act and (ii) from 30 days immediately preceding the Effective Time until after such time as results covering at least 30 days of combined operations of Duracell and Gillette have been published by Gillette, such affiliate will not transfer any securities of Duracell or Gillette.

     Indemnification and Insurance. The Merger Agreement provides that the By-Laws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the By-Laws of Duracell, which will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Duracell, unless such modification is required by law.

     The Merger Agreement provides that Duracell, to the fullest extent permitted under applicable law or under Duracell's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, Gillette and the Surviving Corporation will, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws as in effect at the Effective Time, indemnify and hold harmless, each present and former director, officer or employee of Duracell or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the Merger Agreement, or otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in Duracell's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case for a period of six years after the date of the Merger Agreement. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     Gillette and the Surviving Corporation shall honor and fulfill in all respects the obligations of Duracell pursuant to indemnification agreements with the Duracell's directors and officers existing at or before the Effective Time.

     For a period of six years after the Effective Time, Gillette shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Duracell's directors' and officers' liability insurance policy (a copy of which has been made available to Gillette) on terms comparable to those now applicable to directors and officers of Duracell; provided, however, that in no event shall Gillette or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Duracell for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Gillette or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

     Employment and Benefit Matters. (i) The Surviving Corporation shall for a period of one year following the Effective Time maintain the contractual benefit programs identified in a schedule to the Merger Agreement (each, a "Benefit Plan") other than severance plans and agreements for which those provided in a separate schedule to the Merger Agreement shall be substituted; provided, however, that nothing therein shall affect Gillette's rights to modify or terminate any such Benefit Plan at or after the end of such one year period. On and after the Effective Time, employees of the Surviving Corporation who were employees at the Effective

Time will be eligible to participate in Gillette's stock option and annual incentive plans as in effect from time to time at levels commensurate with their responsibilities and consistent with the terms of such plans.

     (ii) Effective no later than the Effective Time, Duracell shall enter into agreements and adopt plans or programs in forms satisfactory to Gillette, the terms and conditions of which shall be consistent in all material respects with those set forth in a schedule to the Merger Agreement to provide in a manner consistent with the transaction contemplated thereby the benefits and payments to each person or category of persons identified in such schedule to the Merger Agreement. See "The Merger -- Interests of Certain Persons in the Merger."

     Notification of Certain Matters. Duracell and Gillette will each give the other prompt notice of the occurrence of any event which would be likely to cause any representation or warranty of the notifying party contained in the Merger Agreement to be materially untrue or inaccurate, or any failure of the notifying party materially to comply with or satisfy any covenant, condition or agreement in the Merger Agreement.

     Further Action; Tax Treatment. Each of the parties to the Merger Agreement agrees to use all reasonable efforts to take all actions and do other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under the Merger Agreement. Each of Gillette, Merger Sub and Duracell shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

     Public Announcements. Gillette and Duracell have agreed to consult with each other before issuing any press release with respect to the Merger or the Merger Agreement and will not issue any such press release or make any such public statement without the prior consent of the other party, which consent will not be unreasonably withheld, except as required by law or the regulations of the NYSE.

     NYSE Listing; Listing of Gillette Shares. Duracell shall use its best efforts to continue the listing of Duracell Common Stock on the NYSE during the term of the Merger Agreement. Gillette shall use its best efforts to cause the Gillette Shares to be issued in the Merger to be approved for listing, upon official notice of issuance, on the NYSE.

     Accountant's Letters. Upon reasonable notice from the other, Duracell or Gillette will use their respective best efforts to cause Deloitte & Touche LLP or KPMG Peat Marwick LLP, respectively, to deliver to Gillette or Duracell, as the case may be, a letter, dated within 2 business days of the effective date of the Registration Statement covering such matters as are requested by Gillette or Duracell, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

     Pooling Accounting Treatment. Each of Gillette and Duracell agrees not to take any action that to its knowledge could reasonably be expected to adversely affect the ability of Gillette to treat the Merger as a pooling of interests, and each of Gillette and Duracell agrees to take such action as may be reasonably required to negate the impact of any past actions which to its knowledge could reasonably be expected to adversely impact the ability of Gillette to treat the Merger as a pooling of interests.

CONDITIONS TO THE MERGER

     Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (i) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of this Joint Proxy Statement/Prospectus shall have been initiated or threatened by the Commission;

          (ii) Stockholder Approval. The Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Duracell and the issuance of Gillette Common Stock in the Merger shall have been approved by the requisite vote of the stockholders of Gillette;

          (iii) HSR Act, Etc. The waiting period applicable to the consummation of the Merger under the HSR Act and under any legal requirement of the European Community shall have expired or been terminated, and any requirements of other foreign jurisdictions applicable to the consummation of the Merger shall have been satisfied unless the failure of such requirements of other foreign jurisdictions to be satisfied does not constitute a Material Adverse Effect in respect of either Duracell and its subsidiaries or Gillette and its subsidiaries;

          (iv) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger;

          (v) Stockholders Agreement. The Stockholders Agreement shall be in full force and effect at and as of the Effective Time;

          (vi) Blue Sky Laws. All material permits and other authorizations necessary under the Blue Sky Laws to issue shares of Gillette Common Stock pursuant to the Merger shall have been obtained; and

          (vii) Listing. The shares of Gillette Common Stock issuable in the Merger shall have been approved for listing on the NYSE upon official notice of issuance.

     Additional Conditions to Obligations of Gillette and Merger Sub. The obligations of Gillette and Merger Sub to effect the Merger are also subject to the following conditions:

          (i) Representations and Warranties. The representations and warranties of Duracell contained in the Merger Agreement shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time, except for (1) changes contemplated by the Merger Agreement, (2) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause 3 of this paragraph), and (3) where the failure to be true and correct shall not constitute a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and Gillette and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Duracell;

          (ii) Agreements and Covenants. Duracell shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the Effective Time, and Gillette and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Duracell;

          (iii) Opinion of Counsel. Gillette shall have received a written opinion from Ropes & Gray, in form and substance reasonably satisfactory to Gillette, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

          (iv) Opinion of Accountants. Gillette shall have received an opinion of each of KPMG Peat Marwick LLP and Deloitte & Touche LLP, independent certified public accountants, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with the Merger Agreement; and

          (v) Affiliate Agreements. Gillette shall have received from each person who is identified in a letter delivered by Duracell as an "affiliate" of Duracell, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.

     Additional Conditions to Obligation of Duracell. The obligation of Duracell to effect the Merger is also subject to the following conditions:

          (i) Representations and Warranties. The representations and warranties of Gillette and Merger Sub contained in the Merger Agreement shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time, except for (1) changes contemplated by the Merger Agreement, (2) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause 3 of this paragraph), and
     (3) where the failure to be true and correct shall not constitute a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and Duracell shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of Gillette;

          (ii) Agreements and Covenants. Gillette and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them at or prior to the Effective Time, and Duracell shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Gillette;

          (iii) Tax Opinions. Duracell shall have received a written opinion of Simpson Thacher & Bartlett, in form and substance reasonably satisfactory to Duracell, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code; and

          (iv) Opinion of Accountant. Duracell shall have received a copy of the opinions of KPMG Peat Marwick LLP and Deloitte & Touche LLP, independent certified public accounts, regarding pooling of interest accounting treatment referred to above under "-- Conditions to the Merger -- Additional Conditions to Obligations of Gillette and Merger Sub -- Opinion of Accountants."

TERMINATION

     Conditions to Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Duracell or Gillette:

          (i) by mutual written consent duly authorized by the Boards of Directors of Gillette and Duracell; or

          (ii) by either Gillette or Duracell if the Merger shall not have been consummated by March 31, 1997 (provided that such right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

          (iii) by either Gillette or Duracell if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that such right to terminate the Merger Agreement shall not be available to any party who has not complied with its obligations described above under "-- Additional Agreements -- Further Action; Tax Treatment" and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

          (iv) (1) by Gillette, if the requisite vote of the stockholders of Duracell shall not have been obtained at a duly held meeting of such stockholders or any adjournment thereof by March 31, 1997 or (2) by Duracell, if the requisite vote of the stockholders of Gillette shall not have been obtained at a duly held meeting of such stockholders or any adjournment thereof by March 31, 1997; or

          (v) by Gillette or Duracell, if: (1) the Board of Directors of Duracell shall withdraw, modify or change its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Gillette or shall have resolved to do so in accordance with the provisions described above under "-- Additional Agreements -- Stockholders Meetings"; (2) the Board of Directors of Duracell shall have recommended to the stockholders of Duracell an Alternative Transaction (as defined below); or (3) a tender offer or exchange offer for 15% or more of the outstanding shares of Duracell Common Stock is commenced (other than by Gillette or an affiliate of Gillette) and the Board of Directors of Duracell recommends that the stockholders of Duracell tender their shares in such tender or exchange offer; provided, that, Duracell shall not be entitled to exercise any termination rights under clause (2) or (3) of this paragraph unless (x) any action of the Board of Directors of Duracell referred to in either such clause is required to be taken by the Board of Directors in order to properly discharge its fiduciary duties and (y) Duracell has complied with its obligations described under "-- Conduct of Business Pending the Merger -- No Solicitation by Duracell"; or

          (vi) by Duracell, if the Board of Directors of Gillette shall withdraw, modify or change its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Duracell or shall have resolved to do so in accordance with the provisions described above under "-- Additional Agreements -- Stockholders Meetings."

     As used herein, "Alternative Transaction" means any of (1) a transaction or series of transactions pursuant to which any person (or group of persons) other than Gillette or its subsidiaries and other than KKR and its affiliates (a "Third Party") acquires or would acquire more than 15% of the outstanding shares of Duracell Common Stock, whether from Duracell or pursuant to a tender offer or exchange offer or otherwise, (2) any acquisition or proposed acquisition of Duracell or any of its significant subsidiaries by a merger or other business combination (including any so-called "merger of equals" and whether or not Duracell or any of its significant subsidiaries is the entity surviving any such merger or business combination) or (3) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Duracell and any entity surviving any merger or business combination including any of them) of Duracell or any of its subsidiaries having a fair market value equal to more than 35% of the fair market value of all the assets of Duracell and its subsidiaries, taken as a whole, immediately prior to such transaction.

     Effect of Termination. In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void and there shall be no liability on the part of any party thereto or any of its affiliates, directors, officers or stockholders except (1) as otherwise set forth under "-- Termination -- Fees and Expenses" below, and (2) nothing in the Merger Agreement shall relieve any party from liability for any breach thereof occurring prior to termination. The Confidentiality Letter shall survive termination of the Merger Agreement as set forth therein.

     Fees and Expenses.

     (i) Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Gillette and Duracell shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred in connection with the printing and filing of this Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     (ii) The Merger Agreement requires Duracell to pay Gillette a fee of $150 million (the "Fee"), plus actual, documented and reasonable out-of-pocket expenses of Gillette relating to the transactions contemplated by the Merger Agreement not in excess of $15 million in the aggregate (including, but not limited to, reasonable fees and expenses of Gillette's counsel, accountants and financial advisers) ("Expenses"), upon the termination of the Merger Agreement by Gillette or Duracell on the basis described under clauses (v)(2) and (3) of "-- Termination -- Conditions to Termination" above.

     (iii) The Merger Agreement requires Duracell to pay Gillette the Fee plus the Expenses if all of the following events have occurred:

          (1) a bona fide Alternative Transaction is publicly commenced, publicly disclosed, publicly proposed or publicly communicated to Duracell at any time on or after the date of the Merger Agreement and on or prior to the date of the meeting of the stockholders of Duracell (including the last date on which any adjourned session thereof is reconvened);

          (2) either Gillette or Duracell terminates the Merger Agreement pursuant to the section of the Merger Agreement described under clause (ii) of "-- Termination -- Conditions to Termination" above or Gillette terminates the Merger Agreement pursuant to the section of the Merger Agreement described under clause (iv)(1) of "-- Termination -- Conditions to Termination" above if, in the case of termination under either such clause, the requisite vote for approval and adoption of the Merger Agreement by the stockholders of Duracell shall not have been obtained by March 31, 1997; and

          (3) thereafter on or prior to the second anniversary of the date of termination, (A) such Alternative Transaction is consummated or (B) there is consummated any transaction, whether or not commenced, publicly disclosed, publicly proposed or communicated to Duracell prior to such termination, that would constitute an Alternative Transaction (provided that for purposes of this clause the reference to the percentage of outstanding shares of Duracell Common Stock in clause (1) of the definition of Alternative Transaction specified above under "-- Termination -- Conditions to Termination" shall be 50% instead of 15%).

     (iv) The Merger Agreement requires Duracell to pay Gillette the Fee plus the Expenses if Gillette or Duracell terminates the Merger Agreement pursuant to the section of the Merger Agreement described under clause (v)(1) of "-- Termination -- Conditions to Termination" above and thereafter on or prior to the second anniversary of the date of termination there is consummated a transaction that would constitute an Alternative Transaction (provided that for purposes of this clause, the reference to the percentage of outstanding shares of Duracell Common Stock in clause (1) of the definition of Alternative Transaction specified above under "-- Termination -- Conditions to Termination" shall be 50% instead of 15%).

     (v) The Fee and Expenses payable pursuant to clause (ii) of this section "-- Termination -- Fees and Expenses" shall be paid within one business day after the first to occur of any of the events described in said clause (ii) above. The Fee and Expenses payable as described in clauses (iii) and (iv) of this section "-- Termination -- Fees and Expenses" shall be paid within one business day following the consummation of any such Alternative Transaction. Notwithstanding the preceding sentences, in no event shall Duracell be required to pay any such Fee and Expenses to Gillette if, immediately prior to the termination of the Merger Agreement, Gillette was in material breach of its obligations under the Merger Agreement.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended in writing by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, provided that after approval of the Merger by the stockholders of Duracell, no amendment may be made which by law requires further approval by such stockholders without such further approval.

     At any time prior to the Effective Time, any party to the Merger Agreement may, with respect to any other party, extend the time for the performance of any of the obligations or other acts, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                OTHER AGREEMENTS

     The descriptions of the Stockholders Agreement and the Registration Rights Agreement contained in this Joint Proxy Statement/Prospectus, while containing all material provisions of such agreements, do not purport to be complete and are qualified in their entirety by reference to such agreements, which are filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

STOCKHOLDERS AGREEMENT

     Concurrently with the execution of the Merger Agreement, Gillette and the KKR Stockholders entered into the Stockholders Agreement. Pursuant to the Stockholders Agreement, each of the KKR Stockholders has agreed to vote all of the shares of Duracell it owns of record or beneficially or subsequently acquires ("Subject Securities") in favor of the Merger and the approval of the terms of the Merger Agreement and against other business combinations and actions which could interfere with the Merger and has granted an irrevocable proxy to Merger Sub, certain officers of Merger Sub and their successors and any other designee of Merger Sub to vote the Subject Shares in accordance with such agreement (the "Proxy"). The KKR Stockholders collectively owned 41,100,000 (or approximately 34% of the outstanding) shares of Duracell Common Stock as of the date of the Merger Agreement.

     Each KKR Stockholder has agreed that it will not, directly or indirectly, solicit or respond to any inquiries or the making of any proposal by any person or entity (other than Gillette or any affiliate of Gillette) with respect to Duracell which constitutes or could reasonably be expected to lead to an Alternative Transaction (as defined in "The Merger Agreement
-- Termination -- Conditions to Termination"). Each KKR Stockholder has also agreed that it will not, directly or indirectly, except pursuant to the terms of the Merger Agreement, offer for sale, sell, or otherwise dispose of or grant any proxies with respect to any or all of such KKR Stockholder's shares of Duracell Common Stock.

     The Stockholders Agreement shall terminate upon the earlier of the consummation of the Merger and the termination of the Merger Agreement pursuant to its terms.

     Notwithstanding anything in the Stockholders Agreement to the contrary, the covenants and agreements set forth therein shall not prevent any of the designees of the KKR Stockholders who serve on Duracell's Board of Directors from taking any action, subject to applicable provisions of the Merger Agreement, while acting in such designee's capacity as a director of Duracell.

     In connection with the execution and delivery by the KKR Stockholders of the Stockholders Agreement, Duracell confirmed to the KKR Stockholders that Duracell's indemnification obligations to the KKR Stockholders and certain of their affiliates under an agreement with the KKR Stockholders which was entered into at the time of the acquisition of Duracell by the KKR Stockholders would be applicable to liabilities, obligations, losses and certain other costs and expenses arising out of their purchase or ownership of shares of Duracell Common Stock or litigation to which they are made parties in their capacity as stockholders or owners of securities, including certain claims that might arise with respect to their entering into or performing their obligations under the Stockholders Agreement.

REGISTRATION RIGHTS AGREEMENT

     Concurrently with the execution of the Merger Agreement, Gillette and the KKR Stockholders entered into the Registration Rights Agreement.

     Demand Registration Rights. Until the earlier of December 31, 2000 or such time as the aggregate market value of the Gillette Common Stock received in the Merger or distributed in respect thereof and owned by the KKR Stockholders is less than $250,000,000, any KKR Stockholder or KKR Stockholders may make a written demand that Gillette effect the registration under the Securities Act of all or part of the shares of Gillette Common Stock issued to such KKR Stockholder or KKR Stockholders pursuant to the Merger Agreement ("Registrable Securities"), provided that (i) Gillette shall not be required to respond to more than five such demands and (ii) the shares to be registered must either have an aggregate market value of at least $325,000,000 or constitute all of the remaining Registrable Securities then outstanding. Gillette is entitled to postpone such registration for limited periods in certain circumstances.

     Piggyback Registration. If Gillette proposes to register any of its equity securities, whether for its own account or for the account of a third party, at any time until December 31, 2002 (subject to certain exceptions), each KKR Stockholder may request that Gillette include any or all of their Registrable Securities in the registration. The agreement permits Gillette to exclude shares in certain circumstances and provides for certain priorities in registration.

     Certain Other Provisions. All expenses incident to Gillette's performance of its registration obligations under the Registration Rights Agreement, including the reasonable fees and expenses of one counsel reasonably satisfactory to Gillette retained in connection with each registration by the KKR Stockholders of a majority of the Registrable Securities being registered, will be paid by Gillette. Underwriting commissions or discounts or transfer taxes, if any, attributable to the sale of Registrable Securities by the KKR Stockholders will be paid by the KKR Stockholders.

     The Registration Rights Agreement contains customary indemnification provisions whereby Gillette is obligated to indemnify and hold harmless the KKR Stockholders and certain related parties, and the KKR Stockholders are obligated under certain circumstances to indemnify and hold harmless Gillette and certain related parties, in each case in connection with liabilities relating to the registration of the Registrable Securities.

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS

GILLETTE

     Gillette Common Stock is listed and traded on the NYSE. The following table sets forth the high and low sales prices per share of Gillette Common Stock as reported on the NYSE Composite Transactions Tape, and the dividends paid on Gillette Common Stock, for the quarterly periods presented below:

                                                                  GILLETTE COMMON STOCK
                                                               ----------------------------
                                                               HIGH       LOW      DIVIDEND
                                                               -----     -----     --------
    Calendar 1994:
      First quarter..........................................  $33 5/8   $28 7/8     $ .105
      Second quarter.........................................   34 7/8    31 1/8       .125
      Third quarter..........................................   36 1/2    32 3/8       .125
      Fourth quarter.........................................   38 1/4    34 3/4       .125
    Calendar 1995:
      First quarter..........................................   42 5/8    35 3/8       .125
      Second quarter.........................................   45 1/8    39 7/8       .15
      Third quarter..........................................   48 1/4    40 1/2       .15
      Fourth quarter.........................................   55 3/8    47 1/8       .15
    Calendar 1996:
      First quarter..........................................   57 7/8    50           .15
      Second quarter.........................................   62 1/2    48 1/4       .18
      Third quarter..........................................   72 1/4    55 1/4       .18
      Fourth quarter (through November 22, 1996).............   76 3/4    71 1/4       (1)

---------------
(1) On October 17, 1996, the Gillette Board of Directors declared a dividend of $.18 per share of Gillette Common Stock payable on December 5, 1996 to holders of record as of November 1, 1996, and a dividend of $12.0575 per share of ESOP Preferred Stock payable on December 31, 1996 to holders of record as of that date.

     On September 11, 1996, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of Gillette Common Stock as reported on the NYSE Composite Transactions Tape was $65 1/8. On November 22, 1996, the closing price per share of Gillette Common Stock as reported on the NYSE Composite Transactions Tape was $73 7/8. Stockholders are urged to obtain current market quotations.

DURACELL

     Duracell Common Stock is listed and traded on the NYSE. The following table sets forth the high and low sales prices per share of Duracell Common Stock as reported on the NYSE Composite Transactions Tape, and the dividends paid on Duracell Common Stock, for the calendar quarters presented below:

                                                                  DURACELL COMMON STOCK
                                                               ----------------------------
                                                               HIGH       LOW      DIVIDEND
                                                               -----     -----     --------
    Calendar 1994:
      First quarter..........................................  $44 1/4   $35 3/8    $  .22
      Second quarter.........................................  44 1/4    38 5/8        .22
      Third quarter..........................................  47 1/4    39            .22
      Fourth quarter.........................................  46        40 3/4        .22
    Calendar 1995:
      First quarter..........................................  45 3/8    36 3/4        .26
      Second quarter.........................................  47        41 7/8        .26
      Third quarter..........................................  47 3/8    41 3/8        .26
      Fourth quarter.........................................  55        44 7/8        .26
    Calendar 1996:
      First quarter..........................................  54        44 7/8        .29
      Second quarter.........................................  50 1/4    41 3/4        .29
      Third quarter..........................................  64 3/8    39 3/4        .29
      Fourth quarter (through November 22, 1996).............  69        63 1/4        (1)

---------------

(1) On October 6, 1996, the Duracell Board of Directors declared a dividend of $.29 per share of Duracell Common Stock payable on December 16, 1996 to holders of record on December 2, 1996.

     On September 11, 1996, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of Duracell Common Stock as reported on the NYSE Composite Transactions Tape was $49 1/8. On November 22, 1996, the closing price per share of Duracell Common Stock as reported on the NYSE Composite Transactions Tape was $66 3/8. Stockholders are urged to obtain current market quotations.

POST-MERGER DIVIDEND POLICY

     It is the current intention of the Board of Directors of Gillette to declare dividends on the Gillette Common Stock following the Merger initially in the amount of $.18 per share per quarter, or $.72 per share per year. Stockholders should note that no such dividends have been declared and that future dividends will be determined by Gillette's Board of Directors in light of the earnings and financial condition of Gillette and its subsidiaries and other factors.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the historical consolidated financial statements of Gillette and Duracell, including the notes thereto, incorporated herein by reference.

     The unaudited pro forma condensed combined financial statements assume a business combination between Gillette and Duracell accounted for on a pooling-of-interests basis and are based on each company's respective historical audited and unaudited consolidated financial statements and notes thereto, which are incorporated herein by reference. The unaudited pro forma condensed combined balance sheet combines Gillette's and Duracell's consolidated condensed balance sheets as of September 30, 1996, giving effect to the Merger as if it had occurred on September 30, 1996.

     The unaudited pro forma combined condensed statements of operations combine Gillette's historical results for the nine months ended September 30, 1996 and September 30, 1995 and the years ended December 31, 1995, 1994 and 1993 with Duracell's historical results for the nine months ended September 30, 1996 and September 30, 1995, and the twelve months ended December 31, 1995, June 30, 1994 and June 30, 1993, respectively, giving effect to the Merger as if it had occurred on January 1, 1993.

     As permitted by Commission regulations, Duracell's six-month period ended December 31, 1994 has been omitted from the unaudited pro forma condensed combined statements of operations. Duracell's Sales, Profit From Operations and Net Income were $1,222.3 million, $287.0 million and $164.1 million, respectively, for such six-month period. Duracell's Dividends Paid Per Common Share during such six-month period amounted to $.44.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or the future financial position of Gillette.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

         YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 FOR GILLETTE AND
             TWELVE MONTHS ENDED DECEMBER 31, 1995, JUNE 30, 1994,
                         AND JUNE 30, 1993 FOR DURACELL
               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                         GILLETTE                      DURACELL                 PRO FORMA COMBINED
                                ---------------------------   ---------------------------   ---------------------------
                                 1995      1994      1993      1995      1994      1993      1995      1994      1993
                                -------   -------   -------   -------   -------   -------   -------   -------   -------
Net Sales.....................  6,794.7   6,070.2   5,410.8   2,179.7   1,871.3   1,742.2   8,974.4   7,941.5   7,153.0
Cost of Sales.................  2,540.2   2,221.9   2,044.3     783.8     647.6     640.4   3,324.0   2,869.5   2,684.7
                                -------   -------   -------   -------   -------   -------   -------   -------   -------
Gross Profit..................  4,254.5   3,848.3   3,366.5   1,395.9   1,223.7   1,101.8   5,650.4   5,072.0   4,468.3
Selling, General and
  Administrative Expense......  2,883.2   2,621.6   2,279.2     968.0     867.5     795.2   3,851.2   3,489.1   3,074.4
Realignment Expense(1)........       --        --     262.6        --        --      65.0        --        --     327.6
                                -------   -------   -------   -------   -------   -------   -------   -------   -------
Profit From Operations........  1,371.3   1,226.7     824.7     427.9     356.2     241.6   1,799.2   1,582.9   1,066.3
                                -------   -------   -------   -------   -------   -------   -------   -------   -------
Nonoperating Charges (Income)
  Interest Income.............     (9.9)    (19.0)    (27.3)     (2.7)     (1.8)     (1.9)    (12.6)    (20.8)    (29.2)
  Interest Expense............     59.0      61.1      59.8      26.4      29.6      45.6      85.4      90.7     105.4
  Other Charges -- net........     25.3      80.5     109.5       1.3       8.2      15.1      26.6      88.7     124.6
                                -------   -------   -------   -------   -------   -------   -------   -------   -------
                                   74.4     122.6     142.0      25.0      36.0      58.8      99.4     158.6     200.8
                                -------   -------   -------   -------   -------   -------   -------   -------   -------
Income Before Income Taxes and
  Accounting Changes..........  1,296.9   1,104.1     682.7     402.9     320.2     182.8   1,699.8   1,424.3     865.5
Income Taxes..................    473.4     405.8     255.8     157.3     120.0      58.9     630.7     525.8     314.7
                                -------   -------   -------   -------   -------   -------   -------   -------   -------
Income Before Accounting
  Changes.....................    823.5     698.3     426.9     245.6     200.2     123.9   1,069.1     898.5     550.8
Preferred Stock Dividends, net
  of tax benefits.............      4.7       4.7       4.7        --        --        --       4.7       4.7       4.7
                                -------   -------   -------   -------   -------   -------   -------   -------   -------
Income Available to Common
  Stockholders Before
  Accounting Changes..........    818.8     693.6     422.2     245.6     200.2     123.9   1,064.4     893.8     546.1
                                =======   =======   =======   =======   =======   =======   =======   =======   =======
Income Per Common Share Before
  Accounting Changes(1).......     1.85      1.57       .96      2.02      1.68      1.04      1.94      1.63      1.00
Dividends Paid Per Common
  Share.......................     .575       .48      .405      1.04       .76       .48       .69       .55       .43
Weighted Average Number of
  Common Shares Outstanding
  (and Common Share
  Equivalents for Duracell)
  (millions)..................    443.5     442.3     440.9     120.7     119.2     118.8     549.9     547.5     543.8

---------------
(1) In 1993, realignment expenses for Gillette and restructuring charges for Duracell reduced Income Per Common Share Before Accounting Changes by $.37 and $.40, respectively, for a pro forma combined amount of $.39.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                          PRO FORMA
                                              GILLETTE              DURACELL              COMBINED
                                          -----------------     -----------------     -----------------
                                           1996      1995        1996      1995        1996      1995
                                          -------   -------     -------   -------     -------   -------
Net Sales...............................  5,225.9   4,806.8     1,563.5   1,395.6     6,789.4   6,202.4
Cost of Sales...........................  1,890.0   1,754.8       611.2     515.4     2,501.2   2,270.2
                                          -------   -------     -------   -------     -------   -------
Gross Profit............................  3,335.9   3,052.0       952.3     880.2     4,288.2   3,932.2
Selling, General and Administrative
  Expense...............................  2,197.2   2,062.9       699.1     654.2     2,896.3   2,717.1
                                          -------   -------     -------   -------     -------   -------
Profit From Operations..................  1,138.7     989.1       253.2     226.0     1,391.9   1,215.1
                                          -------   -------     -------   -------     -------   -------
Nonoperating Charges (Income)
  Interest Income.......................     (5.6)     (7.3)       (2.1)     (2.1)       (7.7)     (9.4)
  Interest Expense......................     41.8      42.7        17.7      19.9        59.5      62.6
  Other Charges-net.....................      9.6      22.3        15.1       2.1        24.7      24.4
                                          -------   -------     -------   -------     -------   -------
                                             45.8      57.7        30.7      19.9        76.5      77.6
                                          -------   -------     -------   -------     -------   -------
Income Before Income Taxes..............  1,092.9     931.4       222.5     206.1     1,315.4   1,137.5
Income Taxes............................    396.2     340.0        85.8      80.8       482.0     420.8
                                          -------   -------     -------   -------     -------   -------
Net Income..............................    696.7     591.4       136.7     125.3       833.4     716.7
Preferred Stock Dividends, net of tax
  benefits..............................      3.5       3.5          --        --         3.5       3.5
                                          -------   -------     -------   -------     -------   -------
Net Income Available to Common
  Stockholders..........................    693.2     587.9       136.7     125.3       829.9     713.2
                                          =======   =======     =======   =======     =======   =======
Net Income Per Common Share.............     1.56      1.33        1.13      1.04        1.50      1.30
Dividends Paid Per Common Share.........      .51      .425         .87       .78         .60       .51
Weighted Average Number of Common Shares
  Outstanding (and Common Share
  Equivalents for Duracell) (millions)..    445.2     443.3       121.4     120.4       553.0     549.4

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1996
                            (IN MILLIONS OF DOLLARS)

                                                                                   PRO FORMA
                                                       GILLETTE      DURACELL      COMBINED
                                                       --------      --------      ---------
ASSETS
Current Assets
  Cash and Equivalents.............................        63.7          33.9          97.6
  Short-term Investments...........................         4.4            --           4.4
  Accounts Receivable, net.........................     1,539.1         535.7       2,074.8
  Inventories......................................     1,245.8         327.5       1,573.3
  Deferred Income Taxes............................       205.0          30.1         235.1
  Prepaid Expenses.................................       147.3          55.6         202.9
                                                       --------       -------      --------
     Total Current Assets..........................     3,205.3         982.8       4,188.1
Property, Plant and Equipment, net.................     1,774.5         527.2       2,301.7
Intangible Assets..................................     1,216.6       1,260.3       2,476.9
Other Assets.......................................       445.0          42.8         487.8
                                                       --------       -------      --------
     Total Assets..................................     6,641.4       2,813.1       9,454.5
                                                       ========       =======      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Loans Payable....................................       587.6          38.4         626.0
  Current Portion of Long-Term Debt................        17.0            --          17.0
  Accounts Payables and Accrued Liabilities........       979.2         305.1       1,349.3
  Income Taxes.....................................       318.4          48.9         367.3
                                                       --------       -------      --------
     Total Current Liabilities.....................     1,902.2         392.4       2,359.6
Long-Term Debt.....................................       681.8         564.4       1,246.2
Deferred Income Taxes..............................        52.3         245.1         297.4
Other Long-Term Liabilities........................       935.8         163.9       1,099.7
Minority Interest..................................        27.4           1.9          29.3
Stockholders' Equity
  8.0% Cumulative Series C ESOP Convertible
     Preferred.....................................        95.8            --          95.8
  Unearned ESOP Compensation.......................       (29.8)           --         (29.8)
  Common Stock.....................................       561.4           1.2         669.6
  Additional Paid-in Capital.......................        54.3       1,157.5       1,063.6
  Earnings Reinvested in the Business..............     3,915.6         367.0       4,217.6
  Cumulative Foreign Currency Translation
     Adjustments...................................      (498.8)        (39.1)       (537.9)
  Treasury Stock, at cost..........................    (1,056.6)        (41.2)     (1,056.6)
                                                       --------       -------      --------
     Total Stockholders' Equity....................     3,041.9       1,445.4       4,422.3
                                                       ========       =======      ========
     Total Liabilities and Stockholders' Equity....     6,641.4       2,813.1       9,454.5
                                                       ========       =======      ========

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

     The unaudited pro forma condensed combined statements of operations combine the historical statements of operations of Gillette for the nine months ended September 30, 1996 and September 30, 1995, and the years ended December 31, 1995, 1994 and 1993 with the historical statements of operations of Duracell for the nine months ended September 30, 1996 and 1995, and the twelve months ended December 31, 1995, June 30, 1994 and June 30, 1993, respectively.

     Gillette has a fiscal year ending December 31, and Duracell has a fiscal year ending June 30. Accordingly, the unaudited pro forma combined financial statements for the year ended December 31, 1995 include Duracell's financial statements conformed to Gillette's fiscal year end.

     No adjustments have been made in these pro forma financial statements to conform the accounting policies of the combining companies. The nature and extent of such adjustments, if any, are not expected to be significant.

     The calculation for income per share for Gillette and Duracell uses the weighted average number of common shares outstanding. Duracell's calculation also includes common share equivalents. The combined calculation excludes common share equivalents.

NOTE 2.  PRO FORMA NET INCOME PER SHARE AND NUMBER OF SHARES OUTSTANDING

     The number of shares of Gillette Common Stock which will be issued in exchange for the outstanding shares of Duracell is based on the Exchange Ratio of .904 shares of Gillette Common Stock for each share of Duracell Common Stock issued and outstanding immediately prior to the Effective Time. The .904 Exchange Ratio was used in preparing the pro forma combined financial data and the following table provides the pro forma number of shares to be issued in connection with the Merger:

                                                                           (MILLIONS)
        Number of shares of Duracell Common Stock outstanding as of
          September 30, 1996..............................................    119.7
        Exchange Ratio....................................................     .904
                                                                              -----
        Number of shares of Gillette Common Stock issued in the Merger....    108.2
        Number of shares of Gillette Common Stock outstanding as of
          September 30, 1996..............................................    446.0
                                                                              -----
          Number of shares of Gillette Common Stock outstanding after
             completion of the Merger.....................................    554.2
                                                                              =====

     The pro forma combined Net Income Per Common Share for the nine months ended September 30, 1996 is based on the combined weighted average number of common shares of Gillette and Duracell (which excludes common stock equivalents) as of September 30, 1996 and an exchange ratio of .904 shares of Gillette Common Stock for each issued and outstanding share of Duracell Common Stock. The actual number of shares of Gillette Common Stock to be issued in the Merger will be determined at the Effective Time.

NOTE 3.  MERGER-RELATED EXPENSES

     It is estimated that Merger-related costs of approximately $340.0 million will be incurred for restructuring programs, other unusual and nonrecurring items, and direct costs of the Merger, consisting primarily of transaction costs for investment bankers fees, attorneys, accountants, financial printing, and other related charges.

     Direct costs of the Merger are estimated at approximately $65.0 million. The pro forma condensed combined balance sheet gives effect to direct costs of the Merger as if they had been incurred as of

September 30, 1996, but the pro forma condensed combined statements of operations do not give effect to such expenses.

     Estimated Merger-related costs for restructuring programs and other unusual and nonrecurring items of approximately $275.0 million have not been recorded on the condensed combined balance sheet because the estimate and the related details supporting such programs and activities are preliminary and therefore subject to change. These costs will be provided for in the ordinary course of business of the formerly separate companies to eliminate duplicate facilities and excess capacity, and to provide for organizational realignment and the related work force reductions. These nonrecurring costs will be charged to operations as incurred.

NOTE 4.  PRO FORMA ADJUSTMENTS

     Adjustments have been included in the pro forma combined condensed balance sheet to reflect the exchange ratio described in Note 2 above.

     Pro forma adjustments to reflect the effect of the Merger transaction on the pro forma condensed combined balance sheet at September 30, 1996, are as follows:

     a. Common Stock is increased by $108.2 million to record the Gillette Common Stock issued in the Merger and is decreased by $1.2 million to record the retirement of the Duracell Common Stock.

     b. Duracell Earnings Reinvested in the Business and Cumulative Foreign Currency Translation Adjustments account balances are combined with Gillette account balances.

     c. Duracell Treasury Stock, at cost, is retired and charged to Additional Paid-in Capital.

     d. Combined Additional Paid-in Capital is adjusted for the effects of pro forma adjustments (a) and (c) above.

     e. Accounts Payable and Accrued Liabilities and Earnings Reinvested in the Business reflect the estimated direct costs of the Merger of $65.0 million.

NOTE 5.  DIVIDENDS

     The pro forma combined Dividends Paid Per Common Share are not necessarily indicative of dividends to be paid to holders of Gillette Common Stock in future periods. It is the current intention of the Gillette Board of Directors to declare quarterly cash dividends following the Merger initially in the amount of $.18 per share of Gillette Common Stock. Future dividends will be determined by Gillette's Board of Directors in light of the earnings and financial condition of Gillette and its subsidiaries and other factors. See "Comparative Per Share Prices and Dividends -- Post-Merger Dividend Policy."

                                 THE COMPANIES

THE GILLETTE COMPANY

     Founded in 1901, Gillette is the world leader in male grooming products, a category that includes blades and razors, shaving preparations and electric shavers. Gillette also holds the number one position worldwide in selected female grooming products, such as wet shaving products and hair epilation devices. In addition, Gillette is the world's top seller of writing instruments and correction products and the world leader in toothbrushes and oral care appliances. Gillette products are distributed through wholesalers, retailers and agents in over 200 countries and territories, with sales in fiscal 1995 of approximately $6.8 billion.

DURACELL INTERNATIONAL INC.

     Duracell manufactures and markets, primarily under the DURACELL(R) brand, high performance alkaline batteries, primary lithium batteries and other battery types. Duracell also markets rechargeable nickel metal hydride batteries and a lighting products line. Duracell maintains a leading position in North American and European consumer battery markets with its "copper and black" DURACELL brand alkaline batteries. Alkaline batteries accounted for approximately 83% of Duracell's sales during fiscal 1996. Duracell's batteries are sold worldwide through consumer channels, to industrial users and to manufacturers of battery-powered consumer, industrial, medical and military equipment.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     The following is a summary of the material differences between the rights of holders of Duracell Common Stock and holders of Gillette Common Stock. Because both Duracell and Gillette are organized under the laws of the State of Delaware, such differences arise from differences between various provisions of the Restated Certificate of Incorporation, as amended (the "Duracell Certificate"), and By-Laws of Duracell and the Certificate of Incorporation (the "Gillette Certificate") and By-Laws of Gillette. This summary does not purport to be complete and is qualified in its entirety by reference to the relevant provisions of Delaware law and to the Gillette Certificate and By-Laws of Gillette. The Gillette Certificate and By-Laws are Exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part and are incorporated herein by reference.

SPECIAL MEETING OF STOCKHOLDERS

     Delaware law provides that special meetings of stockholders may be called only by the directors or by any other person as may be authorized by the corporation's certificate of incorporation or by-laws. Duracell's By-Laws provide that special meetings may be called by the President for any purpose and must be called by the President or Secretary if directed by the Board of Directors or requested in writing by stockholders owning no less than 50% of the outstanding capital stock of Duracell. Gillette's By-Laws provide that special meetings may be called by means of a writing filed with the secretary signed by the chief executive officer or by a majority of the directors.

ADVANCE NOTICE OF STOCKHOLDER PROPOSALS AND BOARD NOMINATIONS

     The respective By-Laws of Duracell and Gillette provide that a stockholder must give advance written notice to the respective company if the stockholder intends to bring any business before a meeting of stockholders or to make nominations for the board of directors. Duracell's advance notice provisions require stockholders to give such notice not less than 60 days nor more than 90 days prior to the meeting at which the business would be acted upon. The advance notice provisions for Gillette require that the notice be received not less than 60 days prior to the meeting.

QUORUMS

     Delaware law provides that the number of shares necessary to constitute a quorum at a meeting of stockholders may be fixed by the certificate of incorporation or the by-laws of a corporation, but in no event shall such number consist of less than one third of the shares entitled to vote at the meeting. Delaware also provides that a majority of the total number of directors shall constitute a quorum for the transaction of business at a meeting of directors unless the certificate of incorporation or the by-laws require a greater number; provided that unless the certificate of incorporation otherwise provides, the by-laws may provide that a number less than a majority shall constitute a quorum which in no case shall be less than one-third of the total number of directors (with certain exceptions not applicable to Duracell or Gillette). The Duracell By-Laws provide that a quorum consists of a majority of the corporation's issued and outstanding shares of capital stock for a stockholders' meeting and one third of the total number of directors for the transaction of business at a meeting of directors. The Gillette By-Laws provide that one third of the outstanding shares entitled to vote shall constitute a quorum for a stockholders' meeting, while a majority of the total number of directors is a quorum for the transaction of business at a meeting of directors.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     Delaware law permits (but does not require) classification of a corporation's board of directors into one, two or three classes. The Duracell Certificate and By-Laws do not provide for such classification, while the Gillette Certificate and By-Laws provide for three classes, designated Class I, Class II and Class III. Each class consists, as nearly as is possible, of one third of the total number of directors on the board. Generally, the term of office of Duracell directors is one year and the term of office of Gillette directors is three years.

REMOVAL OF DIRECTORS

     Under Delaware law, although stockholders may generally remove directors with or without cause by a majority vote, stockholders may remove members of classified boards only for cause unless the certificate of incorporation provides otherwise. The Duracell By-Laws provide that a director may be removed, with or without cause, by the holders of a majority of the issued and outstanding shares then entitled to vote at an election of directors. The Gillette By-Laws follow Delaware law and allow removal of directors from Gillette's classified board by a vote of the shareholders holding a majority of the votes entitled to be cast only for cause.

VACANCIES ON THE BOARD OF DIRECTORS

     Under Delaware law, unless otherwise provided in the charter or by-laws, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining directors. The Duracell By-Laws provide that any vacancy on the Board of Directors, however created, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, or by the holders of a majority of shares entitled to vote thereon, while the Gillette Certificate and By-Laws provide that a vacancy on the Board of Directors may be filled only by a majority of the directors then in office or by a sole remaining director.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

     Delaware law generally permits indemnification of directors, officers, employees and agents for expenses, judgments, fines and amounts paid in settlement of claims incurred by them by reason of their position with the corporation, if such persons have acted in good faith and with the reasonable belief that their conduct was in the best interest of the corporation. However, Delaware law does not permit a corporation to indemnify persons against judgments, fines and amounts paid in settlement in actions brought by or in the right of the corporation. Delaware law does permit indemnification of expenses of such actions, unless the persons have been adjudged to be liable to the corporation, in which case indemnification is available only if approved by the Delaware Court of Chancery or the court in which such action or suit was brought. Duracell's By-Laws provide that Duracell shall indemnify current or former directors and officers, and may at the discretion of the Board of Directors indemnify its current and former employees, in connection with proceedings brought against such persons by reason of their position with Duracell to the fullest extent permitted by Delaware law. The Gillette By-Laws provide that Gillette shall indemnify current or former directors, officers, employees or agents of the corporation in connection with proceedings brought against such persons by reason of their position with Gillette to the fullest extent permitted by Delaware law.

AMENDMENTS TO CHARTER

     Under Delaware law, charter amendments require the approval of the directors and the vote of the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the certificate of incorporation requires a greater proportion. The Duracell Certificate does not require a greater proportion. The Gillette Certificate requires the affirmative vote of 75% of the voting power of the outstanding shares, voting together as a single class, to amend, repeal or adopt any provision inconsistent with Article 9 of the Gillette Certificate, which includes the board classifications and the procedure for filling vacancies on the board; other amendments require the affirmative vote of a majority of the voting power of the outstanding shares, voting together as a single class. In addition, Delaware law requires a class vote when, among other things, an amendment will adversely affect the powers, preferences or special rights of a class of stock.

ACQUISITIONS OF STOCK

     The Gillette By-Laws contain restrictions on Gillette's acquisition of stock that have no counterpart in the Duracell Certificate or By-Laws. These restrictions state that Gillette shall not acquire any of its voting equity securities at a price above the average market price of such securities from any person who is the beneficial owner of more than three percent of the corporation's voting equity securities and has been such for less than two years, unless such acquisition is pursuant to the same offer and terms as made to all holders of securities of such class and to all holders of any other class from or into which such securities may be converted.

     This restriction does not apply to any acquisition that has been approved by a vote of a majority of the shares entitled to vote, excluding those owned by any such beneficial owner any of whose shares are proposed to be acquired pursuant to that vote.

     In addition, this provision does not restrict Gillette from: (1) reacquiring shares in the open market in transactions in which all stockholders have an equal chance to sell their shares, and in number of shares that do not exceed in any one day the daily average trading volume for the preceding three months; (2) offering to acquire at market prices all shares of any stockholder owning less than 100 shares of common stock; or (3) reacquiring shares pursuant to the terms of a stock option plan that has been approved by a vote of a majority of the common shares.

                   STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN
                         BENEFICIAL OWNERS OF DURACELL

     The following table sets forth certain information regarding the beneficial ownership of Duracell Common Stock as of October 26, 1996, assuming the exercise of all options exercisable on, or within 60 days of, such date, by (i) each director, (ii) the Chief Executive Officer and each of the other four most highly compensated executive officers of Duracell, (iii) all executive officers and directors as a group and (iv) Duracell's principal stockholders. Other than as set forth in the table below, there are no persons known to Duracell to beneficially own more than 5% of the Duracell Common Stock.

                               NAME                                  FULLY DILUTED    PERCENTAGE
------------------------------------------------------------------   -------------    ----------
KKR Associates1, 2................................................     41,100,000         32.6%
  9 West 57th Street
  New York, New York 10019
The Gillette Company2.............................................     41,100,000         32.6%
  Prudential Tower Building
  Boston, Massachusetts 02199
Charles R. Perrin3, 9.............................................        673,106           .5%
Charles E. Kiernan4, 9............................................        170,900           .1%
David G. Bluestein9...............................................         96,807           *
Earnest J. Edwards................................................          3,500           *
C. Robert Kidder5, 9..............................................        308,817           .2%
Henry R. Kravis1, 6...............................................             --           --
G. Wade Lewis9....................................................        135,668           .1%
Arno A. Penzias...................................................          4,000           *
Paul E. Raether1, 7...............................................             --           --
Christophe Ripert9................................................         75,000           *
George R. Roberts1, 8.............................................             --           --
William S. Shanahan...............................................          4,000           *
Paula Stern.......................................................          4,500           *
Scott M. Stuart1..................................................          4,528           *
All directors and executive officers as a group (22 persons)9.....      1,821,642          1.4%

---------------

1 Shares of Duracell Common Stock shown as owned by KKR Associates are owned of record by the KKR Stockholders of which KKR Associates is the sole general partner and as to which it possesses sole voting and investment power. Messrs. Kravis, Raether, Roberts and Stuart (who are directors of Duracell) and Robert
  I. MacDonnell, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Clifton S. Robbins, Perry Golkin and Edward A. Gilhuly, as the general partners of KKR Associates, may be deemed to share beneficial ownership of such shares. Each of these individuals disclaims beneficial ownership of any shares shown as owned by KKR Associates.

2 As a result of the Stockholders Agreement, Gillette and Merger Sub may be deemed to be the beneficial owners of the 41,100,000 shares shown as beneficially owned by KKR Associates. See "Other Agreements -- Stockholders Agreement."

3 A private foundation established by Mr. Perrin owns 46,400 shares. Mr. Perrin disclaims beneficial ownership of these shares.

4 A trust for the benefit of Mr. Kiernan's family owns 44,503 shares. Mr.
  Kiernan disclaims beneficial ownership of these shares.

5 A trust for the benefit of members of Mr. Kidder's family owns 43,000 shares.
  Mr. Kidder disclaims beneficial ownership of these shares.

6 A trust for the benefit of members of Mr. Kravis's family owns 50,000 shares.
  Mr. Kravis disclaims beneficial ownership of these shares.

7 A trust for the benefit of members of Mr. Raether's family owns 50,000 shares.
  Mr. Raether disclaims beneficial ownership of these shares.

8 A private foundation established by Mr. Roberts owns 70,000 shares. Mr.
  Roberts disclaims beneficial ownership of these shares.

9 Includes the following shares issuable upon the exercise of outstanding stock options that are exercisable now or within 60 days after October 26, 1996:
  577,200 for Mr. Perrin; 115,000 for Mr. Kidder; 170,500 for Mr. Kiernan; 76,000 for Mr. Bluestein; 85,000 for Mr. Lewis; 75,000 for Mr. Ripert; and 1,393,700 for all directors and executive officers as a group.

* Less than 0.1%.

                          GILLETTE CONFIDENTIAL VOTING

     The Board of Directors of Gillette has determined that the confidential voting policy employed for the last several years will apply to the Gillette Special Meeting. Gillette's policy requires that proxies and ballots be kept confidential from officers, directors and employees of Gillette and from third parties. Certain outside agents, such as those serving as proxy solicitors, who have agreed to comply with this policy, but not Gillette employees, directors or officers, may be permitted access to proxies and conducting ballots to facilitate their participation in soliciting proxies and conducting the meeting. The policy will not prevent Gillette officers, directors or other employees or representatives from determining which stockholders have not voted so that they can be urged to vote. The policy will not apply in the event of a proxy contest or other solicitation based on an opposition proxy statement.

                                 OTHER MATTERS

     If sufficient votes in favor of the Duracell Merger Proposal or the Gillette Share Proposal are not received by the time scheduled for the Duracell Special Meeting or the Gillette Special Meeting, respectively, the persons named as proxies may propose one or more adjournments of the Duracell Special Meeting or the Gillette Special Meeting, as the case may be, for a period or periods of not more than 30 days in the aggregate for each Special Meeting to permit further solicitation of proxies. The persons named as proxies will vote in favor of such adjournment those proxies which authorize them to vote in favor of the Duracell Merger Proposal or the Gillette Share Proposal, as the case may be. They will vote against any such adjournment those proxies which direct them to vote against the Duracell Merger Proposal or the Gillette Share Proposal, as the case may be. Any such adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the Duracell Special Meeting or the Gillette Special Meeting to be adjourned. The costs of any such additional solicitation and of any adjourned session will be borne by Duracell with respect to the Duracell Special Meeting and by Gillette with respect to the Gillette Special Meeting.

     It is not expected that any matters other than those described in this Joint Proxy Statement/Prospectus will be brought before the Duracell Special Meeting or the Gillette Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the Duracell proxy and Gillette proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered hereby and the Merger will be passed upon for Gillette by Joseph E. Mullaney, Vice Chairman of the Board of Gillette. Mr. Mullaney beneficially owns approximately 346,274 shares of Gillette Common Stock. Certain other legal matters in connection with the Merger will be passed upon by Ropes & Gray, Boston, Massachusetts. A member of Ropes & Gray beneficially owns approximately 2,700 shares of Gillette Common Stock. Certain legal matters in connection with the Merger will be passed upon for Duracell by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS

     The consolidated financial statements of Gillette incorporated by reference in Gillette's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Duracell incorporated by reference in Duracell's Annual Report on Form 10-K for the year ended June 30, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Representatives of KPMG Peat Marwick LLP and Deloitte & Touche LLP expect to be present at the Gillette Special Meeting and the Duracell Special Meeting, respectively, and, while such representatives have stated that they do not plan to make a statement at such meetings, they will be available to respond to appropriate questions from stockholders in attendance.

                             STOCKHOLDER PROPOSALS

     Any Gillette stockholder who wishes to submit a proposal for presentation to Gillette's 1997 Annual Meeting of Stockholders must have submitted the proposal to Gillette, Prudential Tower Building, Boston, Massachusetts 02199,
Attention: Secretary, in advance of November 15, 1996 for inclusion, if appropriate, in Gillette's proxy statement and form of proxy relating to its 1997 Annual Meeting.

     Any Duracell stockholder who wishes to submit a proposal for presentation to Duracell's 1997 Annual Meeting of Stockholders (if the Merger has not been consummated prior to the date the meeting is to be held) must submit the proposal to Duracell, Berkshire Corporate Park, Bethel, Connecticut 06801,
Attention: Secretary. Such proposal must be received not later than July 19, 1997 for inclusion, if appropriate, in Duracell's proxy statement and form of proxy relating to its 1997 Annual Meeting.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                  CONFORMED COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              THE GILLETTE COMPANY

                            ALASKA ACQUISITION CORP.

                                      AND

                          DURACELL INTERNATIONAL INC.

                         DATED AS OF SEPTEMBER 12, 1996

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

                               TABLE OF CONTENTS

ARTICLE I................................................................................   A-1
  THE MERGER.............................................................................   A-1
     SECTION    1.1    The Merger........................................................   A-1
     SECTION    1.2    Effective Time....................................................   A-2
     SECTION    1.3    Effect of the Merger..............................................   A-2
     SECTION    1.4    Certificate of Incorporation, By-Laws.............................   A-2
     SECTION    1.5    Directors and Officers............................................   A-2
     SECTION    1.6    Effect on Capital Stock...........................................   A-2
     SECTION    1.7    Exchange of Certificates..........................................   A-3
     SECTION    1.8    Stock Transfer Books..............................................   A-5
     SECTION    1.9    No Further Ownership Rights in Company Common Stock...............   A-5
     SECTION    1.10   Lost, Stolen or Destroyed Certificates............................   A-5
     SECTION    1.11   Tax and Accounting Consequences...................................   A-5
     SECTION    1.12   Taking of Necessary Action; Further Action........................   A-5
     SECTION    1.13   Material Adverse Effect...........................................   A-5
ARTICLE II
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................   A-5
     SECTION    2.1    Organization and Qualification; Subsidiaries......................   A-5
     SECTION    2.2    Certificate of Incorporation and By-Laws..........................   A-6
     SECTION    2.3    Capitalization....................................................   A-6
     SECTION    2.4    Authority Relative to this Agreement..............................   A-6
     SECTION    2.5    No Conflict; Required Filings and Consents........................   A-7
     SECTION    2.6    Compliance, Permits...............................................   A-8
     SECTION    2.7    SEC Filings; Financial Statements.................................   A-8
     SECTION    2.8    Absence of Certain Changes or Events..............................   A-8
     SECTION    2.9    No Undisclosed Liabilities........................................   A-9
     SECTION    2.10   Absence of Litigation.............................................   A-9
     SECTION    2.11   Employee Benefit Plans, Employment Agreements.....................   A-9
     SECTION    2.12   Labor Matters.....................................................  A-10
     SECTION    2.13   Registration Statement, Joint Proxy Statement/Prospectus..........  A-10
     SECTION    2.14   [Intentionally Omitted]...........................................  A-10
     SECTION    2.15   Title to Property.................................................  A-10
     SECTION    2.16   Taxes.............................................................  A-11
     SECTION    2.17   Environmental Matters.............................................  A-11
     SECTION    2.18   Intellectual Property.............................................  A-12
     SECTION    2.19   Interested Party Transactions.....................................  A-13
     SECTION    2.20   Insurance.........................................................  A-13
     SECTION    2.21   Pooling Matters...................................................  A-13
     SECTION    2.22   Opinion of Financial Advisor......................................  A-13
     SECTION    2.23   Brokers...........................................................  A-13
     SECTION    2.24   Change in Control Payments........................................  A-13
     SECTION    2.25   Expenses..........................................................  A-13
ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB................................  A-13
     SECTION    3.1    Organization and Qualification; Subsidiaries......................  A-13
     SECTION    3.2    Charter and By-Laws...............................................  A-14
     SECTION    3.3    Capitalization....................................................  A-14
     SECTION    3.4    Authority Relative to this Agreement..............................  A-14
     SECTION    3.5    No Conflict, Required Filings and Consents........................  A-14
     SECTION    3.6    Compliance; Permits...............................................  A-15
     SECTION    3.7    SEC Filings; Financial Statements.................................  A-16
     SECTION    3.8    Absence of Certain Changes or Events..............................  A-16
     SECTION    3.9    No Undisclosed Liabilities........................................  A-16
     SECTION    3.10   Absence of Litigation.............................................  A-16

     SECTION    3.11   Labor Matters.....................................................  A-17
     SECTION    3.12   Registration Statement; Joint Proxy Statement/Prospectus..........  A-17
     SECTION    3.13   [Intentionally Omitted]...........................................  A-17
     SECTION    3.14   Title to Property.................................................  A-17
     SECTION    3.15   Taxes.............................................................  A-17
     SECTION    3.16   Environmental Matters.............................................  A-18
     SECTION    3.17   Intellectual Property.............................................  A-18
     SECTION    3.18   Interested Party Transactions.....................................  A-19
     SECTION    3.19   Insurance.........................................................  A-19
     SECTION    3.20   Pooling Matters...................................................  A-19
     SECTION    3.21   Opinion of Financial Advisor......................................  A-19
     SECTION    3.22   Brokers...........................................................  A-19
     SECTION    3.23   Ownership of Merger Sub; No Prior Activities......................  A-19
ARTICLE IV
  CONDUCT OF BUSINESS PENDING THE MERGER.................................................  A-19
     SECTION    4.1    Conduct of Business by the Company Pending the Merger.............  A-19
     SECTION    4.2    No Solicitation...................................................  A-21
     SECTION    4.3    Conduct of Business by Parent Pending the Merger..................  A-22
ARTICLE V
  ADDITIONAL AGREEMENTS..................................................................  A-22
     SECTION    5.1    HSR Act; Etc......................................................  A-22
     SECTION    5.2    Joint Proxy Statement Prospectus; Registration Statement..........  A-23
     SECTION    5.3    Stockholders Meetings.............................................  A-23
     SECTION    5.4    Access to Information; Confidentiality............................  A-23
     SECTION    5.5    Consents; Approvals...............................................  A-23
     SECTION    5.6    Agreements with Respect to Affiliates.............................  A-24
     SECTION    5.7    Indemnification and Insurance.....................................  A-24
     SECTION    5.7A   Employment and Benefit Matters....................................  A-25
     SECTION    5.8    Notification of Certain Matters...................................  A-25
     SECTION    5.9    Further Action/Tax Treatment......................................  A-25
     SECTION    5.10   Public Announcements..............................................  A-25
     SECTION    5.11   Conveyance Taxes..................................................  A-26
     SECTION    5.12   Accountants' Letters..............................................  A-26
     SECTION    5.13   Pooling Accounting Treatment......................................  A-26
     SECTION    5.14   NYSE Listing......................................................  A-26
     SECTION    5.15   Listing of Parent Shares..........................................  A-26
ARTICLE VI
  CONDITIONS TO THE MERGER...............................................................  A-26
     SECTION    6.1    Conditions to Obligation of Each Party to Effect the Merger.......  A-26
     SECTION    6.2    Additional Conditions to Obligations of Parent and Merger Sub.....  A-27
     SECTION    6.3    Additional Conditions to Obligation of the Company................  A-27
ARTICLE VII
  TERMINATION............................................................................  A-28
     SECTION    7.1    Termination.......................................................  A-28
     SECTION    7.2    Effect of Termination.............................................  A-29
     SECTION    7.3    Fees and Expenses.................................................  A-29
ARTICLE VIII
  GENERAL PROVISIONS.....................................................................  A-30
     SECTION    8.1    Effectiveness of Representations, Warranties and Agreements,        A-30
                       Etc...............................................................
     SECTION    8.2    Notices...........................................................  A-30
     SECTION    8.3    Certain Definitions...............................................  A-31
     SECTION    8.4    Amendment.........................................................  A-32
     SECTION    8.5    Waiver............................................................  A-32
     SECTION    8.6    Headings..........................................................  A-32
     SECTION    8.7    Severability......................................................  A-32

     SECTION    8.8    Entire Agreement..................................................  A-32
     SECTION    8.9    Assignment; Guarantee of Merger Sub...............................  A-32
     SECTION    8.10   Parties in Interest...............................................  A-32
     SECTION    8.11   Failure or Indulgence Not Waiver; Remedies Cumulative.............  A-32
     SECTION    8.12   Governing Law.....................................................  A-32
     SECTION    8.13   Counterparts......................................................  A-32
     SECTION    8.14   Consent to Jurisdiction...........................................  A-33

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of September 12, 1996 (this "AGREEMENT"), among The Gillette Company, a Delaware corporation ("PARENT"), Alaska Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and Duracell International Inc., a Delaware corporation (the "COMPANY").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Stockholders Agreement (the "Stockholders Agreement") with each of KKR Partners II, L.P. and DI Associates, L.P. (collectively, the "Stockholders"), pursuant to which, among other things, the Stockholders, severally and not jointly, have agreed to vote the shares of Company Common Stock (as defined below) then owned by them in favor of the Merger; and

     WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "MERGER") of Merger Sub with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), and upon the terms and subject to the conditions set forth herein and the Board of Directors of the Company has approved the transactions contemplated by this Agreement and the Stockholders Agreement in accordance with the provisions of Section 203 of the DGCL;

     WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder; and

     WHEREAS, pursuant to the Merger, each outstanding share (a "SHARE") of the Company's common stock, $.01 par value (the "COMPANY COMMON STOCK"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.7(b)), upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

     SECTION 1.1  The Merger.

     (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article

VI, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL (the "CERTIFICATE OF MERGER"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "EFFECTIVE TIME").

     SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.4  Certificate of Incorporation, By-Laws.

     (a) Certificate of Incorporation. At the Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

     (b) By-Laws. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws; provided, however, that the Board of Directors of the Surviving Corporation shall consist of the same number of directors as the number of directors of Merger Sub at the Effective Time.

     SECTION 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

     (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b)) shall be converted, subject to Section 1.6(f), into the right to receive 0.904 shares (the "EXCHANGE RATIO") of validly issued, fully paid and nonassessable shares ("PARENT SHARES") of the Common Stock, $1.00 par value, of Parent ("PARENT COMMON STOCK") (together with the preferred stock purchase right attached thereto).

     (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

     (c) Stock Options.

          (i) At the Effective Time, each outstanding option to purchase Company Common Stock (a "STOCK OPTION") granted under (A) the Duracell Shares Plan, or (B) the Company's Stock Option Plan for Key Employees (collectively, the "COMPANY STOCK OPTION PLANS"), whether vested or unvested, shall be deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the number (rounded to the nearest whole number) of Parent Shares as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by
     (y) the number of Parent Shares deemed purchasable pursuant to such Stock Option.

          (ii) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions (including antidilution provisions).

          (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(c).

          (iv) Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT"), Parent shall either (A) file a Registration Statement on Form S-8 (or any successor form), effective as of the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Stock Options, or (B) file any necessary amendments to the Company's previously-filed Registration Statement(s) on Form S-8 in order that the Parent will be deemed a "successor registrant" thereunder, and, in either event the Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such options shall remain outstanding.

     (d) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

     (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

     (f) Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of Certificates for exchange shall be paid upon such surrender cash equal to the product of (i) such fraction, multiplied by (ii) the closing price per share on the New York Stock Exchange ("NYSE") of Parent Common Stock as reported in the Eastern Edition of the Wall Street Journal on the trading date prior to the date on which the Effective Time occurs.

     SECTION 1.7  Exchange of Certificates.

     (a) Exchange Agent. At or prior to the Effective Time Parent shall supply, or shall cause to be supplied, to or for the account of The First National Bank of Boston, or such other bank or trust company as shall be designated by Parent (the "EXCHANGE AGENT"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.7, through the Exchange Agent, certificates evidencing the Parent Shares issuable pursuant to
Section 1.6 in exchange for outstanding Shares. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares and any dividends and distributions.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), and (C) cash in respect of fractional shares as provided in Section 1.6(f) (the Parent Shares, dividends, distributions and cash being, collectively, the "MERGER CONSIDERATION"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, Parent Shares, dividends and distributions may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to Section 1.6(f), to evidence the ownership of the number of full Parent Shares into which such shares of Company Common Stock shall have been so converted.

     (c) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law and the provisions of Section 1.7(e) below, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares.

     (d) Transfers of Ownership. If any certificate for Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Shares in any name other than that of the registered holder of the certificate surrendered, or have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (e) No Liability. At any time following one year after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent any Merger Consideration which had been made available to the Exchange Agent by or on behalf of Parent and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     SECTION 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

     SECTION 1.9 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     SECTION 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and delivery of bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed, such Parent Shares as may be required pursuant to Section 1.6.

     SECTION 1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     SECTION 1.12 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     SECTION 1.13 Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole, or (b) does or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub as follows:

     SECTION 2.1 Organization and Qualification; Subsidiaries. Each of the Company and each of its significant subsidiaries (as defined in Section 8.3 or listed in Section 2.1 of the Company Disclosure Schedule (as defined below)) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals does not constitute a Material Adverse

Effect. Each of the Company and each of its significant subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that do not constitute a Material Adverse Effect. Substantially all of the business and operations of the Company and its subsidiaries are conducted through, and substantially all of the properties and assets of the Company and its subsidiaries are owned by, the Company and its significant subsidiaries.

     SECTION 2.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws as most recently restated and subsequently amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

     SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of (1) 150,000,000 shares of Company Common Stock and (ii) 100,000,000 shares of preferred stock, $.01 par value per share, none of which is issued and outstanding and none of which is held in treasury. As of August 31, 1996, (i) 119,376,762 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and 1,000,000 shares of Company Common Stock were held in treasury, (ii) no shares of Company Common Stock were held by subsidiaries of the Company, and (iii) 6,783,421 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the Company Stock Option Plans. No material change in such capitalization has occurred between August 31, 1996 and the date hereof. Except as set forth in this Section 2.3, Section 2.3 or Section 2.11 of the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II (the "Company Disclosure Schedule"), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its significant subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its significant subsidiaries. None of the options, warrants, rights, agreements, arrangements or commitments identified in Section 2.3 or Section 2.11 of the Company Disclosure Schedule provide that, absent action by the Board of Directors or a committee thereof, upon exercise or conversion the holder thereof shall receive cash, and no such action of the Board of Directors or a committee thereof has been taken. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its significant subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any significant subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any such subsidiary or any other entity. Except as set forth in Section 2.3 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's significant subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares) are owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever (collectively, "LIENS").

     SECTION 2.4  Authority Relative to this Agreement.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the

DGCL and the Company's Certificate of Incorporation and By-Laws). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement and the Stockholders Agreement, including, but not limited to, all actions necessary to render the provisions of Section 203 of the DGCL inapplicable to this Agreement, the Merger and the Stockholders Agreement. The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has recommended that the Company's stockholders approve and adopt this Agreement and the Merger.

     SECTION 2.5  No Conflict; Required Filings and Consents.

     (a) The exhibit index to the Company's most recently filed Annual Report on Form 10-K, as supplemented by Section 2.5(a) of the Company Disclosure Schedule, includes each agreement, contract or other instrument (including all amendments thereto) to which the Company or any of its subsidiaries is a party or by which any of them is bound and which would be required pursuant to the Exchange Act and the rules and regulations thereunder to be filed as an exhibit to an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K. The Company has made available to the Parent on or prior to the date hereof true, correct and complete copies in all material respects of each such agreement, contract, instrument and amendment.

     (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in
Section 2.5(a), (ii) to the best knowledge of the Company, no other party to any of the agreements, contracts or other instrument referred to in Section 2.5 (a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in Section 2.5(a) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that do not constitute a Material Adverse Effect.

     (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company or any of its significant subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its significant subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its significant subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its significant subsidiaries is a party or by which the Company or any of its significant subsidiaries or its or any of their respective properties is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not constitute a Material Adverse Effect.

     (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the premerger notification requirements of the European Community and other requirements of foreign jurisdictions and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, and to make such filings or notifications, would not prevent or delay consummation of the Merger, and otherwise prevent or delay the Company from performing its obligations under this Agreement, and do not constitute a Material Adverse Effect.

     SECTION 2.6  Compliance, Permits.

     (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, neither the Company nor any of its significant subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any of its significant subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its significant subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in each case, for any such conflicts, defaults or violations which do not constitute a Material Adverse Effect.

     (b) Except as disclosed in Section 2.6(b) of the Company Disclosure Schedule, the Company and its significant subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "COMPANY PERMITS"). The Company and its significant subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply does not constitute a Material Adverse Effect.

     SECTION 2.7  SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") and has made available to Parent (i) its Annual Report on Form 10-K for the fiscal year ended June 30, 1995, (ii) its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, December 31, 1995 and March 31, 1996, (iii) all other reports or registration statements filed by the Company with the SEC since July 1, 1995, (iv) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) since July 1, 1995, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC pursuant to the requirements of the Exchange Act ((i)-(v) collectively, the "COMPANY SEC REPORTS"). Except as disclosed in
Section 2.7 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 2.8  Absence of Certain Changes or Events.  Except as set forth in
Section 2.8(a) through Section 2.8(g) of the Company Disclosure Schedule or the Company SEC Reports, since July 1, 1995, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Certificate of Incorporation or By-laws of the Company or similar organizational documents of its significant subsidiaries; (c) any damage to, destruction or loss of any asset of the Company or any of its subsidiaries (whether or not covered by insurance) that constitutes a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices except as required by any change in generally accepted accounting principles; (e) any material revaluation by the Company of any of its or any of its subsidiaries' assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any sale, pledge, disposition of or encumbrance upon any assets of the Company or any of its subsidiaries (except (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $10,000,000 in the aggregate); or (g) any other action or event that would have required the consent of Parent pursuant to any of the following provisions of Section 4.1 had such action or event occurred after the date of this Agreement: Section 4.1(d) (except that for purpose of this Section 2.8(g), clause (ii) of Section 4.1(d) shall not apply to subsidiaries of the Company and clause (iii) of Section 4.1(d) shall not apply to the repurchase in the ordinary course of any options from any employee of the Company or any of its subsidiaries who is not an officer or director and shall apply only to the Company and any subsidiary of the Company that is not a wholly owned subsidiary of the Company), Section 4.1(e)(i), Section 4.1(e)(ii), Section 4.1(e)(iv), Section 4.1(e)(v) (but only insofar as applicable to clauses (i), (ii) and (iv) of Section 4.1(e)), Section 4.1(f)(i) (but only insofar as any of the actions described therein benefit any director or officer of the Company),
Section 4.1(f)(ii) (but only insofar as any of the actions described therein benefit any director or officer of the Company), Section 4.1(f)(iii), Section 4.1(g), Section 4.1(h), Section 4.1(i), and Section 4.1(j).

     SECTION 2.9  No Undisclosed Liabilities.  Except as is disclosed in Section
2.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended June 30, 1995 included in the Company's 1995 Annual Report on Form 10-K (the "1995 COMPANY BALANCE SHEET"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1995 Company Balance Sheet, (c) incurred since June 30, 1995 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, or (e) which do not constitute a Material Adverse Effect.

     SECTION 2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that constitute a Material Adverse Effect.

     SECTION 2.11 Employee Benefit Plans, Employment Agreements. Except in each case as set forth in Section 2.11 of the Company Disclosure Schedule or where the liability, individually or in the aggregate with respect to the following, does not constitute a Material Adverse Effect, (i) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any material employee welfare plans (as defined in Section 3(1) of ERISA), or any material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (collectively, the "COMPANY EMPLOYEE PLANS"), which could result in any liability of the Company or any of its subsidiaries; (ii) all Company Employee Plans are in compliance in all respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (iv) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (v) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) no withdrawal (including a partial withdrawal) has occurred with respect to any multiemployer plan within the meaning set forth in Section 3(37) of ERISA that has resulted in, or could reasonably be expected to result in, any withdrawal liability for the Company or any of its subsidiaries; and (vii) neither the Company nor any of its subsidiaries has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course).

     SECTION 2.12 Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule: (i) there are no claims or proceedings pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, which claims or proceedings constitute a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

     SECTION 2.13  Registration Statement, Joint Proxy
Statement/Prospectus. The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement (as defined in Section 3.12) shall not at the time the Registration Statement (including any amendments and supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion or incorporation by reference in the joint proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "COMPANY STOCKHOLDERS MEETING") and to be sent to the stockholders of Parent in connection with the meeting of the stockholders of Parent to consider the Merger (the "PARENT STOCKHOLDERS MEETING," and together with the Company Stockholder Meeting, the "STOCKHOLDERS MEETINGS") (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "JOINT PROXY STATEMENT/PROSPECTUS"), will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Stockholders Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in any of the foregoing documents.

     SECTION 2.14  [Intentionally Omitted]

     SECTION 2.15 Title to Property. Except as set forth in Section 2.15 of the Company Disclosure Schedule, the Company and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, which do not constitute a Material Adverse Effect; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default does not constitute a Material Adverse Effect.

     SECTION 2.16  Taxes.

     (a) For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and
(ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "TAX RETURNS" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (b) Other than as disclosed in Section 2.16(b) of the Company Disclosure Schedule, (i) the Company and its subsidiaries have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, (ii) the Company and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining adequate reserves, and (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required unless the failure to do so does not constitute a Material Adverse Effect. Except as does not involve or would not result in liability to the Company or any of its subsidiaries that constitutes a Material Adverse Effect: (i) there are no tax liens on any assets of the Company or any subsidiary thereof; and
(ii) neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the balance sheet of the Company as at March 31, 1996 included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis with the 1995 Company Balance Sheet, and the accrual and reserves for Taxes (including deferred taxes) reflected in the books and records of the Company as at the last day of the Company's most recently completed fiscal month end are in all material respects adequate to cover all Taxes required to be accrued through such date (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis with the 1995 Company Balance Sheet.

     (c) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of the Company, neither the Company nor any of its subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

     SECTION 2.17 Environmental Matters. Except as set forth in Section 2.17 of the Company Disclosure Schedule, and except in all cases as, in the aggregate, does not constitute a Material Adverse Effect, the Company and each of its subsidiaries: (i) have obtained all Approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("ENVIRONMENTAL LAWS") by the Company or its subsidiaries or their respective agents; (ii) are in compliance with all terms and conditions of such required Approvals, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

     SECTION 2.18  Intellectual Property.

     (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how and tangible or intangible proprietary information or material that are material to the business of the Company and its subsidiaries as currently conducted by the Company or its subsidiaries (the "COMPANY INTELLECTUAL PROPERTY RIGHTS").

     (b) Either the Company or one of its subsidiaries is the sole and exclusive owner of, or the exclusive or non-exclusive licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and, in the case of Company Intellectual Property Rights owned by the Company or any of its subsidiaries, has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used. Except as set forth in
Section 2.18(b) of the Company Disclosure Schedule, no claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of the Company, are threatened by any person that constitute a Material Adverse Effect (i) to the effect that the manufacture, sale, licensing, or use of any of the products of the Company or any of its subsidiaries as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company or any of its subsidiaries infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by the Company or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in the business of the Company and its subsidiaries as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by the Company or any of its subsidiaries or the validity of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting, except to the extent any failure does not constitute a Material Adverse Effect. Except as set forth on Schedule 2.18(b), to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its subsidiaries. No Company Intellectual Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any of its subsidiaries, except to the extent any such restriction does not constitute a Material Adverse Effect. Neither the Company nor any of its subsidiaries has entered into any agreement (other than exclusive distribution agreements) under which the Company or its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market, except to the extent any such restriction does not constitute a Material Adverse Effect.

     SECTION 2.19  Interested Party Transactions.  Except as set forth in
Section 2.19 of the Company Disclosure Schedule, since the date of the Company's proxy statement dated September 22, 1995, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     SECTION 2.20 Insurance. The Company maintains fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies with reputable insurance carriers, which provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount similar to that carried by entities engaged in similar business and subject to the same or similar perils or hazards.

     SECTION 2.21 Pooling Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action that could affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

     SECTION 2.22 Opinion of Financial Advisor. The Company has been advised by its financial advisor, Morgan Stanley & Co. Incorporated, that in its opinion, as of the date hereof, the Exchange Ratio set forth herein is fair to the holders of Shares from a financial point of view.

     SECTION 2.23 Brokers. Except as set forth in Section 2.23 of the Company Disclosure Schedule, no broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its subsidiaries or affiliates. The fees and expenses of the entities listed on Section 2.23 of the Company Disclosure Schedule will be paid by the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the entities listed on Section 2.23 of the Company's Disclosure Schedule pursuant to which such entities would be entitled to any payment relating to the transactions contemplated hereunder.

     SECTION 2.24  Change in Control Payments.  Except as set forth on Section
2.24 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company.

     SECTION 2.25 Expenses. The Company has provided to Parent a good faith estimate and description of the expenses of the Company and its subsidiaries which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

     SECTION 3.1 Organization and Qualification; Subsidiaries. Each of Parent and each of its significant subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals does not constitute a Material Adverse Effect. Each of Parent and each of its significant subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that do not constitute a Material Adverse Effect. Substantially all of the business and operations of Parent and its subsidiaries are conducted through, and substantially all of the properties and assets of Parent and its subsidiaries are owned by, Parent and its significant subsidiaries.

     SECTION 3.2 Charter and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and By-Laws, as most recently restated and subsequently amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. Parent is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

     SECTION 3.3 Capitalization. As of August 31, 1996, the authorized capital stock of Parent consisted of (i) 1,160,000,000 shares of Parent Common Stock of which 445,784,108 shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable, 115,398,992 shares were held in treasury, and 23,925,438 shares were reserved for future issuance under Parent's stock option and employee stock purchase plans, (ii) 55,723,013.5 preferred stock purchase rights (the "Rights") were issued and outstanding and attached to each outstanding share of Parent Common Stock and (iii) 5,000,000 shares of preferred stock, without par value per share, of which 159,057.2537 shares of 8.0% Cumulative Series C ESOP Convertible Preferred were issued and outstanding, none of which were held in treasury, and 400,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the Rights. No material change in such capitalization has occurred between August 31, 1996 and the date hereof. Except as set forth in this Section 3.3, in
Section 3.3 of the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "Parent Disclosure Schedule") or as set forth in the Parent SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character outstanding on the date hereof obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent, other than options or similar rights outstanding on the date hereof to purchase an aggregate of 15,508,457 shares of Parent Common Stock.

     SECTION 3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (other than the approval of the issuance of Parent Common Stock in the Merger by the affirmative vote of the holders of a majority of the voting power of the shares of the Parent Common Stock present in person, or represented by proxy, and entitled to vote thereon at the meeting of holders of Parent Common Stock to be called therefor, provided that the shares so present or represented constitute a majority of the outstanding shares of Parent Common Stock) are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms.

     SECTION 3.5  No Conflict, Required Filings and Consents.

     (a) The exhibit index to the Parent's most recently filed Annual Report on Form 10-K, as supplemented by Section 3.5(a) of the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "Parent Disclosure Schedule"), includes each material agreement, contract or other instrument (including all amendments thereto) to which Parent or any of its subsidiaries is a party or by which any of them is bound and which would be required pursuant to the Exchange Act and the rules and regulations thereunder to be filed as an exhibit to an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K. Parent has made available to the Company, or there have been filed with the SEC pursuant to the periodic reporting requirements of the Exchange Act, on or prior to the date hereof true, correct and complete copies in all material respects of each such agreement, contract, instrument and amendment.

     (b) Except as disclosed in Section 3.5(b) of the Parent Disclosure Schedule, (i) neither the Parent nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in Section 3.5(a), (ii) to the best knowledge of Parent, no other party to any of the agreements, contracts or other instrument referred to in Section 3.5(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in Section 3.5(a) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that do not constitute a Material Adverse Effect.

     (c) Except as set forth in Section 3.5(c) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or Merger Sub,
(ii) conflict with or violate any Laws applicable to Parent or any of its significant subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its significant subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its significant subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its significant subsidiaries is a party or by which Parent or any of its significant subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) or (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not constitute a Material Adverse Effect.

     (d) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, the premerger notification requirements of the European Community and any other requirements of foreign jurisdictions and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, and otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, and do not constitute a Material Adverse Effect.

     SECTION 3.6  Compliance; Permits.

     (a) Except as disclosed in Section 3.6(a) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to Parent or any of its significant subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its significant subsidiaries is a party or by which Parent or any of its significant subsidiaries or its or any of their respective properties is bound or affected, except, in each case, for any such conflicts, defaults or violations which do not constitute a Material Adverse Effect.

     (b) Except as disclosed in Section 3.6(b) of the Parent Disclosure Schedule, Parent and its significant subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Parent and its subsidiaries taken as a whole as it is now being conducted (collectively, the "PARENT PERMITS"). Parent and its significant subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply does not constitute a Material Adverse Effect.

     SECTION 3.7  SEC Filings; Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed with the SEC and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal year ended December 31, 1995, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1996 and June 30, 1996, (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) since January 1, 1995, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above) filed by Parent with the SEC since January 1, 1996, and (v) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC ((i)-(v) collectively, the "PARENT SEC REPORTS"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholders equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 3.8  Absence of Certain Changes or Events.  Except as set forth in
Section 3.8 of the Parent Disclosure Schedule or in the Parent SEC Reports, since January 1, 1996, Parent has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or By-Laws of Parent (except as contemplated by Section 4.3(c)); (iii) any damage to, destruction or loss of any assets of the Parent or any of its subsidiaries (whether or not covered by insurance) that constitutes a Material Adverse Effect; (iv) any material change by Parent in its accounting methods, principles or practices except as required by any change in generally accepted accounting principles; (v) any material revaluation by Parent of any of its or any of its subsidiaries' assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any other action or event that would have required the consent of the Company pursuant to Section 4.3 had such action or event occurred after the date of this Agreement; or (vii) any sale of a material amount of assets of Parent or any of its subsidiaries except in the ordinary course of business.

     SECTION 3.9  No Undisclosed Liabilities.  Except as is disclosed in Section
3.9 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) adequately provided for in Parent's audited balance sheet (including any related notes thereto) as of December 31, 1995 included in the Parent's 1995 Annual Report on Form 10-K (the "PARENT BALANCE SHEET"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the Parent Balance Sheet, (c) incurred since December 31, 1995 in the ordinary course of business and consistent with past practice, (d) incurred in connection with this Agreement, or (e) which do not constitute a Material Adverse Effect.

     SECTION 3.10 Absence of Litigation. Except as set forth in Section 3.10 of the Parent Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries, or any properties or rights of the Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that constitute a Material Adverse Effect.

     SECTION 3.11 Labor Matters. Except as set forth in Section 3.11 of the Parent Disclosure Schedule: (i) there are no claims or proceedings pending or, to the knowledge of Parent or any of its subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees, which claims or proceedings constitute a Material Adverse Effect; and (ii) neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries which constitute a Material Adverse Effect.

     SECTION 3.12  Registration Statement; Joint Proxy
Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement (the "REGISTRATION STATEMENT") pursuant to which the Parent Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. The information supplied by Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders, at the time of the Stockholders Meetings and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in any of the foregoing documents.

     SECTION 3.13  [Intentionally Omitted]

     SECTION 3.14 Title to Property. Except as disclosed in Section 3.14 of the Parent Disclosure Schedule, Parent and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, which do not constitute a Material Adverse Effect; and, to Parent's knowledge, all leases pursuant to which Parent or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default does not constitute a Material Adverse Effect.

     SECTION 3.15 Taxes. Other than as disclosed in Section 3.15 of the Parent Disclosure Schedule, (i) Parent and its subsidiaries have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, (ii) Parent and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which Parent is maintaining adequate reserves, and (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which Parent is maintaining reserves to the extent currently required unless the failure to do so does not constitute a Material Adverse Effect. Except as does not involve or would not result in liability to Parent that constitutes a Material Adverse
Effect: (i) there are no tax liens on any assets of Parent or any subsidiary thereof; and (ii) neither Parent nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the balance sheet of Parent as at June 30, 1996 included in the Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis with the Parent Balance Sheet, and the accruals and reserves for Taxes (including deferred taxes) reflected in the books and records of Parent as at the last day of Parent's most recently completed fiscal month end are in all material respects adequate to cover all Taxes required to be accrued through such date (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis with the Parent Balance Sheet.

     SECTION 3.16 Environmental Matters. Except as set forth in Section 3.16 of the Parent Disclosure Schedule, and except in all cases as, in the aggregate, does not constitute a Material Adverse Effect, Parent and each of its subsidiaries: (i) have obtained all Approvals which are required to be obtained under all applicable Environmental Laws by Parent or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof are not aware of nor have received notice of any past or present violations of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against Parent or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by Parent or its subsidiaries (or any of their respective agents) thereunder.

     SECTION 3.17 Intellectual Property. Parent, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, services marks, copyrights, and any applications therefor, technology, know-how and tangible or intangible proprietary information or material that are material to the business of Parent and its subsidiaries as currently conducted by Parent and its subsidiaries (the "PARENT INTELLECTUAL PROPERTY RIGHTS"). Either Parent or one of its subsidiaries is the sole and exclusive owner of, or the exclusive or non-exclusive licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), Parent Intellectual Property Rights, and, in the case of Parent Intellectual Property Rights owned by Parent or any of its subsidiaries, has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Parent Intellectual Property Rights are being used. Except as set forth in Section 3.17 of the Parent Disclosure Schedule, no claims with respect to Parent Intellectual Property Rights have been asserted or, to the knowledge of Parent, are threatened by any person that constitute a Material Adverse Effect,
(i) to the effect that the manufacture, sale, licensing or use of any product of Parent or any of its subsidiaries as now manufactured, used, sold or licensed or proposed for manufacture, use, sale or license by Parent or any of its subsidiaries infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by Parent or any of its subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Parent's or its subsidiaries' business as currently conducted or as proposed to be conducted, or
(iii) challenging the ownership or validity of any of Parent Intellectual Property Rights. All registered trademarks, service marks and copyrights held by Parent or any of its subsidiaries are valid and subsisting, except to the extent any failure to be so valid and subsisting does not constitute a Material Adverse Effect. To the knowledge of Parent, there is no unauthorized use, infringement or misappropriation of any Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent or any of its subsidiaries. No Parent Intellectual Property Right or product of Parent or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Parent or any of its subsidiaries, except to the extent any such restriction does not constitute a Material Adverse Effect. Neither Parent nor any of its subsidiaries has entered into any agreement (other than exclusive distribution agreements) under which Parent or any of its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market, except to the extent any such restriction does not constitute a Material Adverse Effect.

     SECTION 3.18  Interested Party Transactions.  Except as set forth in
Section 3.18 of the Parent Disclosure Schedule, since the date of Parent's proxy statement dated March 14, 1996 no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     SECTION 3.19 Insurance. All material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by Parent or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Parent and its subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards, except as could not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.20 Pooling Matters. Neither Parent nor any of its affiliates has taken or agreed to take any action that could affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

     SECTION 3.21 Opinion of Financial Advisor. Parent has received the separate opinions of its financial advisors, Merrill Lynch & Co. and J.P. Morgan & Co. Incorporated, that, as of the date hereof, the Exchange Ratio is fair to Parent and Parent's stockholders from a financial point of view.

     SECTION 3.22 Brokers. Except as set forth on Section 3.22 of the Parent Disclosure Schedule, no broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their subsidiaries or affiliates. The fees and expenses of the entities listed on
Section 3.22 of the Parent Disclosure Schedule will be paid by Parent. Parent has heretofore furnished to the Company a complete and correct copy of all agreements between Parent and the entities listed on Section 3.22 of the Parent Disclosure Schedule pursuant to which such firms would be entitled to any payment relating to the transactions contemplated hereunder.

     SECTION 3.23  Ownership of Merger Sub; No Prior Activities.

     (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

     (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     SECTION 3.24 Battery Group Headquarters. Parent's present intention is to maintain the headquarters of the battery group of the Surviving Corporation in Bethel, Connecticut.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use all reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

          (a) amend or otherwise change the Certificate of Incorporation or By-Laws of the Company or similar organizational documents of any of its subsidiaries;

          (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its subsidiaries (except for (i) the issuance of shares of Company Common Stock issuable pursuant to Stock Options which were granted under the Company Stock Option Plans and are outstanding on the date hereof and (ii) grants of Stock Options under the Company Stock Option Plans for the purchase of a maximum of 25,000 shares of Company Common Stock granted to the individuals identified in Section 4.1(b) of the Company Disclosure Schedule).

          (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $10,000,000 in the aggregate);

          (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, other than regular quarterly cash dividends of $0.29 per share in accordance with past practice (and provided that if the Effective Time shall occur on a date in any quarter which is subsequent to the record date for the regular quarterly cash dividend on Parent Common Stock and prior to the customary record date for the regular quarterly cash dividend on the Company Common Stock, the Company shall be permitted to declare and pay its dividend in the customary amount for such quarter prior to the Effective Time), except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities or property in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or provide that upon the exercise or conversion of any such option, warrant or right the holder thereof shall receive cash, or propose to do any of the foregoing;

          (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 4.1(e) of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money or issue any debt securities, except for short-term, working capital and commercial paper borrowings not in excess of $800 million in the aggregate at any one time outstanding incurred in the ordinary course of business consistent with past practice and except for intercompany indebtedness between the Company and any of its wholly owned subsidiaries or between such wholly owned subsidiaries, or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement (except as described on Section 4.1(e) of the Company Disclosure Schedule); (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $10,000,000 for the Company and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e);

          (f) (i) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its subsidiaries; or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

          (g) except as may be required as a result of a change in law or in generally accepted accounting principles, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

          (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

          (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice; or

          (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     SECTION 4.2 No Solicitation. (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any significant subsidiaries of the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal. Nothing contained in this Section 4.2(a) shall prevent the Board of Directors of the Company from considering, negotiating, discussing, approving and recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited in violation of this Agreement, provided the Board of Directors of the Company determines in good faith (upon advice of outside counsel) that it is required to do so in order to discharge properly its fiduciary duties. Nothing contained in this Section 4.2 shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

     (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.2(c).

     (c) If the Board of Directors of the Company receives a request for material nonpublic information by a person who makes, or indicates that it is considering making, a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of outside counsel that it is required to cause the Company to act as provided in this Section 4.2(c) in order to discharge properly the directors' fiduciary duties, then, provided such person has executed a confidentiality agreement substantially similar to the one then in effect between the Company and Parent (other than for any provisions similar to the provisions of Sections 7 and 8 of the Confidentiality Letter), the Company may provide such person with access to information regarding the Company.

     (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

     (e) The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.2.

     SECTION 4.3 Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, Parent shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course, other than actions taken by Parent or its subsidiaries in contemplation of the Merger, and Parent shall use all reasonable efforts to preserve substantially intact the business organization of Parent and its subsidiaries, to keep available all services of the present officers, employees and consultants of Parent and its subsidiaries and to preserve the present relationships of the Parent and its subsidiaries with customers, suppliers and other persons with which Parent or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither Parent nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

          (a) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, other than regular quarterly cash dividends of $0.18 per share consistent with past practices and except that a wholly owned subsidiary of Parent may declare and pay a dividend to its parent;

          (b) take or agree in writing or otherwise to take any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder; or

          (c) amend or otherwise change the Certificate of Incorporation or By-Laws of Parent in a manner that would be materially adverse to the holders of Parent Common Stock (it being understood that any such amendment made to implement a so-called "shareholder rights plan" as described in the footnotes to the financial statements included in or incorporated by reference into the Annual Report of Parent on Form 10-K for the fiscal year ended December 31, 1995 shall not be deemed to be materially adverse to the holders of Parent Common Stock).

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 HSR Act; Etc. As promptly as practicable after the date of the execution of this Agreement, the Company and Parent shall file notifications under and in accordance with the HSR Act and the legal requirements of the European Community and any other foreign jurisdictions requiring notification in connection with the Merger and the transactions contemplated hereby. The Company and Parent shall respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority (foreign or domestic) in connection with antitrust matters.

     SECTION 5.2 Joint Proxy Statement Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus and the Registration Statement of the Parent with respect to the Parent Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall file with the SEC a combined proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate) relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the stockholders of the Company and the approval by the stockholders of Parent of the issuance of Parent Company Stock in the Merger pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective, and to mail the Joint Proxy Statement/Prospectus to their respective shareholders, as soon thereafter as practicable.

     SECTION 5.3 Stockholders Meetings. The Company and Parent shall call and hold their respective Stockholders Meetings as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger and the adoption of the Merger Agreement, in the case of the Company's stockholders, and the issuance of Parent Common Stock, in the case of Parent's stockholders, and Parent and the Company shall use their reasonable best efforts to hold the Stockholders Meetings on the same day (and at the same time of such day) and as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the respective directors of the Company and Parent, as determined by such directors in good faith after consultation with and based upon the written advice of their respective outside legal counsel, the Company and Parent shall (i) recommend approval of the transactions contemplated by this Agreement by the stockholders of the Company and Parent, respectively, and include in the Joint Proxy Statement/Prospectus such recommendation and (ii) use all reasonable efforts to solicit from their respective stockholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby or approval of the issuance of Parent Common Stock in the Merger pursuant to this Agreement, as the case may be, and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

     SECTION 5.4 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality letter, dated August 30, 1996 (the "CONFIDENTIALITY LETTER"), between Parent and the Company.

     SECTION 5.5 Consents; Approvals. The Company and Parent shall each use all reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

     SECTION 5.6 Agreements with Respect to Affiliates. Each of Parent and the Company shall deliver to the other, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "AFFILIATE LETTERS") identifying all persons who are, at the time of the Parent Stockholders Meeting or Company Stockholders Meeting, as the case may be, "affiliates" of the Parent or the Company, respectively, for purposes of Rule 145 under the Securities Act ("RULE 145"). Each of Parent and the Company shall use its best efforts to cause each person who is identified as an "affiliate" in its Affiliate Letter to deliver, on or before the date which is 30 days prior to the Effective Time, a written agreement (an "AFFILIATE AGREEMENT") in connection with restrictions on affiliates under Rule 145 and pooling of interests accounting treatment, in substantially the form of Exhibit 5.6.

     SECTION 5.7  Indemnification and Insurance.

     (a) The By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws of the Company on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

     (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws as in effect at the Effective Time, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and
(iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (c) Parent and the Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

     (d) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms comparable to those now applicable to directors and officers of the Company; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

     (e) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties.

     SECTION 5.7A  Employment and Benefit Matters.

     (a) The Surviving Corporation shall for a period of one (1) year following the Effective Time maintain the contractual benefit programs identified in
Schedule 5.7A(a) (each, a "Benefit Plan") other than severance plans and agreements for which those provided in Schedule 5.7A(b) shall be substituted; provided, however, that nothing herein shall affect Parent's rights to modify or terminate any such Benefit Plan at or after the end of such one (1) year period. On and after the Effective Time, employees of the Surviving Corporation who were employees on the Effective Date will be eligible to participate in Parent's stock option and annual incentive plans as in effect from time to time at levels commensurate with their responsibilities and consistent with the terms of such plans.

     (b) Effective no later than the Effective Time, the Company shall enter into agreements and adopt plans or programs in forms satisfactory to Parent, the terms and conditions of which shall be consistent in all material respects with those set forth in Schedule 5.7A(b) to provide in a manner consistent with the transaction contemplated hereby the benefits and payments to each person or category of persons identified on such Schedule 5.7A(b).

     SECTION 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(a) or 6.3(a) unless the failure to give such notice results in material prejudice to the other party.

     SECTION 5.9 Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Each of Parent, Merger Sub and the Company shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

     SECTION 5.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NYSE.

     SECTION 5.11 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

     SECTION 5.12 Accountants' Letters. Upon reasonable notice from the other, the Company and Parent shall use their respective best efforts to cause Deloitte & Touche LLP or KPMG Peat Marwick LLP, respectively, to deliver to Parent or the Company, as the case may be, a letter, dated within 2 business days of the Effective Date of the Registration Statement covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters. In connection with Parent's efforts to obtain such letter, if requested by KPMG Peat Marwick LLP, the Company shall provide a representation letter to KPMG Peat Marwick LLP complying with the statement on Auditing Standards No. 72 ("SAS 72"), if then required. In connection with the Company's efforts to obtain such letter, if requested by Deloitte & Touche, LLP, Parent shall provide a representation letter to Deloitte & Touche LLP complying with SAS 72, if then required.

     SECTION 5.13 Pooling Accounting Treatment. Each of Parent and the Company agrees not to take any action that to its knowledge could reasonably be expected to adversely affect the ability of Parent to treat the Merger as a pooling of interests, and each of Parent and the Company agrees to take such action as may be reasonably required to negate the impact of any past actions which to its knowledge could reasonably be expected to adversely impact the ability of Parent to treat the Merger as a pooling of interests.

     SECTION 5.14 NYSE Listing. The Company shall use its best efforts to continue the listing of the Company Common Stock on the NYSE during the term of this Agreement.

     SECTION 5.15 Listing of Parent Shares. Parent shall use its best efforts to cause the Parent Shares to be issued in the Merger to be approved for listing, upon official notice of issuance, on the NYSE.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.1  Conditions to Obligation of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

          (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company and the issuance of shares of Parent Company Stock in the Merger pursuant to this Agreement shall have been approved by the requisite vote of the stockholders of Parent;

          (c) HSR Act, Etc. The waiting period applicable to the consummation of the Merger under the HSR Act and under any legal requirement of the European Community shall have expired or been terminated, and any requirements of other foreign jurisdictions applicable to the consummation of the Merger shall have been satisfied unless the failure of such requirements of other foreign jurisdictions to be satisfied does not constitute a Material Adverse Effect in respect of either the Company and its subsidiaries or the Parent and its subsidiaries;

          (d) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger;

          (e) Stockholders Agreement. The Stockholders Agreement shall be in full force and effect at and as of the Effective Time;

          (f) Blue Sky Laws. All material permits and other authorizations necessary under the Blue Sky Laws to issue shares of Parent Common Stock pursuant to the Merger shall have been obtained; and

          (g) NYSE Listing. The Parent Shares to be issued in the Merger shall have been approved upon official notice of issuance for listing on the NYSE.

     SECTION 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time, except for (i) changes contemplated by this Agreement,
     (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), and (iii) where the failure to be true and correct shall not constitute a Material Adverse Effect, with the same force and effect as if made at and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company;

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company;

          (c) Opinion of Counsel. Parent shall have received a written opinion from Ropes & Gray, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

          (d) Opinion of Accountants. Parent shall have received an opinion of each of KPMG Peat Marwick LLP and Deloitte & Touche LLP, independent certified public accountants, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement; and

          (e) Affiliate Agreements. Parent shall have received from each person who is identified in the Affiliate Letters as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.

     SECTION 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), and (iii) where the failure to be true and correct shall not constitute a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Parent;

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Parent;

          (c) Tax Opinions. The Company shall have received a written opinion of Simpson Thacher & Bartlett, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code; and

          (d) Opinion of Accountants. The Company shall have received a copy of the opinions referred to in Section 6.2(d) above.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

          (b) by either Parent or the Company if the Merger shall not have been consummated by March 31, 1997 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.9 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

          (d) (i) by Parent, if the requisite vote of the stockholders of the Company shall not have been obtained at a duly held meeting of such stockholders or any adjournment thereof by March 31, 1997 or (ii) by the Company, if the requisite vote of the stockholders of Parent shall not have been obtained at a duly held meeting of such stockholders or any adjournment thereof by March 31, 1997; or

          (e) by Parent or the Company, if: (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so in accordance with Section 5.3 hereof; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Alternative Transaction (as defined below); or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; provided, that, the Company shall not be entitled to exercise any termination rights under clause (ii) or (iii) of this Section 7.1(e) unless
     (x) any action of the Board of Directors of the Company referred to in either such clause is required to be taken by the Board of Directors in order to properly discharge its fiduciary duties and (y) the Company has complied with its obligations in Section 4.2; or

          (f) by the Company, if the Board of Directors of Parent shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to the Company or shall have resolved to do so in accordance with Section 5.3 hereof.

     As used herein, "Alternative Transaction" means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Parent or its subsidiaries and other than Kohlberg Kravis Roberts & Co. and its affiliates (a "THIRD PARTY") acquires or would acquire more than 15% of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of the Company or any of its significant subsidiaries by a merger or other business combination (including any so-called "merger of equals" and whether or not the Company or any of its significant subsidiaries is the entity surviving any such merger or business combination) or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and any entity surviving any merger or business combination including any of them) of the Company or any of its subsidiaries having a fair market value equal to more than 35% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction.

     SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 7.3 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof occurring prior to termination. The Confidentiality Letter shall survive termination of this Agreement as set forth therein.

     SECTION 7.3  Fees and Expenses.

     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred in connection with the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     (b) The Company shall pay Parent a fee of $150 million (the "FEE"), plus actual, documented and reasonable out-of-pocket expenses of Parent relating to the transactions contemplated by this Agreement not in excess of $15 million in the aggregate (including, but not limited to, reasonable fees and expenses of Parent's counsel, accountants and financial advisers) ("EXPENSES"), upon the termination of this Agreement by Parent or the Company pursuant to Section 7.1(e)(ii) or Section 7.1(e)(iii).

     (c) The Company shall pay Parent the Fee plus the Expenses if all of the following events have occurred:

          (i) a bona fide Alternative Transaction is publicly commenced, publicly disclosed, publicly proposed or publicly communicated to the Company at any time on or after the date of this Agreement and on or prior to the date of the meeting of the stockholders of the Company referred to in Section 5.3 hereof (including the last date on which any adjourned session thereof is reconvened);

          (ii) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b) or Parent terminates this Agreement pursuant to Section 7.1(d)(i) if, in the case of termination under either such Section, the requisite vote for approval and adoption of the Merger Agreement by the stockholders of the Company shall not have been obtained by March 31, 1997; and

          (iii) thereafter on or prior to the second anniversary of the date of termination, (A) such Alternative Transaction is consummated or (B) there is consummated any transaction, whether or not commenced, publicly disclosed, publicly proposed or communicated to the Company prior to such termination, that would constitute an Alternative Transaction (provided that for purposes of this clause (iii)(B) of Section 7.3(c) the reference to the percentage of outstanding Shares in clause (i) of the definition of Alternative Transaction shall be 50% instead of 15%).

     (d) The Company shall pay Parent the Fee plus the Expenses if Parent or the Company terminates this Agreement pursuant to clause (i) of Section 7.1(e) and thereafter on or prior to the second anniversary of the date of termination there is consummated a transaction that would constitute an Alternative Transaction (provided that for purposes of this Section 7.3(d) the reference to the percentage of outstanding Shares in clause (i) of the definition of Alternative Transaction shall be 50% instead of 15%);

     (e) The Fee and Expenses payable pursuant to Section 7.3(b) shall be paid within one business day after the first to occur of any of the events described in Section 7.3(b). The Fee and Expenses payable pursuant to Section 7.3(c) or 7.3(d) shall be paid within one business day following the consummation of any such

Alternative Transaction. Notwithstanding the preceding sentences, in no event shall the Company be required to pay any such Fee and Expenses to Parent if, immediately prior to the termination of this Agreement, Parent was in material breach of its obligations under this Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1  Effectiveness of Representations, Warranties and Agreements,
Etc.

     (a) Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.7 shall survive the Effective Time indefinitely and those set forth in Section 7.3 shall survive such termination indefinitely. Nothing in this Section 8.1(a) shall relieve any party for any breach of any representation, warranty or agreement in this Agreement occurring prior to termination.

     (b) Any disclosure made with reference to one or more sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed only with respect to such section unless such disclosure is made in such a way as to make its relevance to the information called for by another Section of such schedule readily apparent in which case, such disclosure shall be deemed to have been included in such other Section, notwithstanding the omission of a cross reference thereto.

     SECTION 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation of receipt, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

          (a) If to Parent or Merger Sub:

               The Gillette Company
               Prudential Tower Building
               39th Floor
               Boston, MA 02199

               Telecopier No.: (617) 421-7866
               Telephone No.: (617) 421-7875
               Attention: Deputy General Counsel

          With a copy to:

               David C. Chapin, Esq.
               Ropes & Gray
               One International Place
               Boston, MA 02110

               Telecopier No.: (617) 951-7050
               Telephone No.: (617) 951-7371

          (b) If to the Company:

               Duracell International Inc.
               Berkshire Corporate Park
               Bethel, CT 06801

               Telecopier No.: (203) 796-4518
               Telephone No.: (203) 796-4158
               Attention: General Counsel

               With a copy to:
               Charles I. Cogut, Esq.
               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, NY 10017

               Telecopier No.:  (212) 455-2502
               Telephone No.:  (212) 455-2000

     SECTION 8.3 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

     (c) "business day" means any day other than a day on which banks in The Commonwealth of Massachusetts are required or authorized to be closed;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "generally accepted accounting principles" shall mean United States generally accepted accounting principles.

     (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

     (g) "significant subsidiary" means any subsidiary of the Company or Parent, as the case may be, that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC; and

     (h) "subsidiary" or "subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 8.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 8.9 Assignment; Guarantee of Merger Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any direct wholly owned subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

     SECTION 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.7 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

     SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

     SECTION 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 8.14  Consent to Jurisdiction.  Each of the parties hereto:

          (a) consents to submit itself to the personal jurisdiction of (i) the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (ii) the Chancery or other Courts of the State of Delaware otherwise;

          (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

          (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any Court other than such courts;

          (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 8.2 or at such other address of which a party shall have been notified pursuant thereto; and

          (e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            THE GILLETTE COMPANY

                                            By: /s/ KENNETH F. KAMES
                                               -----------------------
                                              Title: Vice President

                                            ALASKA ACQUISITION CORP.

                                            By: /s/ KENNETH F. KAMES
                                               -----------------------
                                              Title: Vice President

                                            DURACELL INTERNATIONAL INC.

                                            By: /s/ CHARLES R. PERRIN
                                               -----------------------
                                            Title:  Chairman of the Board and
                                                    Chief Executive Officer

                                                                         ANNEX B
                    [Merrill Lynch, Fenner LOGO Letterhead]

                                            September 12, 1996

Board of Directors
The Gillette Company
Prudential Tower Building
Boston, MA 02199

Dear Lady and Gentlemen:

     The Gillette Company (the "Company"), Alaska Acquisition Corp., a wholly owned subsidiary of the Company (the "Sub"), and Duracell International Inc. (the "Subject Company") propose to enter into an Agreement and Plan of Merger (the "Agreement") providing for the merger of the Sub with and into the Subject Company in a transaction (the "Merger") in which each share of the Subject Company's Common Stock, par value $.01 (the "Shares"), shall be converted into the right to receive .904 shares of the Company's Common Stock, $1.00 par value (the "Company Shares").

     You have asked us whether, in our opinion, the proposed consideration to be paid by the Company pursuant to the Merger is fair to the Company from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed the Subject Company's and the Company's Annual Reports, Forms 10-K and related information for the three fiscal years ended June 30, 1995 and December 31, 1995, respectively, the unaudited financial information for the nine months ended March 31, 1996 and the six months ended June 30, 1996, respectively, and a draft of the Subject Company's financial statements and related Management's Discussion and Analysis for the fiscal year ended June 30, 1996;

          (2) Reviewed certain information, including information relating to the future prospects of the Subject Company and the Company and furnished to us by the Subject Company's and the Company's management;

          (3) Conducted discussions with members of senior management of the Subject Company and the Company concerning the business and prospects of the Subject Company and the Company;

          (4) Reviewed the historical market prices and trading activity for the Shares and the Company Shares and compared them with that of certain publicly traded companies which we deemed to be comparable to the Subject Company and the Company, respectively;

          (5) Compared the results of operations of the Subject Company with that of certain companies which we deemed to be comparable to the Subject Company;

          (6) Compared the proposed financial terms of the transaction contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be comparable;

          (7) Considered the pro forma effects of the Merger on the Company's capitalization ratios, earnings and cash flow;

          (8) Reviewed a draft of the Agreement dated September 12, 1996; and

          (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

     In preparing our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was supplied or otherwise made available to us by the Subject Company and the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities of the Subject Company or the Company, nor have any such valuations or appraisals been provided to us. In addition, we have not made any physical inspections of the properties or assets of the Subject Company or the Company. With respect to the information relating to the future prospects of the Subject Company and the Company furnished by the Subject Company and the Company, we have assumed that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Subject Company's and the Company's management, respectively, as to the expected future prospects of the Subject Company and the Company to which such information relates. We have also assumed that the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and qualify for accounting treatment as a pooling of interests. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company's stock will trade at any future time.

     We have acted as financial advisor to the Company with respect to the Merger and will receive a fee from the Company for our services. We have, in the past, provided financial advisory and financing services to the Subject Company and the Company and we have received fees for the rendering of such services. In addition, in the ordinary course of our business, we or our affiliates may actively trade the debt and equity securities (including the Shares and the Company Shares) for our or our affiliates' own account and for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company and in any registration statement related to the Merger filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

     On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be paid by the Company pursuant to the Merger is fair to the Company from a financial point of view.

                                            Very truly yours,

                                            MERRILL LYNCH, PIERCE, FENNER &
                                            SMITH INCORPORATED

                                            /s/ Doug Braunstein

                                            DOUG BRAUNSTEIN
                                            MANAGING DIRECTOR
                                            Investment Bank Group

                                                                         ANNEX C

                                [JP MORGAN LOGO]

September 12, 1996

Board of Directors
The Gillette Company
Prudential Tower Building
Boston, MA 02199
Dear Ladies and Gentlemen:

     The Gillette Company (the "Company"), Merger Sub, a wholly owned subsidiary of the Company (the "Sub"), and Duracell International Inc. (the "Subject Company") propose to enter into an Agreement and Plan of Merger (the "Agreement") providing for the merger of the Merger Sub with and into the Subject Company in a transaction (the "Merger") in which each share of the Subject Company's Common Stock, par value $.01 (the "Shares"), shall be converted into the right to receive 0.904 shares of the Company's Common Stock, $1.00 par value (the "Company Shares").

     You have asked us whether, in our opinion, the proposed consideration to be paid by the Company pursuant to the Merger is fair to the Company from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

          (1) reviewed the Subject Company's and the Company's Annual Reports, Forms 10-K and related information for the three fiscal years ended June 30, 1995 and December 31, 1995, respectively, the unaudited financial information for the nine months ended March 31, 1996 and the six months ended June 30, 1996, respectively, and a draft of the Subject Company's financial statements and related Management's Discussion and Analysis for the fiscal year ended June 30, 1996;

          (2) reviewed certain information, including information relating to the future prospects of the Subject Company and the Company and furnished to us by the Subject Company's and the Company's management;

          (3) conducted discussions with members of senior management of the Subject Company and the Company concerning the business and prospects of the Subject Company and the Company;

          (4) reviewed the historical market prices and trading activity for the Shares and the Company Shares and compared them with that of certain publicly traded companies which we deemed to be comparable to the Subject Company and the Company, respectively;

          (5) compared the results of operations of the Subject Company with that of certain companies which we deemed to be comparable to the Subject Company;

          (6) compared the proposed financial terms of the transaction contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be comparable;

          (7) considered the pro forma effects of the Merger on the Company's capitalization ratios, earnings and cash flow;

                                                                [JP MORGAN LOGO]

          (8) reviewed a draft of the Agreement dated September 12, 1996; and

          (9) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

     In preparing our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was supplied or otherwise made available to us by the Subject Company and the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities of the Subject Company or the Company, nor have any such valuations or appraisals been provided to us. In addition, we have not made any physical inspections of the properties or assets of the Subject Company or the Company. With respect to the information relating to the future prospects of the Subject Company and the Company furnished by the Subject Company and the Company, we have assumed that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Subject Company's and the Company's management, respectively, as to the expected future prospects of the Subject Company and the Company to which such information relates. We have also assumed that the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and qualify for accounting treatment as a pooling of interests. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company's stock will trade at any future time.

     We have acted as financial advisor to the Company with respect to the Merger and will receive a fee from the Company for our services. Our affiliate, Morgan Guaranty Trust Company of New York, has been the agent bank on the Company's revolving credit facilities since 1986 and has received fees for such services. We and our affiliates have also provided other financial services to the Company in the past and have received fees for such services. In addition, in the ordinary course of our business, we or our affiliates may actively trade the debt and equity securities (including the Shares and the Company Shares) for our or our affiliates' own account and for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company and in any registration statement related to the Merger filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

     On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be paid by the Company pursuant to the Merger is fair to the Company from a financial point of view.
Very truly yours,

/s/ Sarah E. Nash

SARAH E. NASH
Managing Director

                                                                         ANNEX D

[Morgan Stanley Letterhead LOGO]

                                            September 12, 1996

Board of Directors
Duracell International Inc.
Berkshire Corporate Park
Bethel, CT 06801

Gentlemen and Madam:

     We understand that Duracell International Inc. ("Duracell"), The Gillette Company ("Gillette") and a wholly-owned subsidiary of Gillette ("Merger Sub") have entered into an Agreement and Plan of Merger dated as of September 12, 1996 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Duracell, as a result of which Duracell will become a wholly-owned subsidiary of Gillette. Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share, of Duracell ("Duracell Common Stock"), other than shares of Duracell Common Stock held in the treasury or any shares held by Gillette or any wholly-owned subsidiary of Duracell or Gillette, will be converted into 0.9040 shares (the "Exchange Ratio") of common stock par value $1.00 per share, of Gillette ("Gillette Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Duracell Common Stock.

     For purposes of the opinion set forth herein, we have:

          (i) analyzed certain publicly available financial statements and other information of Duracell and Gillette;

          (ii) analyzed certain internal financial statements and other financial and operating data concerning Duracell prepared by the management of Duracell;

          (iii) analyzed certain financial projections prepared by the management of Duracell;

          (iv) discussed the past and current operations and financial condition and the prospects of Duracell with senior executives of Duracell;

          (v) discussed the past and current operations and financial condition and the prospects of Gillette with senior executives of Gillette and analyzed the proforma impact of the Merger on Gillette's earnings per share;

          (vi) reviewed the reported prices and trading activity for Duracell Common Stock and Gillette Common Stock;

          (vii) compared the financial performance of Duracell and the prices and trading activity of Duracell Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (ix) discussed with senior executives of Duracell and Gillette their views of the strategic rationale for the Merger and the economic benefits of the Merger to Gillette;

                                                                            LOGO

          (x) participated in discussions and negotiations among representatives of Duracell and Gillette and their financial and legal advisors;

          (xi) reviewed the Merger Agreement; and

          (xii) performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Duracell. We have relied upon, with your consent, the assumptions of the management of Duracell and Gillette regarding cost savings and other synergies that will result from the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of Duracell, nor have we been furnished with any such appraisals. We have assumed that the Merger will be treated as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Duracell.

     We have acted as financial advisor to the Board of Directors of Duracell in connection with this transaction and will receive a fee for our services. It is understood that this letter is for the information of the Board of Directors of Duracell and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Duracell with the Securities and Exchange Commission with respect to the Merger. In addition, we express no opinion and make no recommendation as to how the holders of Duracell Common Stock should vote at the stockholders' meeting held in connection with the Merger.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Duracell Common Stock.

                                            Very truly yours,

                                            MORGAN STANLEY & CO. INCORPORATED

                                            /s/ Bruce D. Fiedorek

                                            BRUCE D. FIEDOREK
                                            Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonable entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporating a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant's By-laws provide that the Registrant shall indemnify current or former directors, officers, employees or agents of the Registrant, in connection with proceedings brought against such persons by reason of their position with the Registrant to the fullest extent permitted by Delaware law. The Registrant's Certificate of Incorporation, as amended, provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except as is not permitted under the DGCL.

     The Registrant has obtained an insurance policy that insures its directors and officers against certain liabilities.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT
NUMBER      DESCRIPTION OF EXHIBITS
-------     -----------------------
  2.1.      Agreement and Plan of Merger dated as of September 12, 1966, by and among The
            Gillette Company, Alaska Acquisition Corp. and Duracell International Inc.
            (attached as Annex A to the Joint Proxy Statement/Prospectus contained in this
            Registration Statement).

EXHIBIT
NUMBER      DESCRIPTION OF EXHIBITS
-------     -----------------------
  2.2       Stockholders Agreement dated as of September 12, 1996 between The Gillette Company and KKR Partners II, L.P. and DI Associates, L.P., filed as Exhibit 10.1 to The
            Gillette Company Current Report on Form 8-K filed September 16, 1996, Commission
            File No. 1-922, incorporated by reference herein.

  2.3.      Registration Rights Agreement dated as of September 12, 1966, between The Gillette
            Company and DI Associates, L.P. and KKR Partners II, L.P., filed as Exhibit 10.2 to
            The Gillette Company Current Report on Form 8-K filed September 16, 1996,
            Commission File No. 1-922, incorporated by reference herein.

  4.1.      Composite Certificate of Incorporation of The Gillette Company, as amended, filed as Exhibit 3(a) to The Gillette Company Annual Report on Form 10-K for the year ended
            December 31, 1989, Commission File No. 1-922, incorporated by reference herein.

  4.2.      Bylaws of The Gillette Company, as amended April 15, 1993, filed as Exhibit 3(b) to
            The Gillette Company Quarterly Report on Form 10-Q for the period ended March 31,
            1993, Commission File No. 1-922, incorporated by reference herein.

  4.3.      Specimen of form of certificate representing ownership of The Gillette Company
            Common Stock, $1.00 par value, as adopted by the Board of Directors of The Gillette
            Company on December 15, 1977, filed as Exhibit 4(a) to The Gillette Company Annual
            Report on Form 10-K for the year ended December 31, 1986, Commission File No. 1-922, incorporated by reference herein.

  4.4.      Form of Certificate of Designation, Preferences and Rights of Series A Junior
            Participating Preferred Stock of The Gillette Company filed as Exhibit A to Exhibit
            1 to The Gillette Company Current Report on Form 8-K, dated December 30, 1985,
            Commission File No. 1-922, incorporated by reference herein.

  4.5.      Rights Agreement dated as of November 26, 1986, and amended and restated as of
            January 17, 1990, between The Gillette Company and The First National Bank of
            Boston, filed as Exhibit 1 to The Gillette Company Form 8, dated January 18, 1990,
            Commission File No. 1-922, incorporated by reference herein.

  4.6.      Renewed Rights Agreement dated as of December 14, 1995 between The Gillette Company and The First National Bank of Boston, filed as Exhibit 4 to The Gillette Company
            Current Report on Form 8-K, dated December 18, 1995, Commission File No. 1-922, incorporated by reference herein.

  4.7.      Certificate of Designation of the Series C ESOP Convertible Preferred Stock of The
            Gillette Company, dated January 17, 1990, filed as Exhibit 4(e) to The Gillette
            Company Annual Report on Form 10-K for the year ended December 31, 1989, Commission
            File No. 1-922, incorporated by reference herein.

  4.8.      Certificate of Amendment relating to an increase in the amount of authorized shares of preferred stock and common stock, filed as Exhibit 3(i) to The Gillette Company
            Quarterly Report on Form 10-Q for the period ended March 31, 1995, Commission File
            No. 1-922, incorporated by reference herein.

  5.1.      Opinion of Joseph E. Mullaney, Vice Chairman of the Board of The Gillette Company.

  8.1.      Opinion of Ropes & Gray regarding certain tax matters.

  8.2.      Opinion of Simpson Thacher & Bartlett regarding certain tax matters.

 23.1.      Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated (included in Annex B to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

 23.2.      Consent of J.P. Morgan Securities Inc. (included in Annex C to the Joint Proxy
            Statement/Prospectus contained in this Registration Statement).

 23.3.      Consent of Morgan Stanley & Co. Incorporated (included in Annex D to the Joint
            Proxy Statement/Prospectus contained in this Registration Statement).

 23.4.      Consent of Ropes & Gray (included in Exhibit 8.1.).

 23.5.      Consent of Simpson Thacher & Bartlett (included in Exhibit 8.2.).

EXHIBIT
NUMBER      DESCRIPTION OF EXHIBITS
-------     -----------------------

 23.6.      Consent of KPMG Peat Marwick LLP.

 23.7.      Consent of Deloitte & Touche LLP.

 24.1.      Powers of Attorney.

 99.1.      Form of Proxy for Gillette Common Stock.

 99.2.      Form of Proxy for Duracell Common Stock.

 99.3.      Consent of Henry R. Kravis.


ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered within remain unsold at the termination of the offering.

     (b) The undersigned registration hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

     (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 25th day of November, 1996.

                                            THE GILLETTE COMPANY

                                                     /S/ THOMAS F. SKELLY
                                            By:.................................
                                             NAME:  THOMAS F. SKELLY
                                             TITLE:  SENIOR VICE PRESIDENT AND
                                                 CHIEF FINANCIAL OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 25, 1996.

               SIGNATURE                               TITLE
----------------------------------------   ------------------------------
                   *                       Chairman of the Board of
 ......................................    Directors, Chief Executive
            ALFRED M. ZEIEN                Officer and Director
                                           (Principal Executive Officer)
                   *                       President, Chief Operating
 ......................................    Officer and Director
           MICHAEL C. HAWLEY
                   *                       Vice Chairman of the Board of
 ......................................    Directors and Director
           JOSEPH E. MULLANEY
                   *                       Senior Vice President and
 ......................................    Chief Financial Officer
            THOMAS F. SKELLY               (Principal
                                           Financial Officer)
                   *                       Vice President and Controller
 ......................................    (Principal Accounting Officer)
            CHARLES W. CRAMB
                   *                       Director
 ......................................
           WARREN E. BUFFETT
                   *                       Director
 ......................................
            WILBUR H. GANTZ
                   *                       Director
 ......................................
           MICHAEL B. GIFFORD
                   *                       Director
 ......................................
           CAROL R. GOLDBERG
                   *                       Director
 ......................................
           HERBERT H. JACOBI
                   *                       Director
 ......................................
          RICHARD R. PIVIROTTO

               SIGNATURE                               TITLE
               ---------                               -----

                   *                       Director
 ......................................
             JUAN M. STETA

                   *                       Director
 ......................................
        ALEXANDER R. TROWBRIDGE

                   *                       Director
 ......................................
            JOSEPH F. TURLEY



        /S/ THOMAS F. SKELLY
*By:.............................
    THOMAS F. SKELLY, FOR HIMSELF
       AND AS ATTORNEY-IN-FACT


                                   EXHIBIT INDEX


EXHIBIT                                                                                   PAGE
NUMBER      DESCRIPTION OF EXHIBITS                                                      NUMBER
-------     -----------------------                                                      ------
  2.1.      Agreement and Plan of Merger dated as of September 12, 1966, by and among
            The Gillette Company, Alaska Acquisition Corp. and Duracell International
            Inc. (attached as Annex A to the Joint Proxy Statement/Prospectus contained in this Registration Statement)............................................

  2.2       Stockholders Agreement dated as of September 12, 1996 between The Gillette
            Company and KKR Partners II, L.P. and DI Associates, L.P., filed as Exhibit
            10.1 to The Gillette Company Current Report on Form 8-K filed September 16,
            1996, Commission File No. 1-922, incorporated by reference herein..........

  2.3.      Registration Rights Agreement dated as of September 12, 1966, between The
            Gillette Company and DI Associates, L.P. and KKR Partners II, L.P., filed as Exhibit 10.2 to The Gillette Company Current Report on Form 8-K filed
            September 16, 1996, Commission File No. 1-922, incorporated by reference herein.....................................................................

  4.1.      Composite Certificate of Incorporation of The Gillette Company, as amended, filed as Exhibit 3(a) to The Gillette Company Annual Report on Form 10-K
            for the year ended December 31, 1989, Commission File No. 1-922, incorporated by reference herein...........................................

  4.2.      Bylaws of The Gillette Company, as amended April 15, 1993, filed as Exhibit
            3(b) to The Gillette Company Quarterly Report on Form 10-Q for the period ended March 31, 1993, Commission File No. 1-922, incorporated by reference herein.....................................................................

  4.3.      Specimen of form of certificate representing ownership of The Gillette
            Company Common Stock, $1.00 par value, as adopted by the Board of Directors of The Gillette Company on December 15, 1977, filed as Exhibit 4(a) to The
            Gillette Company Annual Report on Form 10-K for the year ended December 31,
            1986, Commission File No. 1-922, incorporated by reference herein..........

  4.4.      Form of Certificate of Designation, Preferences and Rights of Series A
            Junior Participating Preferred Stock of The Gillette Company filed as
            Exhibit A to Exhibit 1 to The Gillette Company Current Report on Form 8-K,
            dated December 30, 1985, Commission File No. 1-922, incorporated by reference herein...........................................................

  4.5.      Rights Agreement dated as of November 26, 1986, and amended and restated as of January 17, 1990, between The Gillette Company and The First National
            Bank of Boston, filed as Exhibit 1 to The Gillette Company Form 8, dated
            January 18, 1990, Commission File No. 1-922, incorporated by reference herein.....................................................................

  4.6.      Renewed Rights Agreement dated as of December 14, 1995 between The Gillette
            Company and The First National Bank of Boston, filed as Exhibit 4 to The
            Gillette Company Current Report on Form 8-K, dated December 18, 1995,
            Commission File No. 1-922, incorporated by reference herein................

  4.7.      Certificate of Designation of the Series C ESOP Convertible Preferred Stock
            of The Gillette Company, dated January 17, 1990, filed as Exhibit 4(e) to
            The Gillette Company Annual Report on Form 10-K for the year ended December
            31, 1989, Commission File No. 1-922, incorporated by reference herein......

  4.8.      Certificate of Amendment relating to an increase in the amount of authorized shares of preferred stock and common stock, filed as Exhibit
            3(i) to The Gillette Company Quarterly Report on Form 10-Q for the period ended March 31, 1995, Commission File No. 1-922, incorporated by reference herein.....................................................................

  5.1.      Opinion of Joseph E. Mullaney, Vice Chairman of the Board of The Gillette
            Company....................................................................

  8.1.      Opinion of Ropes & Gray regarding certain tax matters......................

  8.2.      Opinion of Simpson Thacher & Bartlett regarding certain tax matters........

 23.1.      Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated (included in
            Annex B to the Joint Proxy Statement/Prospectus contained in this
            Registration Statement)....................................................



EXHIBIT                                                                                   PAGE
NUMBER      DESCRIPTION OF EXHIBITS                                                      NUMBER
-------     -----------------------                                                      ------
 23.2.      Consent of J.P. Morgan Securities Inc. (included in Annex C to the Joint
            Proxy Statement/Prospectus contained in this Registration Statement).......

 23.3.      Consent of Morgan Stanley & Co. Incorporated (included in Annex D to the
            Joint Proxy Statement/Prospectus contained in this Registration
            Statement).................................................................

 23.4.      Consent of Ropes & Gray (included in Exhibit 8.1.).........................

 23.5.      Consent of Simpson Thacher & Bartlett (included in Exhibit 8.2.)...........

 23.6.      Consent of KPMG Peat Marwick LLP...........................................

 23.7.      Consent of Deloitte & Touche LLP...........................................

 24.1.      Powers of Attorney.........................................................

 99.1.      Form of Proxy for Gillette Common Stock....................................

 99.2.      Form of Proxy for Duracell Common Stock....................................

 99.3.      Consent of Henry R. Kravis.................................................

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